UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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ROPER TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6496 University Parkway		Telephone (941) 556-2601
Sarasota, Florida 34240		Fax (941) 556-2670

Roper Technologies, Inc.

April 7, 2026

Dear Fellow Shareholders:

As your Board of Directors, we are privileged to oversee Roper’s ongoing efforts to create sustainable, long-term value on your behalf. Together with our management team, we work continuously to refine and execute our strategy with discipline—drawing on rigorous risk management, thoughtful and patient capital deployment, sound strategic judgment, operational excellence, performance-driven compensation, effective talent and succession planning, and an unwavering commitment to the highest standards of ethics and governance.

Our Strategy for Long-Term Value Creation for Shareholders

Roper’s consistent track record of value creation and compounding cash flow per share growth is the product of a strategy that is straightforward in concept and powerful in execution.

•

Cash Generation Through Operating Excellence: Our enterprise is built on a portfolio of niche, asset-light businesses with leading software solutions and technologies that generate substantial and recurring free cash flow—providing the foundation for sustained long-term growth and continued cash flow per share compounding. This model is powered by our strategic focus on intellectual capital, product innovation, go-to-market excellence, proprietary data, and deep customer relationships. In 2025, these strengths translated into another exceptional year of performance: total revenue grew 12%, adjusted EBITDA increased 11% to $3.14 billion (GAAP net earnings were $1.54 billion) and adjusted free cash flow reached $2.47 billion—reflecting a three-year compound annual growth rate of 18% (GAAP operating cash flow reached $2.54 billion). We remain focused on enhancing each of our businesses through disciplined talent development, thoughtful strategy, and rigorous execution. We remain optimistic and excited about how generative artificial intelligence will enhance our product offerings to our customers and expand the size of our addressable markets.

•

Disciplined Capital Deployment: Our proven, process-driven approach to capital allocation has guided the successful investment of tens of billions of dollars across Roper’s growing portfolio of businesses. We direct the substantial majority of our available capital toward acquiring high-quality businesses that accelerate cash flow compounding and generate lasting shareholder value. In 2025, we deployed $3.3 billion toward vertical-market software acquisitions—most notably our acquisitions of CentralReach, a leading provider of SaaS and AI-enabled solutions supporting the workflow and administration of applied behavior analysis therapy for autism spectrum disorder and related disabilities care, acquired for $1.85 billion; and Subsplash, a leading provider of AI-enabled SaaS delivering digital engagement, church management, and integrated giving solutions for faith-based organizations, acquired for $800 million. Each business is off to a strong start as members of the Roper portfolio. In October 2025, the Board also authorized the repurchase of up to $3 billion of our common stock—a meaningful signal of our confidence in Roper’s strategy and our commitment to returning capital to shareholders. During the fourth quarter of 2025, we repurchased 1.12 million shares for approximately $500 million, and through February 20, 2026, cumulative repurchases totaled 4.844 million shares (or roughly 4.5% of our outstanding shares since the program commenced) for approximately $1.814 billion. As we enter 2026 with $6 billion or more of annual capital deployment capacity, we are well-positioned to continue pursuing high-quality acquisitions and undertaking strategic share repurchases while maintaining the financial flexibility that has long been a hallmark of Roper’s strategy.

The Board’s Role in Roper’s Success

The Board plays an active and meaningful role in Roper’s continued success. Each director commits the substantial time and focus required to fulfill the responsibilities of board service—continuously monitoring our portfolio of businesses, evaluating capital deployment opportunities, and identifying additional avenues for value creation. Between formal board meetings, directors remain engaged with management and with one another, ensuring that the Company benefits from our collective expertise and diverse perspectives.

This deep involvement and thorough understanding of our business allows the Board to address a wide range of strategic priorities—from acquisition selection and capital deployment to succession planning and culture—while safeguarding the principles and decentralized operating model that have made Roper the company it is today.

Our Governance and Other Best Practices

Roper remains committed to strong corporate governance as demonstrated by the following practices:

•	Declassified Board. Our directors are elected annually.

•	Majority Voting for Directors. Our By-laws require the resignation of incumbent directors who fail to obtain a majority of votes cast in uncontested elections.

•

Proxy Access. Our By-laws permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office.

•	Independent Chair of the Board. Amy Woods Brinkley became our Independent Chair of the Board on June 1, 2021.

•

Executive Compensation Alignment with Shareholders. Because our shareholder value creation is derived from the Roper executive team’s capital deployment strategy and ability to operate a broad portfolio of businesses, our executives must possess a unique set of skills. We continue to refine our executive compensation practices to maintain close alignment with shareholder interests.

•

Pay for Performance. Similar to prior years, in 2025, total direct compensation at target that was at risk and tied to stock price and performance objectives was 96% for the CEO, and 91% on average for our other named executive officers.

•	Clear Oversight of Sustainability and Human Capital Management. The Nominating and Governance Committee has oversight responsibility for matters related to Sustainability and Human Capital Management.

•	Shareholder Outreach Program. Roper’s senior management team regularly engages shareholders for feedback.

•	Sustainability. We continue to drive improvements to meet the sustainability expectations of our stakeholders and we plan to publish a 2025 sustainability data update by the end of June 2026.

Open Communications With Our Shareholders

We value your continued support and input and ask that you continue to share your comments with us. Communications may be addressed to the directors in care of the Corporate Secretary, Roper Technologies, Inc., 6496 University Parkway, Sarasota, Florida, 34240.

Sincerely,

The Board of Directors

Shellye L. Archambeau	Amy Woods Brinkley	Irene M. Esteves

L. Neil Hunn	Robert D. Johnson	Thomas P. Joyce, Jr.

John F. Murphy	Laura G. Thatcher	Richard F. Wallman

NOTICE OF THE 2026 ANNUAL MEETING OF SHAREHOLDERS

2026 ANNUAL MEETING INFORMATION

For additional information about our Annual Meeting, see Annual Meeting and Voting Information on page 68.

Meeting Date: Tuesday, May 19, 2026	Meeting Place: The Westin Sarasota 100 Marina View Drive Sarasota, Florida 34236	Meeting Time: 10:00 a.m. (Eastern)	Record Date: March 23, 2026

ANNUAL MEETING BUSINESS

Roper’s annual meeting of shareholders will be held May 19, 2026 to:

●	elect as directors the nine nominees named in the accompanying proxy statement;

●	approve, on an advisory basis, the compensation of our named executive officers;

●	ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2026;

●	approve an amendment to the Roper Technologies, Inc. 2021 Incentive Plan;

●	approve the Amended and Restated Roper Technologies, Inc. Employee Stock Purchase Plan;

●	vote on a shareholder proposal regarding a strategic review of a proposed spin-off of the Application Software and Network Software segments, if properly presented at the meeting; and

●	transact any other business that may be properly brought before the annual meeting.

PROXY MATERIALS

On or about April 7, 2026, we began distributing to each shareholder entitled to vote at the annual meeting either: (i) a Meeting Notice; or (ii) this proxy statement, a proxy card and our 2025 Annual Report to Shareholders and Form 10-K. The Meeting Notice contains instructions to electronically access our proxy statement and our 2025 Annual Report to Shareholders and Form 10-K, how to vote via the internet or by mail and how to receive a paper copy of our proxy materials by mail, if desired.

VOTING AT THE ANNUAL MEETING

Your vote is important. Shareholders who are owners of record of Roper common shares at the close of business on March 23, 2026, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. Whether or not you expect to attend the annual meeting, we urge you to vote as soon as possible by one of these methods:

Via the Internet: www.proxypush.com/ROP	Call Toll-Free: 1-866-829-5176	Mail Signed Proxy Card: Follow the instructions on your proxy card or voting instruction form

If you are a beneficial owner of shares held through a broker, bank or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares. Shareholders may also vote at the annual meeting. For more information on how to vote your shares, please refer to Annual Meeting and Voting Information on page 68.

John K. Stipancich

Executive Vice President, General Counsel and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 19, 2026

This Notice of the Annual Meeting of Shareholders, our Proxy Statement and our Annual Report to

Shareholders and Form 10-K are available free of charge at www.proxydocs.com/ROP.

CEO Pay Ratio	48

Pay Versus Performance	49

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	52

AUDIT COMMITTEE REPORT	53

INDEPENDENT PUBLIC ACCOUNTANT’S FEES	54

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026	54

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN	55

PROPOSAL 5: APPROVAL OF THE AMENDED AND RESTATED ROPER TECHNOLOGIES, INC. EMPLOYEE STOCK PURCHASE PLAN	62

PROPOSAL 6: SHAREHOLDER PROPOSAL	65

ANNUAL MEETING AND VOTING INFORMATION	68

INFORMATION REGARDING THE 2027 ANNUAL MEETING OF SHAREHOLDERS	72

OTHER MATTERS	73

APPENDIX A—RECONCILIATIONS	A-1

APPENDIX B—AMENDMENT TO ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN	B-1

APPENDIX B-1—ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN, AS AMENDED	B-1-1

APPENDIX C—AMENDED AND RESTATED ROPER TECHNOLOGIES, INC. EMPLOYEE STOCK PURCHASE PLAN	C-1

PROXY STATEMENT SUMMARY

This summary highlights information about Roper Technologies, Inc. (the “Company”, “Roper”, “we”, “us” or “our”) and the upcoming 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”). It does not contain all of the information you should consider. We recommend reading the complete proxy statement (the “Proxy Statement”) and our 2025 Annual Report to Shareholders (the “2025 Annual Report”), which includes our Annual Report on Form 10-K, before voting. The Proxy Statement and the enclosed proxy card are being mailed or otherwise made available to shareholders on or about April 7, 2026.

2026 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: Tuesday, May 19, 2026 10:00 a.m. (Eastern)	Record Date: March 23, 2026	Place: The Westin Sarasota 100 Marina View Drive Sarasota, Florida 34236

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals	Board Recommendation	Vote Required

1:	Election of nine director nominees for a one-year term	FOR EACH NOMINEE	Majority of votes cast

2:	Advisory vote to approve the compensation of our named executive officers	FOR	Majority of shares present in person or represented by proxy and entitled to vote

3:	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026	FOR	Majority of shares present in person or represented by proxy and entitled to vote

4:	Approval of an Amendment to the Roper Technologies, Inc. 2021 Incentive Plan	FOR	Majority of shares present in person or represented by proxy and entitled to vote

5:	Approval of the Amended and Restated Roper Technologies, Inc. Employee Stock Purchase Plan	FOR	Majority of shares present in person or represented by proxy and entitled to vote

6:	Shareholder proposal regarding a strategic review of a proposed spin-off of the Application Software and Network Software segments.	AGAINST	Majority of shares present in person or represented by proxy and entitled to vote

Roper Technologies, Inc. 2026 Proxy Statement	i

PROXY STATEMENT SUMMARY (CONTINUED)

2026 DIRECTOR NOMINEES

Shareholders are electing all nine director nominees who each will serve for a one-year term expiring at the 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”).

COMMITTEES

Name and Primary Occupation	Age	Director Since	Independent	AC	CC	NGC	EC

Shellye L. Archambeau Former Chief Executive Officer, MetricStream, Inc.	63	2018	●			Chair	●

Amy Woods Brinkley Retired Chief Risk Officer, Bank of America Corp.	70	2015	●		●	●	Chair

Irene M. Esteves Former Executive Vice President, Chief Financial Officer, Spirit AeroSystems Holdings, Inc.	67	2021	●	●		●

L. Neil Hunn President and Chief Executive Officer, Roper Technologies, Inc.	54	2018

Robert D. Johnson Former Chairman, Spirit AeroSystems Holdings, Inc.	78	2005	●		●	●

Thomas P. Joyce, Jr. Retired President and Chief Executive Officer, Danaher Corporation	65	2021	●	●	●

John F. Murphy Former Executive Vice President and Chief Financial Officer, Adobe Inc.	57	2024	●	●	●

Laura G. Thatcher Retired Head of Executive Compensation Practice, Alston & Bird LLP	70	2015	●		Chair		●

Richard F. Wallman Retired Chief Financial Officer and Senior Vice President, Honeywell International Inc.	75	2007	●	Chair			●

AC = Audit Committee CC = Compensation Committee NGC = Nominating and Governance Committee EC = Executive Committee

CORPORATE GOVERNANCE

We strive to maintain effective corporate governance practices and policies, including:

Shareholder Outreach: We regularly engage our shareholders for feedback to learn their views on the Company’s strategy and performance, sustainability program, as well as any other governance matters of concern.

One-Year Terms for Directors: All of our directors serve one-year terms.

ii	Roper Technologies, Inc. 2026 Proxy Statement

PROXY STATEMENT SUMMARY (CONTINUED)

Independent Directors: All of our directors, except our CEO, are independent, as is each member of the Audit, Compensation, Executive, and Nominating and Governance Committees.

Independent Chair of the Board: Our Chair of the Board is independent.

Majority Voting Standards for Uncontested Director Elections: We require any incumbent director who fails to obtain a majority vote in uncontested elections to tender his or her resignation.

Proxy Access: Our proxy access provision permits a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office, provided that the shareholders and the nominees satisfy the requirements set forth in our By-laws.

Shareholder Engagement: We highly value feedback from our shareholders. In addition to our traditional Investor Relations engagement efforts, we have had discussions with numerous shareholders on sustainability topics including climate change, cybersecurity, data privacy, and talent management. These discussions have been extremely helpful in identifying issues of importance to our investors as we continue to evolve our sustainability program. We also shared feedback received during these discussions with our Compensation Committee and Nominating and Governance Committee, informing their decision-making.

Anti-Hedging and Anti-Pledging Policy: We have both anti-hedging and anti-pledging policies.

Insider Trading Policy: We have adopted a securities transaction compliance program applicable to our directors, officers, and employees governing the purchase, sale, and other disposition of our securities.

Board Refreshment/Term Limits: The mandatory retirement age for directors joining the Board prior to 2020 is 80. Directors joining our Board after January 1, 2020 are required to retire upon the earlier of (i) the attainment of age 80, and (ii) the 15-year anniversary of the first annual shareholders meeting following the date the director joined the Board.

Roper Technologies, Inc. 2026 Proxy Statement	iii

PROXY STATEMENT SUMMARY (CONTINUED)

BOARD SNAPSHOT

iv	Roper Technologies, Inc. 2026 Proxy Statement

PROXY STATEMENT SUMMARY (CONTINUED)

BUSINESS HIGHLIGHTS

We achieved another year of strong results in 2025: (1)

•	GAAP revenue increased 12% to $7.90 billion and organic revenue increased 5%

•	GAAP net earnings were $1.54 billion while adjusted net earnings increased 9% to $2.16 billion

•	Adjusted EBITDA increased 11% to $3.14 billion

•	GAAP operating cash flow increased 6% to $2.54 billion, adjusted operating cash flow increased 7% to $2.57 billion, and adjusted free cash flow increased 8% to $2.47 billion

•

We deployed $3.3 billion of capital toward vertical-market software acquisitions, highlighted by CentralReach, a leading provider of SaaS and AI-enabled solutions enabling the workflow and administration of applied behavior analysis therapy for autism spectrum disorder and related disabilities care, for $1.85 billion, and Subsplash, a leading provider of AI-enabled SaaS providing digital engagement, as well as church management and integrated giving solutions for faith-based organizations for $800 million

•	We authorized the repurchase of up to $3.0 billion of our common stock, and through February 20, 2026, repurchased approximately 4.844 million shares for approximately $1.814 billion

•	Our annual dividend increased by 10%, increasing for the 33rd consecutive year

(1)

Certain financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations.”

COMPENSATION HIGHLIGHTS

The creation of shareholder value is the foundation and driver of our executive compensation program. Aspects of our program that closely align the compensation of our executive officers with the long-term interests of our shareholders include the following:

Pay for Performance: Almost all of our executive officer compensation is tied to pre-set, objective performance criteria and long-term shareholder value creation. In 2025, total direct compensation at target that was at risk and tied to stock price and performance objectives was 96% for our CEO, and 91% on average for our other named executive officers.

Performance-Based Equity: All restricted stock and restricted stock unit awards made to our executive officers are subject to satisfaction of performance criteria (no stock awards are solely time-based).

Double Trigger Vesting: “Double trigger” vesting of equity awards if a change in control occurs; no excise tax gross-ups for change-in-control payments.

Three Year Vesting for Equity Awards: Equity awards made to all named executive officers may vest only at the end of a three-year period.

Stock Ownership Guidelines: Substantial share ownership and retention guidelines for our executive officers and non-employee directors.

Clawback Policy: We have a Nasdaq-compliant clawback policy to recoup certain erroneously paid cash and equity compensation. The Board has also adopted a supplemental clawback policy allowing the Board to seek recoupment of incentive-based compensation (cash or equity, including time-based equity) from its executive officers in the event of certain misconduct.

Dividends Only on Shares Earned: Dividends and dividend equivalents on executive officers’ performance-based equity awards are paid only if the shares are earned.

Annual Bonus Caps: We have caps on annual bonuses to avoid an excessive short-term focus and potentially adverse risk-taking.

No Repricing: Repricing of stock options absent shareholder approval is prohibited.

Roper Technologies, Inc. 2026 Proxy Statement	v

PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors of the Company (the “Board of Directors” or the “Board”) will consist of a number of members to be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors is currently comprised of nine directors who are elected on an annual basis.

Our Board unanimously recommended each incumbent director for reelection at the 2026 Annual Meeting. If reelected, the director nominees will serve until the 2027 Annual Meeting and until their successors have been duly elected and qualified. Certain information about our director nominees is set forth under “Board of Directors.” This information includes the business experience, qualifications, attributes and skills that each individual brings to our Board.

Although not anticipated, if prior to the meeting a director nominee is unable to serve, the proxy will be voted for a substitute nominee selected by the Board of Directors or the Board may choose to reduce its size.

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the following director nominees:

Name	Age	Director Since	Independent	Primary Occupation

Shellye L. Archambeau	63	2018	Yes	Former Chief Executive Officer, MetricStream, Inc.

Amy Woods Brinkley	70	2015	Yes	Retired Chief Risk Officer, Bank of America Corp.

Irene M. Esteves	67	2021	Yes	Former Executive Vice President and Chief Financial Officer, Spirit AeroSystems Holdings, Inc.

L. Neil Hunn	54	2018	No	President and Chief Executive Officer, Roper Technologies, Inc.

Robert D. Johnson	78	2005	Yes	Former Chairman, Spirit AeroSystems Holdings, Inc.

Thomas P. Joyce, Jr.	65	2021	Yes	Retired President and Chief Executive Officer, Danaher Corporation

John F. Murphy	57	2024	Yes	Former Executive Vice President and Chief Financial Officer, Adobe Inc.

Laura G. Thatcher	70	2015	Yes	Retired Head of Executive Compensation Practice, Alston & Bird LLP

Richard F. Wallman	75	2007	Yes	Retired Chief Financial Officer and Senior Vice President, Honeywell International Inc.

Roper Technologies, Inc. 2026 Proxy Statement	1

BOARD OF DIRECTORS

Nominee Information

for terms expiring at the 2027 Annual Meeting

Shellye L. Archambeau Former Chief Executive Officer, MetricStream, Inc.	Director Since 2018 Independent Age 63

Committees:

•  Nominating and Governance (Chair)

•  Executive

Current Public Directorships:

•  Lineage, Inc.

•  Okta, Inc.

• Verizon Communications, Inc.

Key Qualifications & Expertise:

•  Executive leadership and management experience

•  Software, technology and e-commerce

•  Cybersecurity and data stewardship experience

•  Developing and marketing emerging technology software applications and solutions

•  Innovation, digital media and communications

•  Building and scaling consumer and B2B businesses in the technology industry

•  Entrepreneurial perspective

•  Public company board experience

Ms. Archambeau is the former Chief Executive Officer of MetricStream, Inc., a global provider of governance, risk, compliance and quality management solutions to organizations across diverse industries. She served in this role from the time she joined MetricStream in 2002 until 2018. Prior to joining MetricStream, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., a provider of Internet infrastructure services; Chief Marketing Officer of NorthPoint Communications, a provider of local data network services; and President of Blockbuster, Inc.’s e-commerce division, where she launched the entertainment retailer’s first online presence. Before she joined Blockbuster, Ms. Archambeau held domestic and international executive positions during a 15-year career at IBM Corporation. Ms. Archambeau has served as director of Okta, Inc., a provider of identity management solutions, since 2018, Verizon Communications, Inc., since 2013, and Lineage, Inc., a leader in cold storage and logistics, since 2024. She has previously served as a director of Nordstrom, Inc., a leading fashion retailer. Across her public board roles, she has participated in major strategic software and technology transactions exceeding $20 billion in aggregate value, including Verizon’s $10.5 billion wireline sale and multi-billion-dollar acquisitions of AOL and Yahoo (Oath Holdings), as well as Okta’s $6.5 billion acquisition of Auth0.

2	Roper Technologies, Inc. 2026 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Amy Woods Brinkley Founder, AWB Consulting, LLC	Director Since 2015 Independent Age 70

Committees:

•

Compensation

•

Nominating and Governance

•

Executive (Chair)

Key Qualifications & Expertise:

•

Executive leadership and management experience

•

Risk management and controls

•

Financial reporting rules and regulations and audit procedures

•

Broad-based knowledge of banking and financial services

•

Marketing and e-commerce

•

Mergers and acquisitions

•

Corporate governance

•

Public company board experience

•

Talent and team development

Ms. Brinkley is the founder, owner and manager of AWB Consulting, LLC, an executive advising and risk management consulting firm. Ms. Brinkley served as Chief Risk Officer for Bank of America Corporation from

2002 until her retirement in 2009, after more than 30 years with the company. Prior to 2002, she served as President of Bank of America’s Consumer Products division and was responsible for the credit card, mortgage, consumer finance, telephone, and e-commerce businesses. During her employment at Bank of America, Ms. Brinkley also held the positions of Executive Vice President and Chief Marketing Officer overseeing the company’s Olympic sponsorship and its national rebranding and name change. During her tenure, she played key roles in numerous major Bank of America acquisitions and integrations, expanding the company’s national and global reach and advancing its long-term growth strategy. Ms. Brinkley served as director of TD Bank Group and several subsidiaries between 2010 and 2025. In addition, she served as a director of Carter’s Inc., a branded marketer in North America of apparel and related products exclusively for babies and young children, from 2010 to 2021. She also served as a Commissioner for Atrium Health, a non-profit hospital network from 2001 to 2019 and as a Trustee for the Princeton Theological Seminary from 2002 to 2019.

Irene M. Esteves Former Chief Financial Officer, Spirit AeroSystems Holdings, Inc.	Director Since 2021 Independent Age 67

Committees:

• Audit

• Nominating and Governance

Current Public Directorships:

• KKR Real Estate Finance Trust Inc.

Key Qualifications & Expertise:

•  Executive Leadership and management experience

•  Finance and accounting expertise

•  Multi-industry perspective

•  Global business experience

•  Mergers and acquisitions

•  Risk management and controls

•  Public company board experience

•  Talent and team development

Ms. Esteves served as the Executive Vice President and Chief Financial Officer of Spirit AeroSystems Holdings, Inc., a global leader in aerostructures design and manufacturing, from June 2024 through December 2025. Prior to that position, she served as Executive Vice President and Chief Financial Officer of Time Warner Cable Inc. from July 2011 to May 2013. She also previously served as Executive Vice President and Chief Financial Officer of XL Group plc and prior to that position Ms. Esteves was Executive Vice President and Chief Financial Officer of Regions Financial Corporation. Ms. Esteves has served as a director of KKR Real Estate Finance Trust Inc. since 2018. In the last five years, Ms. Esteves also served as director of Aramark, R.R. Donnelley & Sons Company, and Spirit AeroSystems Holdings, Inc. Across her public company experience, she has been involved in transactions exceeding $45 billion in aggregate value, including the $34 billion sale of Level 3 Communications to CenturyLink and many other multi-billion-dollar acquisitions in aerospace, communications, and business services.

Roper Technologies, Inc. 2026 Proxy Statement	3

BOARD OF DIRECTORS (CONTINUED)

L. Neil Hunn President and Chief Executive Officer, Roper Technologies, Inc.	Director Since 2018 Age 54 Current Public Directorships: • Deere & Company Key Qualifications & Expertise: • Executive leadership and management experience

Prior to being named President and Chief Executive Officer in August 2018, Mr. Hunn served as Executive Vice President and Chief Operating Officer from 2017 to

2018. Mr. Hunn also served as Group Vice President of Roper’s medical segment from 2011 to 2018 and helped drive significant growth in the Company’s medical technology and application software businesses. In addition to his operating responsibilities at Roper, Mr. Hunn led the execution of the majority of the company’s capital deployment since joining Roper. Prior to joining Roper, Mr. Hunn served 10 years at MedAssets, Inc. an Atlanta- based SaaS company, during which time he served in a variety of roles including as Executive Vice President and Chief Financial Officer and as President of its revenue cycle technology businesses. He successfully led MedAssets’ initial public offering and the execution of several M&A transactions. Mr. Hunn also held roles at CMGI, Inc. an incubator of Internet businesses, and Parthenon Group, a strategy consulting firm. Mr. Hunn has been a director of Deere & Company, a global leader in the delivery of agricultural, construction, and forestry equipment, since 2023.

•

Deep understanding of organization

•

Software and technology expertise

•

Strategic focus and planning

•

Global industry and operational experience

•

Mergers and acquisitions, capital markets

•

Management development and understanding of business challenges and opportunities

•

Healthcare experience

•

Provides key leadership and guidance for the Company’s growth

Robert D. Johnson Former Chairman, Spirit AeroSystems Holdings, Inc.	Director Since 2005 Independent Age 78 Committees:

•

Compensation

•

Nominating and Governance

Current Public Directorships:

•

SIFCO Industries, Inc.

Key Qualifications & Expertise:

•

Executive leadership and management experience

•

Manufacturing, supply chain, engineering and production

•

Mergers and acquisitions

•

Global business, industry, and operations experience

•

Extensive business acumen

•

Public company board experience, including governance and executive compensation expertise

•

Talent and team development

Mr. Johnson was Chief Executive Officer of Dubai Aerospace Enterprise Ltd., a global aerospace engineering and services company, from August 2006 to

December 2008. Mr. Johnson also served as Chairman of Honeywell Aerospace, a leading global supplier of aircraft engines, equipment, systems and services, from January 2005 to January 2006, and as its President and Chief Executive Officer from 1999 to 2005. Mr. Johnson similarly served as President and Chief Executive Officer for Honeywell Aerospace’s predecessor, AlliedSignal, Inc., an aerospace, automotive and engineering company. At AlliedSignal, he played a key leadership role in the $14.8 billion merger with Honeywell Inc., one of the most transformative transactions in the aerospace and industrial sectors, creating a diversified global technology leader. He also held management positions with AAR Corporation, a provider of aviation and expeditionary services to the global commercial, government and defense aviation industries, and GE Aviation, an aircraft engine supplier. Mr. Johnson has served as a director of SIFCO Industries, Inc., a manufacturer of forgings and machined components for the aerospace and defense, energy and commercial space markets, since 2024. Mr. Johnson also served as a director of Spirit Airlines, Inc., from 2010 to March 2025, and as Chairman of the Board for Spirit AeroSystems Holdings, Inc., a global leader in aerostructures design and manufacturing, from 2006 to December 2025.

4	Roper Technologies, Inc. 2026 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Thomas P. Joyce, Jr. Retired President and Chief Executive Officer, Danaher Corporation	Director Since 2021 Independent Age 65

Committees:

• Audit

• Compensation

Key Qualifications & Expertise:

•  Executive Leadership and management experience

•  Multi-industry perspective

•  Mergers and acquisitions

•  Finance and accounting expertise

•  Global business, industry, manufacturing and operations experience

•  Business strategy expertise

•  Risk management and controls

•  Management development and understanding of global challenges and opportunities

Mr. Joyce served as President and Chief Executive Officer of Danaher Corporation, a leading global life sciences and diagnostics innovator, from September

2014 to September 2020. During his tenure, he delivered shareholder returns more than three times that of the S&P 500 index and led Danaher’s continued transformation into a global science and technology leader, overseeing the $13.6 billion acquisition of Pall Corporation and more than two dozen other strategic transactions that expanded the Company’s presence in life sciences, diagnostics and software-enabled technologies. He also served as a senior advisor to Danaher from September 2020 to February 2021. Mr. Joyce joined Danaher in 1989 and served in leadership positions in a variety of different functions and businesses before his promotion to President and Chief Executive Officer. Mr. Joyce also served as a director of Danaher from 2014 to 2020.

John F. Murphy Former Executive Vice President and Chief Financial Officer, Adobe Inc.	Director Since 2024 Independent Age 57 Committees:

• Audit

• Compensation

Current Public Directorships:

• LegalZoom.com, Inc.

• Pure Storage, Inc.

Key Qualifications & Expertise:

•  Executive Leadership and management experience

•  Finance and accounting expertise

•  Multi-industry perspective

•  Global business experience

•  Mergers and acquisitions

•  Risk management and controls

•  Software and technology experience

•  Cybersecurity and data stewardship experience

•  Public company board experience

•  Talent and team development

Mr. Murphy served as the Executive Vice President and Chief Financial Officer of Adobe Inc., a multinational computer software company, from April 2018 until

October 2021, and served as Adobe’s Senior Vice President, Chief Accounting Officer and Corporate Controller from March 2017 until April 2018. Prior to joining Adobe, Mr. Murphy served as Senior Vice President, Chief Accounting Officer and Corporate Controller of Qualcomm Incorporated from September 2014 to March 2017. He previously served as Senior Vice President, Controller and Chief Accounting Officer of DIRECTV Inc. from November 2007 to August 2014, and Vice President and General Auditor of DIRECTV from October 2004 to November 2007. Prior to joining DIRECTV he worked at several global companies, including Experian, Nestle, and Atlantic Richfield (ARCO), in a variety of finance and accounting roles. Mr. Murphy also serves as a director of Pure Storage, Inc., a provider of advanced data storage technology and services, and LegalZoom.com, Inc., a leading online platform for business formation and related services in the United States. Mr. Murphy has a strong track record in mergers and acquisitions and value creation, having advised on transactions exceeding $10 billion in aggregate value and helping drive operational and financial performance at Adobe.

Roper Technologies, Inc. 2026 Proxy Statement	5

BOARD OF DIRECTORS (CONTINUED)

Laura G. Thatcher Retired Head of Executive Compensation Practice, Alston & Bird LLP

Director Since 2015

Independent

Age 70

Committees:

•

Compensation (Chair)

•

Executive

Key Qualifications & Expertise:

•

Executive compensation expertise

•

Organizational development

•

Senior leadership and management experience

•

Corporate governance

•

Mergers and acquisitions

•

Talent and team development

Ms. Thatcher retired in December 2013 after 33 years of legal practice at Alston & Bird LLP, where she developed and led the firm’s executive compensation practice for 18 years and served as special executive compensation counsel to many U.S. and international publicly traded companies. She is widely recognized as a national expert on executive compensation and governance. Ms. Thatcher co-authored the Compensation Committee Handbook, 2nd and 3rd editions (John Wiley & Sons), which serves as a guidebook for executive compensation strategies and practices, addressing a full range of functional issues facing compensation committees of public companies, including organizing, planning, compliance, and sound corporate governance. Ms. Thatcher served on the Board of Directors of Batson-Cook Company, a regional commercial construction and development company, from 1994 to 2007. She also served on the Board of Directors of The Atlanta Legal Aid Society, Inc., from 2008 to 2014, and was a Past Chair of the Advisory Board of the Certified Equity Professional Institute (CEPI) of Santa Clara University and was on the Board of Review for a special project sponsored by CEPI that provided universally accepted industry guidance regarding areas of risk and appropriate controls in equity compensation.

Richard F. Wallman Retired Chief Financial Officer and Senior Vice President, Honeywell International Inc.

Director Since 2007

Independent

Age 75

Committees:

•

Audit (Chair)

•

Executive

Current Public Directorships:

•

CECO Environmental Corp.

Key Qualifications & Expertise:

•

Executive leadership and management experience

•

Finance and accounting expertise

•

Multi-industry perspective

•

Global business, industry, manufacturing and operations experience

•

Mergers and acquisitions

•

Risk management and controls

•

Management development and understanding of global challenges and opportunities

•

Public company board experience

Mr. Wallman served as the Chief Financial Officer and Senior Vice President of Honeywell International Inc., a diversified industrial technology and manufacturing company, and its predecessor AlliedSignal, Inc., from 1995 until his retirement in 2003. During this time, he helped execute the $14.8 billion merger of the companies, along with several other strategic acquisitions. Mr. Wallman has also served in senior financial positions with IBM Corporation and Chrysler Corporation. Mr. Wallman has served as a director of CECO Environmental Corp., a global air quality and fluid handling company since 2021. In the last five years, Mr. Wallman served as a director of Charles River Laboratories International, Inc., a provider of laboratory services for the pharmaceutical, medical device and biotechnology industries, Extended Stay America, Inc., a hospitality and lodging company, SmileDirectClub, Inc., an oral care company, and Spirit Airlines, Inc., a low-fare airline. Across his executive and board roles, he has overseen significant M&A activity, including Wright Medical’s $4.1 billion sale to Stryker and Extended Stay America’s $6.0 billion sale to Blackstone and Starwood Capital.

6	Roper Technologies, Inc. 2026 Proxy Statement

CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Board of Directors is committed to maintaining high standards of ethical business conduct and sound corporate governance practices and policies. Our Corporate Governance Guidelines reflect our Board’s commitment to monitoring the effectiveness of the Board and its committees in exercising their responsibilities.
Code of Conduct
Our Code of Conduct (the “Code of Conduct”) addresses the professional, honest and transparent conduct of our directors, officers and employees. The Code of Conduct also addresses conflicts of interest, disclosure processes, compliance with laws, rules, and regulations (including insider trading laws), corporate opportunities, confidentiality, fair dealing, and protection and proper use of Company assets. The Code of Conduct encourages the reporting of any illegal or unethical behavior. Any amendments to, or waivers of, the Code of Conduct will be disclosed on our website promptly following the date of such amendment or waiver as required by law. Copies of the Code of Conduct may be obtained in print without charge upon written request by any stockholder to the Company’s office at 6496 University Parkway, Sarasota, Florida 34240.
Insider Trading Policy
We have adopted a securities transaction compliance program applicable to our directors, officers and employees, and have implemented procedures for the Company governing the purchase, sale, and other disposition of our securities. We believe our insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us.
Director Independence
Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent,” as defined by the listing standards of Nasdaq. As required by these director independence standards, our Board reviewed and analyzed the independence of each director earlier this year to determine whether any particular relationship or transaction involving any director, or any of that director’s affiliates or immediate family members, was inconsistent with a determination that the director is independent for purposes of serving on our Board of Directors and its committees. During this review, our Board examined transactions and relationships between directors or their affiliates and immediate family members and Roper and/or Roper’s management. As a result of this review our Board affirmatively determined that all directors are independent, except for Mr. Hunn, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent under applicable Nasdaq and Securities and Exchange Commission (“SEC”) rules for purposes of serving on such committees.
Nominating Process
The Nominating and Governance Committee, acting under its charter, determines the desired skills, abilities, judgment, diversity of background and experience, and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and renomination of incumbent directors based on those criteria, which include but is not limited to:

•	high personal and professional ethics;

•	integrity and values;

•	knowledge of our business environment;

•	sound judgment and analytical ability;

•	skills and experience in the context of the needs of our Board;

•	breadth of business experience and diversity of perspective; and

•	whether the candidate meets the applicable independence requirements under Nasdaq and SEC rules.
Our Board’s process for identifying and evaluating potential director nominees includes soliciting recommendations from our directors and engaging a third party to assist in identifying potential director nominees when a Board position becomes available.
Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of shareholder director nominees. Shareholder nominees submitted pursuant to the requirements set forth in the By-laws will be considered under the same criteria that are applied to other candidates. A shareholder of record who nominates a director candidate must provide a notice along with the additional information and materials required by our By-laws. See “Information Regarding the 2027 Annual Meeting of Shareholders” for additional information regarding nominating director candidates.

Roper Technologies, Inc. 2026 Proxy Statement	7

CORPORATE GOVERNANCE (CONTINUED)

BOARD SNAPSHOT

Executive Leadership Experience	∎	∎	∎	∎	∎	∎	∎		∎

Financial and Accounting Expertise		∎	∎	∎	∎	∎	∎		∎

Corporate Governance Experience	∎	∎	∎		∎	∎	∎	∎	∎

Decentralized Operating Model Experience				∎	∎	∎

Software/Technology Industry Experience	∎			∎	∎	∎	∎	∎	∎

Cybersecurity and Data Stewardship Experience	∎			∎			∎

International Experience		∎		∎	∎	∎	∎		∎

Acquisition and Capital Investment Experience		∎	∎	∎	∎	∎	∎		∎

Organizational Development/Talent Management Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎

Risk Management Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎

Strategic Planning Experience	∎	∎	∎	∎	∎	∎	∎		∎

Years on the Board	8	11	5	8	21	5	2	11	19

Age	63	70	67	54	78	65	57	70	75

*	The demographic profile of the Board includes characteristics such as race/ethnicity (2 directors) and/or gender (4 directors).

8	Roper Technologies, Inc. 2026 Proxy Statement

CORPORATE GOVERNANCE (CONTINUED)

Limitations on Outside Board Service

Our Corporate Governance Guidelines limit the number of other public company boards on which a Company director may serve. Directors may serve on the board of directors of other public companies but are required to limit such service to boards of no more than three public companies in addition to the Company’s Board, and not more than two public companies in addition to the Company’s Board for the Chair of the Board. Additionally, directors who also serve as the Chief Executive Officer of a public company are expected to serve on no more than one other public company board of directors in addition to the Company’s Board.

Proxy Access

Our By-laws enable a shareholder, or a group of up to twenty shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office, provided that the shareholders and the nominees satisfy the requirements set forth in the By-laws.

Review and Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. Although we have not adopted written procedures for reviewing related person transactions, we will review any relationship or transaction in which the Company and our directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. There were no related person transactions during 2025.

Shareholder Communications

Shareholders or other interested parties may send written communications to our Board of Directors or non-management Board members in care of the Corporate Secretary to the address set forth below.

This process is also set forth on our website at www.ropertech.com. All communications will be kept confidential and promptly forwarded to the appropriate director. Items unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Corporate Secretary, including, without limitation: solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director upon request.

Our Corporate Governance Guidelines, Code of Conduct, Director Independence Standards, and By-laws are available on our website at www.ropertech.com/governance-documents. Requests for copies of these documents or of the full text of the By-law provision regarding director candidate nominations and communications to our Board of Directors or non-management Board members should be addressed to:

Roper Technologies, Inc.

6496 University Parkway

Sarasota, Florida 34240

Attention: Corporate Secretary

Roper Technologies, Inc. 2026 Proxy Statement	9

SUSTAINABILITY

We endeavor to conduct our business in an ethically and socially responsible manner. We also recognize the importance of these topics to our current and potential future shareholders, customers, and employees.

Although Roper’s operating and governance structure is highly decentralized, our goal is to provide an environment and governance system that enables each business to improve over time. This includes not only our financial performance, but our performance in sustainability-related matters. Our businesses are expected to improve in these areas over time, and we afford our leaders latitude to develop programs to drive the expected performance improvement in sustainability and meet the needs of their respective stakeholders.

Approach to Sustainability

In developing our sustainability strategy, our priority is to align with existing Roper operating principles. Our method of management recognizes the diversity of our businesses and allows and encourages their respective strengths and areas of opportunity to develop organically.

We intend to maintain our unique operational approach and allow our businesses to operate under our decentralized governance structure while we provide encouragement, support, and assistance on sustainability matters. To aid this effort, we engaged a third-party sustainability consultant to supplement the efforts of Roper’s sustainability team and to provide technical expertise with respect to greenhouse gas reporting.

The Sustainability Road Ahead

As we advance our sustainability efforts, we understand that we still have work ahead of us. However, we remain confident in our ability to continue to drive improvement across the enterprise to meet the expectations of our stakeholders. We plan to publish a 2025 sustainability data update by the end of June 2026.

For more information on Roper’s approach to sustainability and our programs, see our prior sustainability reports and updates available on our website. The information contained on, or available through, our website is not incorporated by reference in this Proxy Statement.

10	Roper Technologies, Inc. 2026 Proxy Statement

BOARD COMMITTEES AND MEETINGS

Our Board of Directors held eight meetings in 2025. All directors on the Board during 2025 attended more than 75 percent of the total Board and committee meetings to which they were assigned.

Our Board has not implemented a formal policy regarding director attendance at the Annual Meeting of Shareholders, but encourages all directors to attend. All of our directors attended the 2025 Annual Meeting of Shareholders.

Board Leadership Structure

The Company has separated the roles of the Board Chair and CEO. The Board believes this structure allows our CEO to focus on strategy and operations, and allows our Board Chair to lead the Board in its oversight responsibilities. Ms. Brinkley became the Independent Board Chair in June 2021. Ms. Brinkley’s in-depth knowledge of our Company and deep expertise in risk management allow her to effectively identify strategic priorities, lead Board discussions, and oversee the execution of our Company’s strategy and business plans. The non-management directors meet in executive session as frequently as they wish, but at least five times a year. The Independent Chair of the Board presides over these executive sessions.

Effective Board Processes

As a result of our Board structure and processes, our directors are actively involved in overseeing the strategy, business, and affairs of our Company, including our continued transformation to a diversified technology company. Our Board meetings typically extend over several days, with directors monitoring the existing portfolio of businesses and analyzing and carefully examining with management the different ways Roper can invest for future growth, both internally and through acquisitions. Between scheduled Board meetings, our directors continue their discussions with management and each other, enabling our Company to draw from their knowledge and expertise. Our directors are involved in our corporate strategy and must keep abreast of the issues encountered by our diverse global business operations. In addition, our directors participate in periodic education sessions led by domain experts or management on key topics such as generative AI and cybersecurity.

The Board, including its Nominating and Governance Committee, has an effective Board recruitment and evaluation process that facilitates bringing together a group of directors who complement each other and collectively provide oversight of management in ways that include challenging and discussing different perspectives.

Executive Succession Planning

Our Board recognizes the importance of effective leadership to our Company’s success and is actively engaged and involved, on a continual basis, in succession planning on both a long- and short-term basis. Our Company’s operating unit executives, who have responsibility for their respective businesses, but no “enterprise-wide” responsibilities, provide a broad and deep talent resource that is key to our executive succession planning.

Risk Oversight

Our Board has overall responsibility for the oversight of risk management at our Company, which it generally carries out through Board committees. However, several categories of risk management, such as cybersecurity, data privacy, and artificial intelligence are overseen by our full Board. Our General Counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to our Company’s outside counsel or any other outside advisor when they deem it advisable. Each of these committees along with our management team, who is responsible for the implementation of the process to identify, manage and monitor risks, keeps the entire Board regularly apprised of the different risks associated with our Company.

•

The Audit Committee oversees financial risk, including such factors as liquidity, credit, currency exchange, interest rates and market conditions, through review and discussion with management, and monitors our Company’s risk management practices, including its enterprise risk management program. It meets regularly with our independent auditors together with our Vice President of Audit Services and Chief Compliance Officer, who reports directly to the Audit Committee. In addition to financial risk, the Audit Committee also reviews and discusses other risks that relate to our business activities and operations.

•

The Compensation Committee, in overseeing risk associated with compensation programs and practices, has directly retained its own independent compensation consultant, and meets periodically with management to discuss current issues.

•	The Nominating and Governance Committee monitors the compliance of our corporate governance practices and policies with applicable requirements and evolving developments.

Roper Technologies, Inc. 2026 Proxy Statement	11

BOARD COMMITTEES AND MEETINGS (CONTINUED)

Cybersecurity and Data Privacy

Our Board of Directors has not delegated responsibility for cybersecurity matters or data privacy matters to a Board committee. Rather, the Board believes that due to the importance and continually evolving nature of risks from cybersecurity threats and data privacy obligations, all members of the Board should participate in the oversight of these topics. As a result, management briefs the Board on cybersecurity at least five times a year, and on data privacy matters at least four times a year. Roper’s Vice President of Audit Services and Chief Compliance Officer also periodically briefs the Audit Committee on cybersecurity matters and related risks. Cybersecurity and data privacy are also addressed in the Company’s enterprise risk management program.

Roper has also established a Cyber Disclosure Committee chaired by the Vice President of Cybersecurity to track and evaluate potentially material cybersecurity incidents and to assess their potential impact on the organization. This process builds upon Roper’s Cybersecurity Incident Response Plan (“CSIRP”) and provides a framework for Roper management to monitor potentially material cybersecurity incidents. The Cyber Disclosure Committee reports its activities and findings, as appropriate, to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and General Counsel, and, if appropriate, to the Board of Directors.

Roper maintains a global Cybersecurity Program supervised by the Vice President of Cybersecurity that outlines required cybersecurity controls for all Roper businesses. Given the decentralized nature of Roper’s operating model, day-to-day management and implementation of the Cybersecurity Program and deployment of the program’s cybersecurity controls are managed locally by each of Roper’s 29 business units. In addition, because Roper’s businesses generally operate independently and maintain separate infrastructure and systems, we believe the risk of an enterprise-wide cybersecurity incident is somewhat reduced. While cybersecurity technologies and implementation may differ based on the needs and risk profile of each individual business, Roper has also implemented cybersecurity tools and managed services to centrally monitor certain aspects of the Cybersecurity Program.

Roper performs cybersecurity risk assessments to assess compliance with mandated cybersecurity controls and to assess the likelihood and impact of specific cyberattacks. Cybersecurity risk assessments are periodically performed to assess internal compliance with cybersecurity strategy and the implementation of cybersecurity controls. Areas identified for enhancement and improvement are monitored and tracked to remediation by the Roper cybersecurity team, including the Vice President of Cybersecurity. In 2025, Roper engaged a third-party to assess its cybersecurity program under NIST CSF 2.0, CIS v8 and MITRE ATT&CK/ATLAS standards. The results of the assessment largely aligned with those of the Company’s own assessment, and the Roper cybersecurity team has implemented the suggested enhancements.

Roper deploys cybersecurity practices and tools across all of our businesses designed to protect data, maintain resilient operations, and limit the impact of cybercrime. We deploy a Managed Detection and Response solution across all of our business units and our corporate infrastructure that is designed to address the detection, response, and remediation effectiveness for cybersecurity threats. This solution is intended to provide real-time visibility of the endpoint footprint across the enterprise, including patch management and vulnerabilities, device encryption, and cybersecurity threats and detections. Additionally, this solution is designed to provide real-time monitoring of identity-based attacks, emerging AI-powered threats, as well as monitoring of the deep, dark, and social webs for cybersecurity threats targeting Roper’s businesses.

We maintain a centralized incident response process with a third-party forensic partner on retainer. In addition, we have cybersecurity insurance coverage in place. Roper maintains a CSIRP, which requires each Roper business to designate a Cybersecurity Incident Response Team that is responsible for receiving, reviewing, and responding to cybersecurity incident reports and activities. Cybersecurity incidents are required to be promptly reported to the Roper cybersecurity team, who then monitors such incidents through their resolution. We work on security awareness with our employees throughout the year with annual cybersecurity training and monthly simulated phishing campaigns to better identify and report unusual behavior and to mitigate the likelihood and impact of possible cybersecurity incidents.

Artificial Intelligence

Senior management briefs the Board on Artificial Intelligence (“AI”) at least four times a year. In November 2025, we appointed a Senior Vice President of AI to lead the advancement of AI

12	Roper Technologies, Inc. 2026 Proxy Statement

BOARD COMMITTEES AND MEETINGS (CONTINUED)

capabilities across Roper’s portfolio of vertical software businesses, reflecting our commitment to leveraging AI as a strategic driver of organic growth and operational efficiency. This role reports directly to senior executive leadership and is responsible for coordinating AI strategy enterprise-wide while respecting our decentralized operating model. We have implemented an AI governance framework that requires each business unit to establish a senior leadership committee responsible for overseeing the deployment of AI technologies in both internal operations and customer-facing products. These business-level committees operate with autonomy consistent with Roper’s decentralized model, while receiving structural support from Roper’s corporate legal, cybersecurity, and AI teams in the form of template policies, deployment guidelines, risk assessment frameworks, and ongoing consultation. AI is also addressed in the Company’s enterprise risk management program.

Board Committees

Our Board has four standing committees: Audit, Compensation, Nominating and Governance, and Executive. All four committees operate under written charters, copies of which may be obtained upon request from the Corporate Secretary or viewed on Roper’s website (www.ropertech.com/governance-documents). Each committee reviews its charter annually and reports its activities to the full Board on a regular basis.

The current committee memberships are set forth below.

Director	Audit	Compensation	Nominating and Governance	Executive

Shellye L. Archambeau			Chair	●

Amy Woods Brinkley		●	●	Chair

Irene M. Esteves	●		●

Robert D. Johnson		●	●

Thomas P. Joyce, Jr.	●	●

John F. Murphy	●	●

Laura G. Thatcher		Chair		●

Richard F. Wallman	Chair			●

Audit Committee: 9 Meetings Held in 2025

The Audit Committee assists our Board in its oversight of the quality and integrity of our financial statements, our structure for compliance with legal and regulatory requirements, and the performance of our internal audit function. The Board has determined that based upon their extensive background and expertise, Ms. Esteves and Messrs. Joyce, Murphy and Wallman meet the criteria of an “audit committee financial expert” under SEC rules. The Board has determined that all Audit Committee members meet the heightened independence standards under Nasdaq and SEC rules applicable to audit committees and satisfy the Nasdaq standard of financial literacy, having accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•

appoint, compensate, retain and oversee the independent registered public accounting firm engaged by us; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

•	review the appointment and replacement of the Vice President of Audit Services, who provides the Audit Committee with significant reports to management and management’s responses thereto;

•	consider any reports or communications submitted by the independent auditors relating to our financial statements, policies, processes or determinations;

Roper Technologies, Inc. 2026 Proxy Statement	13

BOARD COMMITTEES AND MEETINGS (CONTINUED)

•

meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, and changes to any auditing or accounting principles, policies, controls procedures or practices;

•

review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of our internal controls, analyses regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, and the effects of regulatory and accounting initiatives;

•	review significant risks and exposures and the steps taken to monitor and minimize such risks, including overseeing the Company’s enterprise risk management program;

•

establish procedures for the receipt, investigation and resolution of complaints received by Roper regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	prepare reports and disclosures required to be included in this Proxy Statement, including the “Audit Committee Report” below.

Compensation Committee: 5 Meetings Held in 2025

The Compensation Committee administers our executive incentive compensation programs and determines annual salary levels and incentive compensation awards for our executive officers. The Board has determined that all Compensation Committee members meet the heightened independence standards under Nasdaq and SEC rules applicable to compensation committees. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of director compensation. The Compensation Committee may delegate its duties and responsibilities to a sub-committee of the Committee and has the authority to retain its own compensation consultants. Additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

annually review and approve corporate goals and objectives relevant to our CEO’s compensation and based on that evaluation, determine and approve our CEO’s compensation, including salary, bonus, incentive and equity compensation;

•	annually review performance and approve compensation, including salary, bonus, incentive and equity compensation for our executive officers;

•	grant awards and otherwise make determinations under our equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

•	determine performance goals and certify whether performance goals have been satisfied for incentive plans containing performance criteria;

•	periodically review and make recommendations to the Board concerning our equity, incentive, retirement, and deferred compensation plans;

•	review risks associated with compensation and assess those reasonably likely to have a material adverse effect on the Company;

•	periodically review and determine the form and amounts of director compensation; and

•	review and discuss with management the Compensation Discussion and Analysis disclosure regarding named executive officer compensation included in our annual Proxy Statement.

Nominating and Governance Committee: 5 Meetings Held in 2025

The Nominating and Governance Committee assists our Board in identifying individuals qualified to become directors, determining the size and composition of our Board and its committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of directors on a periodic basis, and evaluating the overall effectiveness of our Board and its committees.

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•

evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, and diversity of background and experience, as well as our Board’s needs;

14	Roper Technologies, Inc. 2026 Proxy Statement

BOARD COMMITTEES AND MEETINGS (CONTINUED)

•	recommend qualified individuals for Board membership, including individuals suggested by directors and/or shareholders;

•	periodically review the size and responsibilities of our Board and its committees and recommend changes to our Board;

•	annually review and recommend committee slates and additional committee members to our Board as needed;

•	periodically review the Company’s sustainability strategy, initiatives and policies and receive updates on significant sustainability activities;

•	review, together with the full Board, the Company’s programs for the development and management of human capital;

•	annually review the Company’s Compliance Program and discuss potential revisions to the Company’s Code of Conduct;
•	develop and recommend to our Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to our Board; and

•	develop and recommend to our Board an annual self-evaluation process for our Board and its committees and administer and oversee the evaluation process.

Executive Committee: No Meetings Held in 2025

The Executive Committee has the authority to exercise all powers of the Board between regularly scheduled Board meetings.

Roper Technologies, Inc. 2026 Proxy Statement	15

DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by our Director Compensation Plan, which is a sub-plan of our 2021 Incentive Plan. The Director Compensation Plan permits recognition of the Board’s instrumental contribution to Roper’s long-term success and shareholder value. Compensation paid to our directors reflects the significant time commitment and effort associated with serving on our Board, in addition to numerous Committee meetings throughout the year. These time commitments, together with our focus on capital deployment for software and technology enabled product companies, and continual market developments present unique challenges to recruiting individuals capable of adding value to our high-growth, asset-light, diversified enterprise. Despite these challenges, in the past eight years, we have added four new independent directors bringing needed key skills, strengths and capabilities to the Board. Going forward, the Board will continue to insist on the high standards of qualifications that are in place.

Consistent with Roper’s long-standing “pay-for-performance” philosophy, the Director Compensation Plan ties director compensation directly to the Company’s stock performance, closely aligning the financial interests of our directors with those of our shareholders. Directors receive limited cash retainers and no perquisites (such as deferred compensation benefits), and instead receive a higher percentage of their compensation in equity. The compensation paid under the Director Compensation Plan is summarized in the table below.

2025 Annual Equity Award

Economic value of $385,000 (based on the closing price of the Company’s stock on the date of grant) • Award (either restricted stock or RSUs) vests 50% on the six-month anniversary of the grant date and 50% on the day prior to the next Annual Meeting of Shareholders	$385,000

2025 Annual Cash Retainer*

Cash Retainer	$60,000

2025 Supplemental Annual Cash Retainers*

Independent Chair	$125,000

Chair of Audit Committee	$5,000

Chair of Compensation Committee	$5,000

Chair of Nominating and Governance Committee	$5,000

We also reimburse our directors for reasonable travel expenses incurred in connection with attendance at Board, Committee and shareholder meetings and other Company business. In addition, the cash retainer and the number of equity awards granted are prorated for any new director appointed during the year based on the number of full months such director serves as a non-employee director during the year.

*	Pursuant to the Director Compensation Plan, directors may elect to receive their Annual Cash Retainer and Supplemental Annual Cash Retainers in the form of a stock award.

16	Roper Technologies, Inc. 2026 Proxy Statement

DIRECTOR COMPENSATION (CONTINUED)

Mr. Hunn is an employee of our Company and did not receive any compensation for his service as a director. His compensation is set forth in the “Executive Compensation” section below.

2025 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Shellye L. Archambeau	65,000	385,000	450,000

Amy Woods Brinkley	185,000	385,000	570,000

Irene M. Esteves	60,000	385,000	445,000

Robert D. Johnson	60,000	385,000	445,000

Thomas P. Joyce, Jr.	60,000	385,000	445,000

John F. Murphy	60,000	385,000	445,000

Laura G. Thatcher	65,000	385,000	450,000

Richard F. Wallman	65,000	385,000	450,000

Christopher Wright(3)	30,000	—	30,000

(1)

The dollar values shown represent the grant date fair values for restricted stock or RSUs, as the case may be, granted to these directors during 2025, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The restricted stock and RSUs generally vest in equal increments 50% six months from the date of grant and 50% on the day prior to the 2026 Annual Meeting.

(2)

The following directors elected to receive a portion of the respective cash retainers in stock awards of equivalent value pursuant to the Director Compensation Plan: Ms. Archambeau—$32,500; Ms. Esteves—$30,000; Mr. Joyce—$30,000; and Mr. Wallman— $32,500, which such awards vest six months from the date of grant.

(3)	Mr. Wright retired from the Board of Directors in June 2025.

Our share ownership and retention guidelines for non-employee directors require each director to own shares of our common stock with a value of at least 10 times the annual cash base retainer, or $600,000 in value, within five years of becoming a director. Until the ownership requirements are met, non-employee directors are required to retain 60% of any shares they receive under our Director Compensation Plan. Each of our directors is in compliance with these guidelines.

Roper Technologies, Inc. 2026 Proxy Statement	17

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with SEC rules. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of common stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing the percentage of ownership held by any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper common stock as of February 28, 2026 (except to the extent indicated otherwise in the footnotes below) by (i) each of our director nominees, (ii) each named executive officer in the “2025 Summary Compensation Table,” (iii) all of our current directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper common stock. Except as noted below, the address of each person in the table is c/o Roper Technologies, Inc., 6496 University Parkway, Sarasota, Florida 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)	Percent of Class

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	12,477,080	(3)	11.6%

BlackRock, Inc. 50 Hudson Yards, New York, NY, 10001	9,638,792	(4)	9.0%

Windacre Partnership LLC 2200 Post Oak Boulevard, Suite 1580 Houston, TX 77056	7,100,000	(5)	6.9%

Shellye L. Archambeau	7,857		*	*

Amy Woods Brinkley	18,184		*	*

Jason P. Conley	105,633		*	*

Irene M. Esteves	3,438		*	*

L. Neil Hunn	531,591	(6)	*	*

Robert D. Johnson	4,157		*	*

Thomas P. Joyce, Jr.	4,838	(7)	*	*

John F. Murphy	1,496		*	*

Laura G. Thatcher	20,924		*	*

Richard F. Wallman	12,574		*	*

John K. Stipancich	108,965		*	*

All current directors and named executive officers as a group (11 individuals)	819,657		*	*%
**	Less than 1%.

(1)

Includes the following shares that could be acquired on or before April 29, 2026, upon exercise of stock options issued under Company plans as follows: Mr. Conley (73,938), Mr. Hunn (341,472), Mr. Stipancich (70,133), and all current directors and executive officers as a group (485,543). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following shares of unvested restricted stock held by directors and named executives officers over which they have sole voting power but no investment power: Ms. Brinkley (337), Mr. Conley (8,815), Mr. Hunn (32,665), Mr. Joyce (59), Mr. Murphy (337), Mr. Stipancich (8,110), Ms. Thatcher (337), and Mr. Wallman (401). The total for all current directors and executive officers as a group is (51,061).

(3)

Based on information reported on Schedule 13G/A filed with the SEC on January 30, 2026, as of December 31, 2025, The Vanguard Group beneficially owned 12,477,080 shares of Roper common stock with shared voting power over 1,063,257 shares, and shared dispositive power over 12,477,080 shares. The Vanguard Group subsequently reported on Schedule 13G/A filed with the SEC on March 27, 2026, that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. The Vanguard Group also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis).

(4)

Based on information reported on Schedule 13G/A filed with the SEC on January 25, 2024, as of December 31, 2023, BlackRock, Inc. (and certain of its subsidiaries) beneficially owned 9,638,792 shares of Roper common stock with sole voting power over 8,851,717 shares and sole dispositive power over 9,638,792 shares.

(5)

Based on information available to the Company, including a stockholder analysis report prepared by a third-party service provider, WindAcre Partnership LLC may beneficially own in excess of 5% of the Company’s common stock. Such report estimated that, as of March 19, 2026, WindAcre Partnership LLC held approximately 7.1 million shares, or approximately 6.9% of the outstanding

18	Roper Technologies, Inc. 2026 Proxy Statement

BENEFICIAL OWNERSHIP (CONTINUED)

shares. The Company has not received a Schedule 13D or Schedule 13G from this holder and has not independently verified such information.

(6)

Includes 92,808 shares held by a limited partnership which is owned 49.5% by a trust created by Mr. Hunn, 49.5% by a trust created by Mr. Hunn’s spouse, and 1% by an LLC which serves as the general partner of the limited partnership. The LLC is owned 50% by Mr. Hunn’s trust and 50% by Mr. Hunn’s spouse’s trust. Mr. Hunn serves as the sole manager of the LLC.

(7)	Includes 1,400 shares held by Mr. Joyce’s spouse.

Roper Technologies, Inc. 2026 Proxy Statement	19

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, executive officers, and greater than 10% shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports filed electronically with the SEC and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with in fiscal year 2025, except for one inadvertent late Form 4 report filed by Brandon Cross, Vice President and Corporate Controller, relating to one tax withholding transaction.

20	Roper Technologies, Inc. 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our CEO and other executive officers included in the Summary Compensation Table and referred to in this CD&A as “named executive officers.” Our named executive officers for 2025 are:

•	L. Neil Hunn, President and Chief Executive Officer;
•	Jason P. Conley, Executive Vice President and Chief Financial Officer; and
•	John K. Stipancich, Executive Vice President, General Counsel and Corporate Secretary.

OVERVIEW

With the goal of generating long-term value for our shareholders, we maintain an executive compensation program designed to:

•

attract and retain executives with the leadership skills, attributes, and experience necessary to succeed in an enterprise with Roper’s unique strategic focus, capital deployment strategy, and broad portfolio diversity;

•	motivate executives to demonstrate exceptional personal performance and perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles;

•	link compensation to the achievement of goals and objectives that we believe best correlate with the creation of long-term shareholder value; and

•

compensate executives in a manner consistent with private equity opportunities in light of their dual obligations for (i) supervising the operating performance of our diverse set of 29 businesses, and (ii) effectively deploying capital to acquire high-quality companies consistent with our strategic focus.

To achieve these objectives our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards tied closely to driving growth and shareholder returns. Our executive compensation program rewards our executive officers when they help increase long-term shareholder value, achieve annual business goals, effectively deploy capital, and successfully execute other strategic objectives.

2025 Financial Performance

In 2025, we continued to demonstrate the resilience of our operating model and produced another year of strong results.(1)

•	GAAP revenue increased 12% to $7.90 billion and organic revenue increased 5%;

•	GAAP net earnings were $1.54 billion while adjusted net earnings increased 9% to $2.16 billion;

•	Adjusted EBITDA increased by 11% to $3.14 billion;

•	GAAP operating cash flow increased 6% to $2.54 billion, adjusted operating cash flow increased 7% to $2.57 billion, and adjusted free cash flow increased 8% to $2.47 billion;

•

We deployed $3.3 billion of capital toward vertical-market software acquisitions, highlighted by our acquisitions of CentralReach, a leading provider of SaaS and AI-enabled solutions enabling the workflow and administration of applied behavior analysis therapy for autism spectrum disorder and related disabilities care, for $1.85 billion, and Subsplash, a leading provider of AI-enabled SaaS providing digital engagement, as well as church management and integrated giving solutions for faith-based organizations for $800 million;

•	Our annual dividend increased by 10%, increasing for the 33rd consecutive year; and

•	We authorized the repurchase of up to $3.0 billion of our common stock, and through February 20, 2026, we repurchased approximately 4.844 million shares for approximately $1.814 billion.

(1)

Certain financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations”.

Roper Technologies, Inc. 2026 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

CREATING SHAREHOLDER VALUE

The creation of shareholder value is the foundation and driver of our executive compensation program and corporate strategy. The compensation of our named executive officers is closely aligned with the long-term interests of our shareholders.

Strong Long-Term Returns for Roper Shareholders¹

Roper is proud of its long track record of strong returns for its shareholders.

As outlined in the graph below, $100 invested in Roper at the end of 2001 would have yielded an investor $2,085 as of December 31, 2025, compared to only $940 for the same investment in the S&P 500:

Roper Compared to S&P 500 Cumulative Total Shareholder Return
[$100 invested at end of 2001]
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Roper
Technologies
S&P 500

¹	All periods ending December 31 of the referenced year.

Focus on Cash Generation

We believe that cash generation is the best overall measure of our performance and far superior to other traditional financial metrics. Through a combination of strategic and operational excellence and disciplined capital deployment, Roper has historically delivered meaningful year-over-year increases in free cash flow. After servicing debt obligations and returning capital to our shareholders through dividends, and now stock repurchases, we deploy excess cash flow to acquire high-quality companies with significant cash generation potential. We then provide these companies with oversight, guidance, and incentive systems to help drive profitable growth in our unique operating structure.

22	Roper Technologies, Inc. 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Strong 2025 Performance for Roper

Roper experienced another solid year highlighted by strong operational and strategic execution. Our strategic focus on asset-light, diversified technology businesses and our ability to generate and compound cash flow delivered another strong year of performance.(1)

•	GAAP revenue increased 12% to $7.90 billion with organic revenue up 5%;

•	GAAP net earnings were $1.54 billion while adjusted net earnings increased 9% to $2.16 billion;

•	Adjusted EBITDA increased 11% to $3.14 billion;

•	GAAP operating cash flow increased 6% to $2.54 billion, adjusted operating cash flow increased 7% to $2.57 billion, and adjusted free cash flow increased 8% to $2.47 billion;

•	Deployed $3.3 billion of capital toward vertical-market software acquisitions, highlighted by our acquisitions of CentralReach, a leading provider of SaaS and AI-enabled solutions enabling the workflow and administration of applied behavior analysis therapy for autism spectrum disorder and related disabilities care, for $1.85 billion, and Subsplash, a leading provider of AI-enabled SaaS providing digital engagement, as well as church management and integrated giving solutions for faith-based organizations for $800 million;

•	Annual dividend increased by 10%, increasing for the 33rd consecutive year; and

•	Authorized the repurchase of up to $3.0 billion of our common stock, and through February 20, 2026, we repurchased approximately 4.844 million shares for approximately $1.814 billion.

(1)

Certain financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations”.

Simple Strategy Rigorously Applied Drives Powerful Value Creation

Roper has a simple and successful business model that is unique among vertical software and technology-enabled products companies. We operate high-margin, high cash-generating, asset-light businesses across a wide range of diverse end-markets. Our high-performing businesses generate excess free cash flow that our executive team deploys to acquire additional high-performing businesses. This creates a “compounding effect” for cash flow that drives long-term value creation. Despite completing the divestiture of businesses that represented over 27% of our 2020 revenue in 2022, our adjusted free cash flow increased from $890 million in 2015 to $2.466 billion in 2025 (on a continuing operations basis), a compound annual growth rate of 11% driven by our combination of outstanding business performance and value-creating capital deployment.(2)

Note: Free Cash Flow = Cash Flow from Operations less Capital Expenditures less Capitalized Software Expenditures.

(2)

This financial information is presented on an adjusted (non-GAAP) and consolidated basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations”.

Roper Technologies, Inc. 2026 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Market Capitalization Growth

Roper’s market capitalization has increased more than $40 billion since January 2011.*

Roper Market Capitalization
($ in millions)
$60,000
$55,000
$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
$8,381
$1,145
$10,969
$2,588
$13,772
$2,804
$15,660
$1,887
$19,132
$3,472
$(561)
$18,571
$26,512
$7,941
$27,566
$1,055
$36,860
$9,294
$45,209
$8,349
$51,884
$6,674
$(6,060)
$45,824
$58,236
$12,412
$(2,493)
$55,743
$(7,830)
$47,913
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

*	Chart reflects ending period as December 31, 2025.

24	Roper Technologies, Inc. 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Acquisition-Focused Capital Deployment

Historically, we have deployed the majority of our free cash flow toward acquisitions to generate long-term growth and create long-term shareholder value. Our CEO and other top executives are responsible for the disciplined deployment of capital through acquisitions. As such, our executives must be well-versed at improving operations and optimizing capital deployment, as both are significant contributors to value creation for our shareholders. In October 2025, the Board authorized the repurchase of up to $3 billion of our common stock — a meaningful signal of our confidence in Roper’s strategy and our commitment to returning capital to shareholders.

OVERVIEW OF OUR EXECUTIVE COMPENSATION PROGRAM

Consideration of Say-on-Pay Vote

At the 2025 Annual Meeting of Shareholders, over 91% of the votes cast were in favor of the advisory vote to approve our named executive officer compensation, compared to over 89% in 2024, and over 93% in 2023. The Compensation Committee believes the Say-on-Pay vote continues to reflect the solid support of our shareholders for our long-standing pay-for-performance philosophy and approach of integrating executive compensation with our value creation model, as well as for recent changes to our executive compensation program. As we did in prior years, we reached out to six of our largest shareholders who we believed voted against the compensation program to better understand and address their concerns.

Roper has implemented numerous changes over the past several years to our executive compensation program to help ensure it remains closely aligned with the long-term interests of our shareholders:

•	100% of restricted shares and restricted stock units are performance-based, with all vesting contingent upon meeting multi-year objective financial performance requirements.

•	Only stock options, which are implicitly performance-based, vest by continued time-based service alone.

•	Equity awards made to all named executive officers may vest only at the end of a three-year period.

•	Dividends on restricted shares and dividend equivalents on restricted stock units are not paid until the shares are earned and are forfeited if shares are not earned.

•

In 2024, we began using adjusted net earnings together with a relative total shareholder return modifier for our long-term stock incentives to more closely align the long-term program with our future growth ambitions and to be reflective of the cost of capital utilized to support our strategic objectives. We also incorporated an opportunity to achieve a maximum potential payout of 200% of the target opportunity for exceptional growth. Long-term stock incentives granted prior to 2024 used multi-year cumulative EBITDA and relative operating cash flow margin performance requirements.

•

Additionally in 2024, we began using growth in adjusted EBITDA as the performance metric for our annual cash incentive program to more closely align the program with our revised strategy for enhanced growth and reflect peer compensation practices. We also incorporated an opportunity to achieve a maximum potential payout of 150% of the target opportunity to further incent growth.

•	96% of our CEO’s compensation is subject to performance risk and tied to financial results and stock price.

Roper Technologies, Inc. 2026 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Checklist of Compensation Practices

Consistent with shareholder interests and market best practices, positive features of our executive compensation program are identified below, as well as problematic pay practices we do not undertake:

What We Do	What We Don’t Do

✓  Substantially all compensation for named executive officers is tied to performance.

✓  Performance-based vesting requirements apply to 100% of restricted stock and restricted stock unit awards (no time vesting alone).

✓  Robust share ownership and retention guidelines.

✓  A “clawback” policy to recoup certain erroneously paid cash and equity compensation, and a supplemental clawback policy allowing the Board to seek recoupment of incentive-based compensation (cash or equity, including time-based equity) from its executive officers in the event of certain misconduct.

✓  Risk assessment review as part of risk mitigation process.

✓  Independent compensation consultant retained by the Compensation Committee.

Ò  No payment of dividends or dividend equivalents on performance-based restricted stock or restricted stock unit awards until earned.

Ò  No defined-benefit pension plan or SERPs for named executive officers.

Ò  No “single trigger” equity vesting upon change-in-control.

Ò  Severance pay is very limited, as is the use of employment agreements.

Ò  No hedging or pledging of Company stock is permitted.

Ò  No excise tax gross-ups on change-in-control payments.

Ò  No re-pricing of underwater stock options or cash buy-outs without shareholder approval.

Ò  No granting of stock options with an exercise price less than fair market value at grant.

Objectives of our Executive Compensation Program

Our compensation program for our named executive officers reflects our business needs, market requirements, and challenges in creating long-term shareholder value, and is designed to:

•	Drive long-term performance for the benefit of shareholders;

•	Emphasize equity compensation to align named executive officers’ interests with those of shareholders;

•

Provide compensation levels competitive with publicly traded companies and private equity firms, enabling us to recruit and retain seasoned leadership capable of effectively deploying capital, while driving and managing a diversified technology company that competes in a wide variety of end markets;

•	Maintain flexibility to adjust to changing business needs in a fast-paced business environment;

•	Simplify compensation design to promote transparency and facilitate ease of administration and communication;

•	Solicit and consider the views of our shareholders; and

•	Adhere to the highest legal, governance, and ethical standards.

26	Roper Technologies, Inc. 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
(CONTINUED)

ELEMENTS OF COMPENSATION
Our executive compensation program consists of several elements, each with an objective that fits into our overall program to provide an integrated and competitive total pay package.

Long-Term Stock Incentives
Equity compensation is the largest and most important form of pay for our named executive officers as it achieves many of our key compensation objectives:

•	Tie pay to performance by linking compensation to shareholder value creation and achievement of pre-established and objective performance criteria;

•	Align named executive officers’ interests with those of shareholders while reinforcing a long-term planning horizon;

•	Attract named executive officers, particularly those interested in building long-term value for shareholders; and

•	Retain named executive officers and reward continued service by ensuring the forfeiture of awards prior to satisfaction of three-year service requirements.
To determine the appropriate value of an equity award, the Compensation Committee considers the compensation practices of its peers as well as an executive’s individual performance and relative responsibilities.
We use two types of equity awards:
Stock Options
The exercise price of stock options is set at the market closing price of our common stock on the date of grant, which provides an incentive to grow shareholder value and requires continued service over multiple years to realize any gains. Stock options generally vest on the third anniversary of the grant date.
Performance-Based Restricted Stock Units
In addition to continued service, the vesting of restricted stock units is 100% contingent on the Company attaining specific, pre-established and objective performance goals, as specified by the Compensation Committee. Dividend equivalents are withheld and paid only to the extent the shares are actually earned by performance. Performance-based restricted stock units are intended to encourage the retention of named executive officers, provide a continuing incentive to increase shareholder value, and further align our named executive officers’ interests with shareholder interests.
Equity Grant Timing
Annual equity grants of performance-based restricted stock or restricted stock units and stock options are awarded to our named executive officers at the regularly scheduled committee meeting in March of each year, to coincide with the timing of annual equity awards made to other equity recipients. As a general matter, the Compensation Committee does not take material nonpublic information into account when determining the timing and terms of stock option awards. The grant timing described above is used to provide for a routine and regular grant practice regarding all employees’ stock options, and in order to make sure that the existence (or lack thereof) of material non-public information is not a factor in decisions about the timing or size of stock option grants. Similarly, the Company has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2025, the Company did not grant options to any named executive officer during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information.
The exercise price for stock options is set at the market closing price of Roper common stock on the date of grant. From time to time the Compensation Committee may grant additional awards in connection with promotions or increased responsibilities as well as to newly hired employees.
We use two types of cash payments:
Cash Incentives
Cash incentives support the achievement of our business strategies by tying a portion of compensation to the achievement of established financial objectives and assist in attracting named executive officers due to their market prevalence. Cash incentives are capped to avoid an excessive short-term focus and potentially excessive risk-taking. Annual cash incentives for named executive officers, including our CEO, are tied to annual performance.

Roper Technologies, Inc. 2026 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Base Salary

Base salary is fixed cash compensation that reflects level and scope of responsibility, experience, and skills as well as market practices. The Compensation Committee reviews each named executive officer’s base salary annually as well as in connection with a promotion or other change in responsibilities. Salary adjustments are usually effective as of January 1.

Other Pay Elements

Roper does not provide supplemental pensions and other compensation not tied to performance. The additional items summarized below represent only a small portion of our named executive officers’ total compensation.

Retirement Benefits

•

Named executive officers may participate under the same terms as other eligible employees in a 401(k) plan that provides employer contributions capped at 7.5% of cash compensation, subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”); and

•

To provide financial planning flexibility, we maintain a Non-Qualified Retirement Plan, under which named executive officers may elect to defer cash compensation. This plan is intended to provide deferred compensation benefits that would have been earned under the tax-qualified 401(k) plan but for certain limitations imposed by the Code. For more information on this plan, see the “Executive Compensation — 2025 Non-Qualified Deferred Compensation” section below.

Perquisites and Other Benefits

Perquisites and other non-cash benefits offered to named executive officers include limited personal use of company aircraft and financial planning assistance (for Mr. Hunn only), an automobile allowance and periodic medical physicals. Club memberships are permitted when they have a business purpose.

Severance and Change in Control Provisions

We have letter agreements only with Messrs. Hunn and Stipancich. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including in connection with a change in control. For a description of these agreements and payments under various termination scenarios, see the “Executive Compensation—Potential Payments upon Termination or Change in Control” section below.

Double Trigger Equity Vesting

In regard to equity awards, we use a “double trigger” approach to vesting upon a change in control, rather than providing for vesting solely upon a change in control (“single trigger”), because we believe it provides adequate protection and reduces potential costs for a possible acquirer of the Company. See the “Executive Compensation—Potential Payments upon Termination or Change in Control” section below for additional detail.

No Excise Tax Gross-Ups

A named executive officer may be subject to excise taxes on benefits received in relation to a change in control of the Company. We do not provide excise-tax gross-ups to named executive officers (which would place the named executive officer in the same tax position as if the excise tax did not apply).

28	Roper Technologies, Inc. 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Mix of Total Compensation

Compensation for our named executive officers encourages a long-term focus and closely aligns with shareholder interests. For 2025, the total direct compensation at target that was at risk and tied to stock price and performance objectives was 96% for the CEO, and 91% on average for our other named executive officers.

2025 Total Direct Compensation Mix

COMPENSATION PROCESS

Compensation Committee Oversight

The Compensation Committee oversees our executive compensation program to appropriately compensate our named executive officers, motivate our named executive officers to achieve our business objectives, and align our named executive officers’ interests with those of our shareholders. The Compensation Committee reviews each element of compensation for each named executive officer and determines any adjustments to compensation structure and levels in light of various considerations, including:

•	The scope of the named executive officer’s responsibilities, performance, and experience as well as competitive compensation levels;

•	Our financial results compared to prior periods;

•	The structure of our compensation program relative to sound risk management, as discussed with management;

•	The results of the advisory shareholder vote on the compensation of our named executive officers and input from shareholders;

•	Competitive pressures from private equity and capital deployment companies, as well as market practices and external developments generally; and

•	The utilization of a compensation consultant who provides extensive external analysis of named executive officer compensation of industry peer group companies for comparison purposes.

Roper Technologies, Inc. 2026 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The Compensation Committee has maintained a simple program that drives long-term performance and strong value creation for shareholders enabling Roper to attract, retain, and motivate an outstanding leadership team.

Compensation Consultant

The Compensation Committee has retained the services of Compensia, a national compensation consulting firm, (the “Consultant”), to closely monitor developments and trends in executive compensation and to provide recommendations for appropriate adjustments to the Company’s compensation program, policies and practices in line with the Company’s business and talent strategies and investor expectations.

•

The Consultant is independent, reports directly to the Chair of the Compensation Committee and has never performed other work for the Company. Each year the Compensation Committee confirms that its engagement of the Consultant does not raise any conflicts of interest, and consistent with prior years, for 2025 there were no conflicts of interest.

•

The Consultant attends all meetings of the Compensation Committee where evaluations of the effectiveness of our overall executive compensation program are conducted or where compensation for named executive officers is analyzed or approved.

•	The Chair of the Compensation Committee meets with the Consultant in advance of committee meetings and confers with the Consultant between meetings.

•

The Consultant assists in gathering and analyzing market data on compensation levels and provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Roles of Our Named Executive Officers

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our CEO participates in the process because of his close day-to-day association with the other named executive officers and his knowledge of the Company’s diverse business operations.

•

Our CEO discusses with the Compensation Committee the performance of the Company and of each named executive officer, including himself. The CEO also discusses with the Compensation Committee the performance of other key executives.

•

The CEO makes recommendations on the components of compensation for the named executive officers, other than himself, but does not participate in the portion of the Compensation Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

Our Chief Financial Officer and our Controller also assist the Compensation Committee as an information resource in regard to metrics related to incentive compensation. Our General Counsel also provides support to the Committee, as needed, with respect to his areas of expertise.

Comparative Compensation Information

Market pay levels and practices, including those of a self-selected peer group, are among many factors the Compensation Committee considers in making compensation decisions.

30	Roper Technologies, Inc. 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Purpose

•

We review market-based comparative compensation information to provide an external frame of reference on range and reasonableness of compensation levels and practices. Market information is used as a data point in decision-making, and not as a primary factor.

Challenges

•

Our high-margin, high-cash generative, asset-light business model and diversified end-markets make it challenging to select peers using traditional criteria, such as revenue, industry codes or competitors. Roper’s 29 operating businesses have peers that can be assigned by industry, but at the enterprise level Roper has no peers that match our diverse set of businesses and unique operating model. Given our valuation relative to revenue, using only revenue in measuring Roper’s size understates the relative market value of Roper and is therefore a poor indicator. Likewise, comparing Roper against a peer group selected primarily on the basis of GICS code classification can lead to inappropriate comparisons, particularly in light of Roper’s diverse business mix and private equity-like business model.

Private Equity

•

Given the capital deployment responsibilities of our named executive officers and the private equity-like nature of our business, we consider the compensation levels and practices used by private equity firms that offer comprehensive programs, which often include co-investment and leveraged carried-interest opportunities. While Roper’s operating model is closely akin to that of private equity firms, we do not allow our named executive officers to co-invest in Company investments, nor do they benefit from carried-interest tax treatment. Our compensation practices often compete with private equity opportunities when recruiting and retaining talented professionals who possess deep expertise in both operations and capital deployment.

2025 Peer Group

Our self-selected peer group reflects our continued strong growth, sustained value creation, continuing expansion into software and technology-driven businesses, market valuation relative to revenues and gross investment, and intense competition with private equity for talent and investment opportunities. Roper’s decision and subsequent transformation to focus on software and technology-enabled products has changed the performance of the Company significantly. Today, approximately 77% of Roper’s revenue is derived from our software businesses. In addition, Roper’s historical growth and strong shareholder returns are in part the result of Roper’s capital deployment strategy. All of these facts make it continually difficult to select appropriate peers. For 2025, the Committee added CrowdStrike Holdings, Inc., Fortinet, Inc. and Synopsys, Inc., to the self-selected peer group to more closely align the peer group with the Company’s portfolio of businesses and removed Adobe Inc. and Salesforce, Inc. from the self-selected peer group. In addition, ANSYS, Inc., which was in the 2025 peer group, was acquired by Synopsys, Inc. in July 2025. At the time of peer company selection, the Committee determined that the self-selected peer group was appropriate based on its review of both financial and non-financial characteristics. The 2025 peer companies, other than ANSYS, Inc., are listed below along with various size indicators.

Roper Technologies, Inc. 2026 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Market Capitalization(1) ($ millions)	Enterprise Value(1) ($ millions)	Revenue(2) ($ millions)	Net Income(2) ($ millions)	Global Industry Classification Standard (GICS) Sub-Industry

Intuit Inc.	INTU	$184,334	$187,655	$20,121	$4,340	Application Software

Synopsys, Inc.	SNPS	$ 89,866	$ 98,692	$ 8,002	$1,105	Application Software

Cadence Design Systems, Inc.	CDNS	$ 85,085	$ 84,470	$ 5,297	$1,109	Application Software

Autodesk, Inc.	ADSK	$ 62,754	$ 63,199	$ 7,200	$1,124	Application Software

Zoom Communications, Inc.	ZM	$ 22,916	$ 17,724	$ 4,869	$1,900	Application Software

Boston Scientific Corporation	BSX	$141,351	$151,570	$20,075	$2,898	Health Care Equipment

Stryker Corporation	SYK	$134,410	$146,697	$25,116	$3,246	Health Care Equipment

ServiceNow, Inc.	NOW	$159,071	$156,546	$13,278	$1,748	Systems Software

Palo Alto Networks, Inc.	PANW	$128,387	$123,593	$ 9,893	$1,282	Systems Software

CrowdStrike Holdings, Inc.	CRWD	$118,174	$114,224	$ 4,812	($183)	Systems Software

Fortinet, Inc.	FTNT	$ 59,053	$ 56,481	$ 6,800	$1,853	Systems Software

Blackstone Inc.	BX	$115,403	$213,070	$14,024	$3,019	Asset Management & Custody Banks

KKR & Co.	KKR	$113,630	$204,529	$20,256	$2,370	Asset Management & Custody Banks

Ares Management Corporation	ARES	$ 35,050	$ 54,628	$ 6,460	$ 485	Asset Management & Custody Banks

The Carlyle Group Inc.	CG	$ 21,304	$ 33,104	$ 4,781	$ 860	Asset Management & Custody Banks

Veeva Systems Inc.	VEEV	$ 36,695	$ 30,147	$ 3,195	$ 909	Health Care Technology

Median		$101,748	$106,458	$ 7,601	$1,515

Roper	ROP	$ 47,913	$ 56,688	$ 7,903	$1,536	Application Software

Source: FactSet

(1)	As of December 31, 2025
(2)	Last four quarters available as of February 28, 2026

32	Roper Technologies, Inc. 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

CEO Compensation

The Compensation Committee considers many factors in determining the compensation of Roper’s CEO, and believes the compensation for the position is reasonable, appropriate, and aligned with shareholders’ best interests.

Broad Responsibilities and Effective Leadership

Mr. Hunn joined Roper in 2011, and continues to play a key role in developing and implementing the capital deployment process under which Roper has invested tens of billions of dollars in acquisitions that have generated sustained returns for shareholders. Following his appointment as CEO and President in September 2018, Mr. Hunn has led the Company’s capital deployment efforts and has continued to build and champion Roper’s sustainable high-performance and entrepreneurial culture. Prior to his appointment as CEO, Mr. Hunn served as the Company’s first Chief Operating Officer.

Outstanding Performance and Value Creation

Beginning in 2003, Roper has undergone a business transformation with increasing cash return on investment and increasing margins, providing a platform for continuing growth and future value creation for shareholders. Mr. Hunn made significant contributions to this effort since joining the Company and led the Company’s portfolio transformation strategy to reduce the cyclicality and asset intensity of the enterprise.

Alignment with Shareholder Value Creation

Mr. Hunn’s compensation is closely tied to the performance of the Company. In 2025, approximately 87% of his target total direct compensation was tied to equity awards. This tight alignment between compensation and share price creates a strong incentive to profitably grow the enterprise.

External Comparisons

Compensation for Roper’s CEO is within the range for Roper’s self-selected peers and high-performing chief executive officers of publicly traded companies. Among private equity firms, compensation for Roper’s CEO is below levels that would be expected for commensurate levels of performance. Further, we believe that compensation for our CEO has been reasonable and reflects the value created for shareholders over the long-term.

In early 2025, the Compensation Committee reviewed Mr. Hunn’s compensation compared to similarly situated CEOs and decided to maintain his salary and his target annual bonus opportunity at $1,000,000, and 200% of his base salary, respectively. The Committee increased Mr. Hunn’s total target direct compensation by approximately 4.5%, with such increase allocated 25% to stock options and 75% to performance-based RSUs.

Internal Pay Equity

The Compensation Committee considers the scope of responsibilities, experience, and performance of our executive officers and believes all named executive officers are appropriately compensated from an internal pay equity perspective. Specific considerations in regard to the CEO’s compensation include the breadth of his responsibilities and his leadership role in developing and executing Roper’s business strategy. Consistent with Roper’s lean organization, we made a conscious decision to not have many traditional corporate staff positions and levels. While contributing to low corporate overhead, Roper’s decentralized model results in operating business leaders who are highly compensated but are not currently named executive officers. In addition to rigorous executive development programs for key employees who may become executive officers, the Compensation Committee monitors compensation of other key Company leaders against external and internal standards. This supports our succession planning process and ensures its continuing effectiveness.

ANALYSIS OF 2025 COMPENSATION

This section discusses compensation actions taken in 2025 for our named executive officers, as reported in the “Executive Compensation” section below.

Base Salary

In early 2025, the Compensation Committee increased the salaries of two of our named executive officers to reflect market practice and continued strong performance: Mr. Conley increased 4.9% from $710,000 to $745,000, and Mr. Stipancich increased 3.6% from $835,000 to $865,000. Mr. Hunn’s salary remained unchanged at $1,000,000.

Roper Technologies, Inc. 2026 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Annual Cash Incentive

Incentive Opportunities

Target annual cash incentive opportunities for 2025 for our named executive officers, expressed as a percentage of base salary (as established in early 2025) were set as follows: Mr. Hunn (200%), Mr. Conley (125%) and Mr. Stipancich (125%). Opportunities are reflective of market practice and were maintained at the same percentages as 2024.

Funding Schedule

The Company used growth in adjusted EBITDA as the cash incentive performance metric for 2025. The Company had previously used adjusted net earnings as the applicable performance metric, but changed to adjusted EBITDA for the 2024 plan year to align the program with the Company’s revised strategy for enhanced growth and more closely reflect peer compensation practices. As in prior years, target-level performance for 2025 remained at 10% growth, and the Company needed to achieve a threshold of at least 3% growth in adjusted EBITDA for any bonus to be earned. The program is also designed to incentivize and reward exceptional growth by rewarding performance in the event that growth exceeded the 10% target as set forth below:

•	Growth of 14% in adjusted EBITDA would result in an incremental 20% of the target incentive opportunity being earned; and

•

Growth of 18% in adjusted EBITDA would result in an incremental 30% of the target incentive opportunity being earned, for a total maximum potential payout capped at 150% of the target annual cash incentive opportunity.

Straight-line interpolation will be used to determine the amount of bonus earned between all target ranges.

For 2025, the Company’s adjusted EBITDA, was $3,143 million (representing an 11.0% increase over the prior year); accordingly, the Compensation Committee approved payment of 104.8% of the bonus opportunity. The performance bonuses to our named executive officers for 2025 are shown below and in the 2025 Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column. A reconciliation of 2025 adjusted EBITDA is available in “Appendix A – Reconciliations.”

2025 Annual Cash Incentive Schedule

Adjusted EBITDA is earnings before interest, income-related taxes, depreciation and amortization, increased or reduced to eliminate the effects of extraordinary items, discontinued operations, restructuring of debt obligations, gains on asset dispositions, asset write-downs or impairment charges, acquisition-related expenses on completed acquisitions, litigation settlements and judgments, reorganization and restructuring programs, financial impacts associated with minority investments, and non-recurring or special items (as discussed in the Company’s quarterly earnings releases).

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Potential Threshold Annual Cash Incentive	Potential Target Annual Cash Incentive	Potential Maximum Annual Cash Incentive	Actual Annual Cash Incentive Payment

Mr. Hunn	$600,000	$2,000,000	$3,000,000	$2,096,000

Mr. Conley	$279,375	$ 931,250	$1,396,875	$ 975,950

Mr. Stipancich	$324,375	$1,081,250	$1,621,875	$1,133,150

For 2026 and the foreseeable future, the Committee revised the annual cash incentive to focus on driving sustainable, profitable organic revenue growth. One half of the annual cash incentive opportunity will be tied to annual organic revenue growth and the other half tied to annual adjusted EBITDA core margin (EBITDA from businesses which the Company has owned for at least one year as a percentage of revenue from those same businesses). 50% of the first half of the opportunity will be earned if organic revenue growth is at least 5.5% with 200% of the first half of the opportunity being earned if organic revenue growth is 8% or greater. 25% of the second half of the opportunity will be earned if adjusted EBITDA core margin is at least 35% with 150% of the second half of the opportunity being earned if adjusted EBITDA core margin is 40% or greater. The maximum of the annual cash incentive target that may be achieved is 175%.

Long-Term Stock Incentives

We award both stock options and performance-based restricted stock units to our named executive officers. In combination, we believe these awards provide a balanced focus on sustainable long-term shareholder value creation and retention of key executives. The value of the awards is reflective of market practice within our compensation peer group.

The target value of the awards granted to our named executive officers in March 2025 is set forth below. The total target value of awards for 2025 increased 5.2% for Mr. Hunn, 20.8% for Mr. Conley, and 19.6% for Mr. Stipancich, reflecting their respective significant contributions with respect to the continued development and implementation of Roper’s strategic capital deployment process and aligning their compensation closer to that of the market for executives with similar responsibilities.

Fiscal 2025 Long-Term Equity Awards

Value of Stock Options	Value of Performance- Based Restricted Stock Units*	Total Target Value of Awards

Mr. Hunn	$5,099,000	$15,297,000	$20,396,000

Mr. Conley	$1,812,500	$ 5,437,500	$ 7,250,000

Mr. Stipancich	$1,675,000	$ 5,025,000	$ 6,700,000

*

The value of the award granted is based on the weighted average closing price for the Company’s common stock over the 15 trading days ending on the date of grant, which is reflected in the minor discrepancies in the amounts reported under the “Stock Awards” column in the Summary Compensation Table.

These awards are shown in the 2025 Grants of Plan-Based Awards table.

The stock options vest on the third anniversary of the date of grant.

Long-Term Metrics. The Committee uses a three-year adjusted net earnings1 compound annual growth rate (“CAGR”) and relative total shareholder return as performance metrics for its performance-based restricted stock

[1]

Adjusted net earnings is net earnings from continuing operations increased or reduced to eliminate the effects of extraordinary items, accounting changes, financial impacts associated with minority investments, gains or losses from dispositions and associated income taxes, restructuring of debt obligations, asset dispositions, asset write-downs or impairment charges, acquisition-related expenses on completed acquisitions, acquisition-related intangible amortization, litigation settlements and judgments, reorganization and restructuring programs, and non-recurring or special items (as discussed in the Company’s quarterly earnings releases).

Roper Technologies, Inc. 2026 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

units. The Committee believes these performance metrics align with Roper’s strategy of delivering consistent organic growth and disciplined capital deployment while reflecting the cost of capital utilized to support the Company’s strategy. Vesting of the 2025 target level performance-based restricted stock unit awards will be contingent on the Company delivering a specified CAGR for adjusted net earnings for the 36-month performance period subject to a relative TSR performance modifier. If the Company achieves 1% in adjusted net earnings CAGR then the unmodified vesting for the restricted stock units is 35% of target. If the Company achieves between 4% and 10% in adjusted net earnings CAGR then the unmodified vesting is 100% of target. Previously, the Company had to achieve flat growth in adjusted net earnings to achieve unmodified vesting at 35% of target and between 3% and 10% in adjusted net earnings CAGR to achieve unmodified vesting at 100% of target. The more rigorous performance criteria requires the Company to generate an approximate incremental $58 million of adjusted net earnings for the performance period compared to the 2024 award criteria, in addition to the higher baseline.

Overdrive Opportunity. The named executive officers may vest in additional shares up to an incremental 100% of their target-level number of shares (the “Overdrive Shares”) if the adjusted net earnings CAGR for the three-year performance period exceeds 10% as set forth below:

•	If the Company achieves a 14% CAGR of adjusted net earnings over the performance period, 40% of the Overdrive Shares shall vest; and

•	If the Company achieves an 18% CAGR or higher of adjusted net earnings, an additional 60% of the Overdrive Shares shall vest.

Straight-line interpolation will be used to determine the number of shares that vest between all target ranges (beginning at 10% CAGR with respect to Overdrive Shares).

TSR Modifier. The total number of performance-based shares (including Overdrive Shares) that vest, if any, will be subject to modification based on the Company’s relative total shareholder return (“TSR”) over the 36-month performance period as follows:

•	If the Company’s TSR is at or below the 30th percentile of the S&P 500, the number of shares vesting will be reduced by 25%;

•	If the Company’s TSR is at the 55th percentile of the S&P 500, no adjustment to the number of shares vesting shall be made; and

•

If the Company’s TSR is at or exceeds the 80th percentile of the S&P 500, an additional 25% of the shares shall vest. However, in no event will vesting of target shares and overdrive shares exceed 200% of the target shares awarded.

Pro-rated vesting using straight-line interpolation between the 30th and 80th percentiles of relative TSR shall be used to determine the applicable vesting percentage. However, in no event will a named executive officer earn more than 200% of their target-level shares.

Fiscal Year 2026 Long-Term Metrics. For 2026 and the foreseeable future, the Committee revised the performance-based incentive program to drive shareholder value through incentivizing free cash flow per share compounding. The Committee elected to use adjusted diluted net earnings per share as a proxy for free cash flow per share to adjust for the timing differences than can impact year-over-year free cash flow growth.

For 2026 awards, the Committee has replaced the three-year adjusted net earnings compound growth rate (“CAGR”) metric with a similar three-year adjusted diluted net earnings per share CAGR. In addition, the Committee has replaced the 25% relative TSR performance modifier with a 10% modifier related to relative free cash flow performance. Named executive officers may still vest in additional shares up to an incremental 100% of their target-level number of shares (the “Overdrive Shares”), but only if the adjusted diluted net earnings per share CAGR for the 36-month performance period exceeds 9% as set forth below:

•	If the Company achieves a 13% CAGR of adjusted diluted net earnings per share over the performance period, 40% of the Overdrive Shares shall vest; and

36	Roper Technologies, Inc. 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•	If the Company achieves a 17% CAGR of adjusted diluted net earnings per share, an additional 60% of the Overdrive Shares shall vest.

Straight-line interpolation will be used to determine the number of shares that vest between all target ranges (beginning at 9% CAGR with respect to Overdrive Shares).

Relative Free Cash Flow Modifier. The total number of performance-based shares (including Overdrive Shares) that vest, if any, will be subject to modification based on the Company’s relative adjusted free cash flow margin (“rFCF Margin”) compared to the S&P 500 (excluding certain industries (utilities, real estate, financial services)) over the 36-month performance period as follows:

•	If the Company’s rFCF Margin is at or below the 70th percentile of the S&P 500, the number of shares vesting will be reduced by 10%;

•	If the Company’s rFCF Margin is at the 80th percentile of the S&P 500, no adjustment to the number of shares vesting shall be made; and

•	If the Company’s rFCF Margin is at or exceeds the 90th percentile of the S&P 500, an additional 10% of the shares shall vest.

Pro-rated vesting using straight-line interpolation between 70th and 90th percentiles of rFCF Margin shall be used to determine the applicable vesting percentage. However, in no event will a named executive officer earn more than 200% of their target-level shares.

Together with the Committee’s changes to the annual cash incentive plan, these compensation performance metric changes sharpen enterprise focus on organic growth, reinforce disciplined margin management, align long-term incentives with per-share value creation, and retain market-relative accountability tied to free cash flow quality.

Prior Long-Term Stock Incentive Awards

The named executive officers did not have a long-term stock incentive award vesting event in 2025 as the Committee extended the vesting and performance period of long-term incentive awards to three years in 2023. The 2023 long-term stock incentive awards vested in March 2026.

In March 2023, Messrs. Hunn, Conley and Stipancich were awarded 32,665, 8,815, and 8,110 performance-based restricted shares, respectively, subject to the below performance criteria for the 36-month performance period of January 2023 through December 2025. These performance-based restricted shares vested in March 2026 following the Compensation Committee’s certification of the satisfaction of both of the performance criteria above the target payout threshold.

Performance Criteria	Weight	Minimum Threshold for Payout	Performance for Target Payout	Actual Performance

Adjusted EBITDA*	50%	$6.517 billion	$6.917 billion	$8.486 billion

Adjusted Operating Cash Flow*	50%	50th Percentile	75th Percentile	94th Percentile
*	As described above.

Roper Technologies, Inc. 2026 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

ADDITIONAL INFORMATION ABOUT OUR PROGRAM

Other arrangements and considerations important to a shareholder’s understanding of our overall executive compensation program are described below.

Share Ownership and Retention Guidelines

We believe named executive officers should have a significant equity interest in the Company. To promote equity ownership and further align the interests of our named executive officers with those of our shareholders, we adopted share ownership and retention guidelines for our named executive officers. The guidelines are expected to be achieved within five years. Until the ownership requirements are met, a named executive officer must retain 60% of any applicable shares received (on a net after tax basis) under our equity compensation program. At the end of fiscal 2025, all named executive officers were in compliance with our share ownership guidelines.

Position	Share Ownership Multiple

CEO	7 times base salary
Other Named Executive Officers	3 times base salary

Shares Included	Shares Not Included

• Shares in which the executive or his or her spouse or child has a direct or indirect interest; and • Shares owned in 401(k), savings, and profit sharing plans.	• Vested or unvested stock options; and • Unvested performance-based equity awards.

38	Roper Technologies, Inc. 2026 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Anti-Hedging and Anti-Pledging Policy

We prohibit our named executive officers and directors from engaging in transactions involving derivative instruments with respect to Company securities, and other securities immediately convertible or exchangeable into Company securities, and from pledging shares of Company common stock.

Clawback Policy

We maintain and operate a Compensation Clawback Policy (the “Clawback Policy”), which complies with the rules and listing standards promulgated and adopted by the SEC and Nasdaq. The Clawback Policy provides for the prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is in general limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, we may utilize a broad range of recoupment methods under the Clawback Policy. The Clawback Policy does not condition clawback on the fault of the executive officer, but we are not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and: (1) we have already attempted to recover such amounts but the direct expenses paid to a third-party in an effort to enforce the Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would cause the non-compliance of a tax-qualified retirement plan under the Code and applicable regulations. Operation of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. We may not indemnify any such executive officer against the loss of such recovered compensation.

The Board also maintains and operates a supplemental clawback policy with broad discretion, allowing the Board to seek recoupment of incentive-based compensation (cash or equity, including time-based equity) from its Section 16 officers in the event of misconduct, including (i) willfully failing to perform his or her duties, (ii) willfully engaging in fraud or breach of his or her fiduciary duties, (iii) willfully violating the Company’s Code of Conduct or engaging in gross misconduct which is materially injurious to the Company, and (iv) committing a felony or offense involving moral turpitude.

Regulatory Considerations

Effective for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act changed certain aspects of executive compensation, including elimination of a Company’s ability to deduct “performance-based” compensation in excess of $1 million to named executive officers under Section 162(m) of the Code. We will continue to consider tax implications in making compensation decisions and, when believed to be in the best long-term interests of our shareholders, we may provide compensation that is not fully deductible.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including Section 409A of the Code regarding non-qualified deferred compensation and Section 280G of the Code regarding compensation pursuant to a change in control. We also consider how various elements of compensation will impact our financial results. For example, ASC Topic 718, the accounting standard that determines the cost to be recognized for equity awards, is considered when awarding stock options, restricted stock awards, and restricted stock unit awards.

Roper Technologies, Inc. 2026 Proxy Statement	39

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2025, Mses. Thatcher and Brinkley and Messrs. Johnson, Joyce, and Murphy served on the Compensation Committee. Former director Christopher Wright also served on the Compensation Committee in 2025 until his retirement from the Board of Directors in June 2025. No member of the Compensation Committee was, during 2025, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K under the Securities Act of 1933 (the “Securities Act”). During 2025, none of the Company’s executive officers served on either the board of directors or the compensation committee of any other entity, any officers of which served on either the Board of Directors or the Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025.

Submitted by:

Laura G. Thatcher, Chair

Amy Woods Brinkley

Robert D. Johnson

Thomas P. Joyce, Jr.

John F. Murphy

40	Roper Technologies, Inc. 2026 Proxy Statement

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by our named executive officers in the fiscal years noted.

2025 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(1)(3) ($)	All Other Compensation(4) ($)	Total Compensation ($)

L. Neil Hunn	2025	1,000,000	17,533,527	5,098,979	2,096,000	477,259	26,205,765
President and Chief	2024	1,000,000	15,023,657	4,847,184	2,282,000	533,781	23,686,622
Executive Officer	2023	1,000,000	13,982,907	4,632,002	21,168,465	512,211	41,295,585

Jason P. Conley	2025	745,000	6,232,167	1,812,368	975,950	184,243	9,949,728
Executive Vice President	2024	710,000	4,649,142	1,499,975	1,012,638	165,304	8,037,059
and Chief Financial Officer	2023	675,000	3,773,437	1,250,053	843,750	149,571	6,691,811

John K. Stipancich	2025	865,000	5,759,149	1,674,885	1,133,150	106,272	9,538,456
Executive Vice President,	2024	835,000	4,338,897	1,399,988	1,190,919	172,125	7,936,929
General Counsel and Corporate Secretary	2023	800,000	3,471,648	1,150,007	1,000,000	163,687	6,585,342

(1)	Amounts shown for 2025 include, as applicable, deferrals to the 401(k) plan and the Non-Qualified Retirement Plan.

(2)

The dollar values shown for 2025 represent the grant date fair values for restricted stock units and option awards calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair values of these option awards are set forth in Note 11 to our consolidated financial statements for 2025, which are included in our Annual Report on Form 10-K for the fiscal year ended 2025 filed with the SEC. There is no assurance that these amounts will be realized. The restricted stock unit awards are all subject to performance-based vesting criteria. The value of restricted stock units in the table assumes target performance for adjusted net earnings CAGR. The values of the restricted stock units granted in fiscal 2025 at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr.Hunn—$31,387,609; Mr. Conley—$11,156,502; and Mr. Stipancich—$10,309,729. The performance-based criteria for awards granted in 2025 are described in the CD&A under “Analysis of 2025 Compensation—Long-Term Stock Incentives,” and the vesting schedule for awards granted in 2025 is set forth in the notes to the 2025 Outstanding Equity Awards at Fiscal Year End table below.

(3)

The amounts in this column for 2025 reflect payments made pursuant to our cash incentive program, which is described above in the CD&A under “Analysis of 2025 Compensation—Annual Cash Incentive,” and were based upon base salaries as of the beginning of the year.

(4)

Amounts reported in the “All Other Compensation” column for 2025 include the following items. In respect of any of these items that constitute perquisites, the value shown is the Company’s incremental cost.

Name	Club Memberships ($)	Personal Use of Aircraft(a) ($)	Company Car ($)	Additional Medical Services ($)	Financial Planning ($)	Contributions to Defined Contribution Plans(b) ($)
L. Neil Hunn	12,672	159,937	24,000	4,500	30,000	246,150
Jason P. Conley	18,920	-	30,000	3,500	-	131,823
John K. Stipancich	-	-	30,000	4,500	-	71,772

(a)

The incremental cost to the Company of personal aircraft use is calculated by using the variable operating cost (including the cost of fuel, on-board meals, landing and parking fees, related ground transportation, trip-related maintenance, maintenance costs with respect to engine, avionics, and auxiliary power unit manufacturer programs, and crew travel expense) net of any applicable employee reimbursement. Because the aircraft is used predominately for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, aircraft insurance premiums, hanger lease payments, the lease or acquisition cost of the aircraft, and exterior paint, inspection and capital improvement costs intended to cover a multiple-year period.

(b)	Reflects employer contributions to the Non-Qualified Retirement Plan and the 401(k) plan.

Roper Technologies, Inc. 2026 Proxy Statement	41

EXECUTIVE COMPENSATION (CONTINUED)

2025 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the fiscal year ended December 31, 2025.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards:Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

L. Neil Hunn	03/05/2025				9,250	26,429	52,858			17,533,527
	03/05/2025							27,853(3)	593.81	5,098,979
	03/05/2025	600,000	2,000,000	3,000,000

Jason P. Conley	03/05/2025				3,287	9,394	18,788			6,232,167
	03/05/2025							9,900(3)	593.81	1,812,368
	03/05/2025	279,375	931,250	1,396,875

John K. Stipancich	03/05/2025				3,038	8,681	17,362			5,759,149
	03/05/2025							9,149(3)	593.81	1,674,885
	03/05/2025	324,375	1,081,250	1,621,875

(1)

For an explanation of the material terms, refer to the CD&A section above captioned “Analysis of 2025 Compensation—Annual Cash Incentive.” Amounts paid under this program for 2025 are set forth in the 2025 Summary Compensation Table.

(2)

The performance restricted stock units awarded to the named executive officers generally vest in March 2028. All awards are subject to the performance criteria described in the CD&A under “Analysis of 2025 Compensation—Long-Term Stock Incentives.” The threshold payout represents the number of shares that would vest upon the satisfaction of the threshold level of performance for the performance criteria. The maximum payout represents the number of shares that would vest upon the satisfaction of the maximum performance for the performance criteria. Dividend equivalents on restricted stock units will be paid only if the shares are earned by performance.

(3)

The stock options awarded to the named executive officers generally vest in March 2028. All stock options expire on the tenth anniversary of the grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(4)	The dollar values reflect the grant date fair value of the awards as calculated in accordance with ASC Topic 718.

42	Roper Technologies, Inc. 2026 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

2025 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2025 for the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

L. Neil Hunn	40,000		185.42	01/19/2027
	60,000		275.69	01/19/2028
	60,000		270.30	01/15/2029
	57,068		372.60	01/14/2030
	47,432		413.15	01/13/2031
	41,044		464.52	01/12/2032
		35,928(2)	428.07	03/14/2033
		27,875(3)	555.20	03/12/2034
		27,853(4)	593.81	03/05/2035
					85,631(5)(8)	38,116,927
Jason P. Conley	10,000		185.42	01/19/2027
	12,000		275.69	01/19/2028
	14,300		270.30	01/15/2029
	11,078		372.60	01/14/2030
	9,111		413.15	01/13/2031
	7,753		464.52	01/12/2032
		9,696(2)	428.07	03/14/2033
		8,626(3)	555.20	03/12/2034
		9,900(4)	593.81	03/05/2035
					26,421(6)(8)	11,760,780
John K. Stipancich	2,000		228.84	06/09/2027
	15,000		275.69	01/19/2028
	15,000		270.30	01/15/2029
	11,414		372.60	01/14/2030
	9,647		413.15	01/13/2031
	8,152		464.52	01/12/2032
		8,920(2)	428.07	03/14/2033
		8,051(3)	555.20	03/12/2034
		9,149(4)	593.81	03/05/2035
					24,455(7)(8)	10,885,654

(1)	Calculated by multiplying $445.13, the closing market price of our common stock on December 31, 2025, by the number of restricted shares and restricted stock units that have not vested.

(2)	These stock options were granted on March 14, 2023 with unexercisable shares vesting in March 2026.

(3)	These stock options were granted on March 12, 2024 with unexercisable shares vesting in March 2027.

(4)	These stock options were granted on March 5, 2025 with unexercisable shares vesting in March 2028.

(5)

This represents multiple restricted stock and restricted stock unit awards with the remaining shares of each grant vesting, subject to certification that applicable Company performance conditions have been met, as follows:

•	32,665 restricted shares granted on March 14, 2023 and vesting in March 2026; and

•	26,537 restricted stock units granted on March 12, 2024 and vesting in March 2027; and

•	26,429 restricted stock units granted on March 5, 2025 and vesting in March 2028.

Roper Technologies, Inc. 2026 Proxy Statement	43

EXECUTIVE COMPENSATION (CONTINUED)

(6)

This represents multiple restricted stock and restricted stock unit awards with the remaining shares of each grant vesting, subject to certification that applicable Company performance conditions have been met, as follows:

•	8,815 restricted shares granted on March 14, 2023 and vesting in March 2026;

•	8,212 restricted stock units granted on March 12, 2024 and vesting in March 2027; and

•	9,394 restricted stock units granted on March 5, 2025 and vesting in March 2028.

(7)

This represents multiple restricted stock and restricted stock unit awards with the remaining shares of each grant vesting, subject to certification that applicable Company performance conditions have been met, as follows:

•	8,110 restricted shares granted on March 14, 2023 and vesting in March 2026;

•	7,664 restricted stock units granted on March 12, 2024 and vesting in March 2027; and

•	8,681 restricted stock units granted on March 5, 2025 and vesting in March 2028.

(8)	For all restricted stock and restricted stock unit awards granted, the vesting only occurs if the Compensation Committee certifies our Company’s attainment of related performance goals.

44	Roper Technologies, Inc. 2026 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

2025 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)

L. Neil Hunn	30,000	7,704,675	-	-

Jason P. Conley	12,000	4,152,621	-	-

John K. Stipancich	2,500	852,197	-	-

No Pension Benefits

None of our named executive officers participates in a Company-sponsored defined-benefit pension plan.

2025 Non-Qualified Deferred Compensation

Pursuant to our Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the cash incentive program. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2025.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)

L. Neil Hunn	298,200	219,900	497,727	(2,595,947)	2,671,840

Jason P. Conley	175,764	105,573	457,052	(294,113)	3,768,128

John K. Stipancich	51,900	45,522	228,028	(1,958,959)	97,908

(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year ended December 31, 2025 and all of these amounts are included in the Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts in this column are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings was included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

(4)

Of the amounts reflected in this column, the following portions were reported in previous years’ Summary Compensation Tables for the named executive officers: Mr. Hunn, $2,671,840; Mr. Conley, $2,327,520; and Mr. Stipancich, $97,908.

Potential Payments upon Termination or Change in Control

The offer letters with Messrs. Hunn and Stipancich provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below. In no event will excise tax gross-ups be paid in regard to a termination of employment related to a change in control.

Roper Technologies, Inc. 2026 Proxy Statement	45

EXECUTIVE COMPENSATION (CONTINUED)

Offer Letters to Messrs. Hunn and Stipancich

Mr. Hunn. Pursuant to an offer letter dated August 18, 2011, if Mr. Hunn’s employment were to be terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary.

Mr. Stipancich. Pursuant to an offer letter dated June 17, 2016, if Mr. Stipancich’s employment were to be terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary, plus a pro-rated bonus based upon Company performance.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2025 under the circumstances shown. Scenarios for termination for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments would be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

46	Roper Technologies, Inc. 2026 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

L. NEIL HUNN

Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)

Cash payments	$ -	$1,000,000	$ 1,000,000

Accelerated Equity Awards(2)(3)

2023 Stock Option Grant	-	-	612,932

2024 Stock Option Grant	-	-	-

2025 Stock Option Grant	-	-	-

2023 Restricted Stock Grant	-	-	14,540,171

2024 Restricted Stock Unit Award	-	-	11,812,415

2025 Restricted Stock Unit Award	-	-	11,764,341

Continued Medical Benefits	-	27,202	27,202

Total	$ -	$1,027,202	$39,757,061

JASON P. CONLEY

Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)

Cash payments	$ -	$ -	$ -

Accelerated Equity Awards(2)(3)

2023 Stock Option Grant	-	-	165,414

2024 Stock Option Grant	-	-	-

2025 Stock Option Grant	-	-	-

2023 Restricted Stock Grant	-	-	3,923,821

2024 Restricted Stock Unit Award	-	-	3,655,408

2025 Restricted Stock Unit Award	-	-	4,181,551

Continued Medical Benefits	-	-	-

Total	$ -	$ -	$11,926,194

Roper Technologies, Inc. 2026 Proxy Statement	47

EXECUTIVE COMPENSATION (CONTINUED)

JOHN K. STIPANCICH

Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)

Cash payments	$ -	$1,998,150	$ 1,998,150

Accelerated Equity Awards(2)(3)

2023 Stock Option Grant	-	-	152,175

2024 Stock Option Grant	-	-	-

2025 Stock Option Grant	-	-	-

2023 Restricted Stock Grant	-	-	3,610,004

2024 Restricted Stock Unit Award	-	-	3,411,476

2025 Restricted Stock Unit Award	-	-	3,864,174

Continued Medical Benefits	-	27,202	27,202

Total	$ -	$2,025,352	$13,063,181

(1)	Assumes employment is terminated involuntarily without cause.

(2)	Based on closing market price of our common stock on December 31, 2025 of $445.13 per share.

(3)

Under the terms of our 2021 Incentive Plan, if within two years after a change in control, employment is terminated by the employee for good reason or by the acquirer without cause, or if the acquirer does not assume the awards upon a change in control, (i) outstanding stock options become fully exercisable, (ii) time-based vesting restrictions on outstanding restricted stock and restricted stock units lapse, and (iii) the target payout opportunities on outstanding performance-based restricted stock and restricted stock units shall be deemed to have been fully earned (subject to the conditions provided in the 2021 Incentive Plan).

CEO Pay Ratio

As required by SEC rules, we compared the total compensation of our CEO in 2025 to that of our median employee for the same period. Through our core human capital management system with supplementation from manual inputs, we collected information for our global workforce of 19,413 employees (13,160 of which are based in the United States), including our full-time, part-time and temporary workers, and excluded our employees in Germany (110) and France (101) under the de minimis exemption.

We identified our median employee as of December 31, 2025 by applying a consistent compensation measure for the period from January 1, 2025 to December 31, 2025 across our global employee population—annual salary or hourly pay, bonus and commissions (excluding equity compensation because inclusion of such would have had no impact on the determination of the median employee). We annualized the compensation for our full-time and part-time employees who were newly-hired in 2025. Our median employee’s total 2025 compensation was $100,901 and our CEO’s was $26,227,020 ($21,255 more than as reported in the Summary Compensation Table above due to the inclusion of certain employee benefits). Accordingly, our 2025 CEO to Median Employee Pay Ratio was 260:1.

SEC rules for identifying the median employee permit companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Consequently, the pay ratios reported by other companies may not be comparable to the pay ratio reported by Roper.

48	Roper Technologies, Inc. 2026 Proxy Statement

EXECUTIVE COMPENSATION
(CONTINUED)

Pay Versus Performance
As required by SEC rules, we are providing the following information about the relationship between certain executive compensation and certain financial performance of our Company, illustrating pay versus performance, or PVP. For its Company Selected Measure (“CSM”) and an additional measure to show in this table, the Company has again chosen Adjusted Free Cash Flow and Adjusted EBITDA, respectively.
PAY VERSUS PERFORMANCE

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)(4)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income $ millions	Adjusted Free Cash Flow $ millions (3)	Adjusted EBITDA $ millions (3)
					Total Shareholder Return	S&P 500 IT

2025	$26,205,765	$3,919,379	$9,744,092	$2,897,006	$106	$258	$1,536	$2,466	$3,143

2024	$23,686,622	$14,635,756	$7,986,994	$5,748,204	$123	$208	$1,549	$2,282	$2,832

2023	$41,295,585	$58,797,192	$4,574,182	$7,665,126	$129	$152	$1,384	$1,962	$2,511

2022	$21,893,365	$8,358,572	$6,063,861	$3,431,516	$101	$ 97	$4,545	$1,490	$2,170

2021	$21,532,055	$34,591,237	$6,036,612	$8,448,612	$115	$135	$1,153	$1,598	$1,944

(1)	The principal executive officer (“PEO”) for each of 2025, 2024, 2023, 2022 and 2021 (each a “Covered Year”) is L. Neil Hunn.

(2)
The non-PEO named executive officers (the “other NEOs”) for Covered Years 2021, 2022, and 2023 are Jason P. Conley, Robert C. Crisci and John K. Stipancich. Mr. Conley and Mr. Stipancich are the other NEOs for Covered Years 2024 and 2025.

(3)
Adjusted Free Cash Flow and Adjusted EBITDA are presented on a continuing operations basis and an adjusted (non-GAAP) basis. Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures and other related information is available in “Appendix A—Reconciliations, Tables 1 and 2”.

(4)	Compensation Actually Paid (“CAP”) illustrated in the table above is calculated by making the following adjustments from the Summary Compensation Table (“SCT”) totals as follows:

Item and Value—Added (Deducted)	2025

For PEO:

-SCT “Stock Awards” column value	(17,533,527)

-SCT “Option Awards” column value	(5,098,979)

+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	11,854,915

+/- change in fair value (from prior year-end to Covered Year-end) of outstanding equity awards granted prior to Covered Year	(10,924,232)

+/- change in fair value (from prior year-end to vesting date) of equity awards granted prior to Covered Year and vested in Covered Year	(584,563)

For Non-PEO Named Executive Officers (Average):

-SCT “Stock Awards” column value	(5,995,658)

-SCT “Option Awards” column value	(1,743,627)

+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	4,053,838

+/- change in fair value (from prior year-end to Covered Year-end) of outstanding equity awards granted prior to Covered Year	(3,048,377)

+/- change in fair value (from prior year-end to vesting date) of equity awards granted prior to Covered Year and vested in Covered Year	(113,262)

Roper Technologies, Inc. 2026 Proxy Statement	49

EXECUTIVE COMPENSATION
(CONTINUED)

Please note that while similar adjustment information was provided in the Company’s 2025 proxy statement for Covered Year 2024, in the Company’s 2024 proxy statement for Covered Year 2023, and in the Company’s 2023 proxy statement for Covered Years 2022 and 2021, under applicable SEC guidance, repeating such adjustment information is not required in this Proxy Statement because in the Company’s view it is not material to the Company shareholders’ understanding of the information reported in the PVP table for 2025 or the relationships disclosures provided below.
The charts below describe the relationship between the PEO and other NEOs’ CAP to Net Income, to cumulative Company Total Shareholder Return, and to the Company’s two Company-selected measures, Adjusted Free Cash Flow and Adjusted EBITDA, plus the relationship between cumulative Company Total Shareholder Return and cumulative Peer Group Total Shareholder Return.

(1)	In 2022, the Company’s Net Income included a gain of $3,356 million related to the disposition of discontinued operations, net of tax.

(2)
In 2023, the Compensation Actually Paid to the PEO includes $17.8 million earned under the five-year CEO Special Long-Term Cash Incentive, plus $1.33 million in a company matching amount based on his deferral of a portion of such award.

50	Roper Technologies, Inc. 2026 Proxy Statement

EXECUTIVE COMPENSATION
(CONTINUED)

The following table lists the four financial performance measures that we believe represent the most important financial performance measures we used to link compensation actually paid to our named executive officers for 2025 to our performance:

Adjusted Free Cash Flow
Adjusted EBITDA
Adjusted Net Earnings
Relative Total Shareholder Return

Roper Technologies, Inc. 2026 Proxy Statement	51

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are seeking your advisory vote approving the compensation of our named executive officers as disclosed in this Proxy Statement. We believe that our executive compensation program is structured in the best manner possible to support our business objectives, evidenced by the long-term returns we deliver to our shareholders.

Our executive compensation program is designed to provide competitive total compensation that is tied to the achievement of Company performance objectives and to attract, motivate and retain individuals who will build long-term value for our shareholders. See the “Proxy Statement Summary” and “Compensation Discussion and Analysis” above for key characteristics of our executive compensation program.

We are seeking shareholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement is hereby APPROVED.

The vote on this proposal is advisory and non-binding; however, the Compensation Committee and our Board will review the results of the vote and consider them when making future determinations regarding our executive compensation program. We conduct this Say-on-Pay vote annually, and we expect to hold our next Say-on-Pay vote at the 2027 Annual Meeting.

The Board recommends a vote “FOR” the resolution approving, on an advisory basis, the compensation of the Company’s named executive officers.

52	Roper Technologies, Inc. 2026 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently comprised of four non-employee directors, each of whom has been determined by the Board of Directors to be independent under the Nasdaq and SEC rules. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The Committee retains the Company’s independent registered public accounting firm to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the independent registered public accounting firm, and pre-approves all of their services. The Committee also periodically reviews the work performed by other public accounting firms retained by the Company to provide various financial and information technology services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with GAAP. The Audit Committee maintains oversight of the independent registered public accounting firm by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a sub-committee of the Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s Vice President of Audit Services and periodically meeting with this individual to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2025; (iii) discussed with PwC the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” issued by the Public Company Accounting Oversight Board (the “PCAOB”); (iv) received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with PwC its independence from the Company and its management; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

AUDIT COMMITTEE

Richard F. Wallman, Chair

Irene M. Esteves

Thomas P. Joyce, Jr.

John F. Murphy

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

Roper Technologies, Inc. 2026 Proxy Statement	53

INDEPENDENT PUBLIC ACCOUNTANT’S FEES

Set forth below are the professional fees billed by PwC for the fiscal years ended December 31, 2025 and 2024. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent registered public accounting firm require the Audit Committee’s prior approval. As such, all audit, audit-related, tax, and other fees were pre-approved by the Audit Committee.

	Dollars in Thousands
Fees	FY 2025	FY 2024
Audit Fees(1)	$6,079	$6,306
Audit-Related Fees(2)	341	-
Tax Fees(3)	145	146
Total Fees	$6,565	$6,452
(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the PCAOB and fees for services, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include, with respect to 2025, additional services related to a contemplated transaction.

(3)	Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning data.

As required by Section 10A(i)(1) of the Exchange Act, all audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to our independent registered public accounting firm which are subsequently ratified by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, as amended, the Audit Committee has established procedures by which the Chair of the Audit Committee may pre-approve such services, provided the Chair subsequently reports the details of the services to the full Audit Committee. All audit-related fees, tax fees and all other fees, as described in the table above, were approved by the Audit Committee.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026

The Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2026. Our Board of Directors recommends that the shareholders ratify this appointment. PwC has been our Company’s independent registered public accounting firm since May 2002. One or more representatives of PwC are expected to be present at the 2026 Annual Meeting and will be given the opportunity to make a statement if they so desire and respond to appropriate questions of shareholders in attendance. If this proposal does not pass, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee and the Board of Directors. Even if the proposal passes, the Audit Committee may decide to select another firm at any time.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026.

54	Roper Technologies, Inc. 2026 Proxy Statement

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN

At the 2026 Annual Meeting, our shareholders will be asked to approve an amendment (the “Amendment”) to the Roper Technologies, Inc. 2021 Incentive Plan (the “2021 Plan”), to (i) increase the number of shares reserved for issuance under the 2021 Plan by 14,150,000 shares of our common stock, $0.01 par value per share, and (ii) to eliminate an exception to the one year minimum vesting requirement for awards to non-employee directors.

Reasons for Shareholders’ Approval of the Amendment to the 2021 Plan

Equity awards allow us to attract and retain our key employees and other service providers. The Compensation Committee believes that granting equity compensation allows the Company to attract, retain and motivate our key employees and other service providers. The ability to grant equity awards keeps us competitive for talent and is fundamental to the effectiveness of our compensation program.

Equity awards align employees’ and service providers’ interests with shareholders’ long-term interests. Equity awards promote the success and enhance the value of our Company by aligning the personal interests of our directors, consultants, officers and employees with those of our shareholders and by retaining executives through multi-year service requirements for vesting in awards.

Equity awards reflect the Compensation Committee’s pay-for-performance philosophy. The value ultimately received by participants from our equity awards is linked to the value of our common stock.

Key Features of the 2021 Plan

Conservative share counting provisions. We count the full number of shares issued, rather than the net number of shares, where shares are withheld from an award to satisfy tax withholding requirements or delivered or withheld to pay the exercise price of an option. We also count the full number of shares underlying stock appreciation rights.

No repricing of options. The 2021 Plan does not permit the repricing of options or stock appreciation rights, either directly or indirectly through replacement with new awards or cash buyouts, without stockholder approval.

“Double trigger” change in control provisions. Under the terms of the 2021 Plan, if an acquirer assumes our awards in connection with a change in control, accelerated vesting of a participant’s awards occurs only if the participant’s employment is terminated without “cause” or the participant resigns for “good reason” within two years after the change in control.

Independent committee administration. The Plan is administered by our Compensation Committee, which is comprised entirely of independent directors.

Equity Usage Information (Includes Post-Fiscal Year End Data)

Outstanding Awards. As of March 23, 2026, under the Amended and Restated 2006 Incentive Plan (the “2006 Plan”), the 2016 Incentive Plan, as amended (the “2016 Plan) and the 2021 Plan which are the only plans under which awards remained outstanding, there were (i) 4,326,089 shares of our common stock subject to outstanding awards, of which 2,819,066 shares were subject to stock options outstanding with a weighted average exercise price per share of $393.89 and a weighted average remaining term of 5.91 years; (ii) 1,507,023 shares were subject to restricted stock awards and restricted stock units outstanding and unvested, and (iii) 977,472 shares of our common stock reserved and available for future awards under the 2021 Plan. On March 23, 2026, the closing price of Roper common stock on Nasdaq was $353.48. The number of our shares outstanding as of March 23, 2026, was 102,372,821.

Burn Rate. Over the past three years (2025, 2024 and 2023), our annual burn rates have been 0.72%, 0.64%, and 0.62%, respectively. These burn rates were calculated by the number of stock options and full-value awards granted during the applicable year as a percentage of weighted average shares outstanding. Our three-year average annual burn rate calculated using this methodology has been 0.66%, which is below the leading proxy advisor’s benchmark of 2.15% applied to our industry.

Roper Technologies, Inc. 2026 Proxy Statement	55

Equity Overhang. We define “overhang” as the sum of outstanding equity awards under our 2006 Plan, 2016 Plan, and 2021 Plan plus the number of shares available for future grant, divided by the sum of the foregoing plus the number of shares outstanding. As of March 23, 2026, our overhang was 4.93%.

Dilution. The 14,150,000 million new shares requested under the Amendment represent approximately 13.8% of our shares of common stock outstanding as of March 23, 2026.

If the Amendment is approved, we intend to utilize the shares authorized under the amended 2021 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Amendment will last for approximately 4 to 5 years, based on our historic grant rates, new hiring expectations and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or experience or our share price changes significantly. As noted below, our Compensation Committee would retain full discretion under the amended 2021 Plan to determine the number and amount of awards to be granted under the amended 2021 Plan, subject to the terms of the amended 2021 Plan, and future benefits that may be received by participants under the amended 2021 Plan are not determinable at this time. If the Amendment is not approved, we will continue to issue awards under the 2021 Plan, but may be restricted from doing so in future years which we believe will limit our ability to attract and retain the services of directors, officers, consultants, and employees, and our recruiting, retention and incentive efforts would become more difficult.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2025 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (in millions)	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (in millions)

Equity Compensation Plans Approved by Shareholders (1)

Stock options	2.349	$400.46

Restricted stock awards (2)	0.783	—

Subtotal	3.132		4.293

Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	3.132	$—	4.293
(1)

Consists of the Amended and Restated 2006 Incentive Plan, the 2016 Incentive Plan, as amended, and the 2021 Incentive Plan. No additional awards may be granted under the 2006 Incentive Plan or the 2016 Incentive Plan.

(2)	The weighted-average exercise price is not applicable to restricted stock awards.

Summary of the Amendment

The Amendment makes the following material changes to the 2021 Plan:

Shares Available for Awards. The amended 2021 Plan increases the number of shares reserved for issuance under the 2021 Plan by 14,150,000 shares.

Minimum Vesting Restrictions. The amended 2021 Plan eliminates the specific exception for non-employee directors from the general exception that no more than 5% of the shares available for grant may have a vesting period of less than one year.

Summary of the 2021 Plan, as Amended

The following is a summary of the provisions of the 2021 Plan, as amended. This summary is qualified in its entirety by the full text of the Amendment and 2021 Plan as amended, as set forth in Appendix B and Appendix B-1, respectively, of this proxy statement.

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Purpose. The purpose of the 2021 Plan, as amended, is to promote the Company’s success by linking the personal interests of its employees, officers, directors and consultants to those of its shareholders, and by providing participants with an incentive for outstanding performance.

Administration. The 2021 Plan, as amended, is administered by the Compensation Committee of the Board of Directors, which has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2021 Plan; and make all other decisions and determinations that may be required under the 2021 Plan.

Shares Available for Awards. The Amendment will increase the new shares available for issuance under the 2021 Plan by 14,150,000. In addition, the following shares will continue to be available for issuance under the 2021 Plan; (i) up to 977,472 shares remaining available under the 2021 Plan immediately prior to the effective date of the Amendment; and (ii) up to 4,326,089 shares subject to awards previously granted under the 2016 Plan and 2021 Plan that are outstanding as of the effective date of the Amendment and thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

Share Counting. Shares underlying options and stock appreciation rights count as one share, while shares underlying all other awards count as three shares, against the number of shares available for issuance under the 2021 Plan. Shares withheld from an award to satisfy tax withholding requirements, shares delivered or withheld to pay the exercise price of an option, and the full number of shares underlying stock appreciation rights, rather than the net number of shares actually issued, are counted against the shares available under the 2021 Plan. The 2021 Plan provides that shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will again be available for future grants of awards under the 2021 Plan.

Eligibility. The 2021 Plan permits the grant of equity awards to employees, officers, directors and consultants of the Company and its affiliates as selected by the Compensation Committee. As of March 23, 2026, the Company had approximately 19,200 employees and 8 non-employee directors, and no consultants that could be eligible for awards. The number of eligible participants may change over time based upon future growth of the Company and its affiliates. The basis for participation in the amended 2021 Plan by eligible persons is the selection of such persons for participation by the Compensation Committee (or its proper delegate) in its discretion.

Awards to Non-Employee Directors. Awards granted to the Company’s non-employee directors will be made only in accordance with the terms, conditions and parameters of the Company’s director compensation plan as in effect from time to time. In no event will the awards that may be granted to any non-employee director during any calendar year, taken together with any cash fees paid by the Company to such non-employee director during such calendar year for service on the Board, exceed a value of $750,000. However, with respect to the first calendar year during which a non-employee director serves on the Board (or, in the event such non-employee director does not receive any awards during such first calendar year, the second calendar year during which such a non-employee director serves on the Board), such maximum total value shall be $1,500,000.

Types of Equity Awards. The 2021 Plan authorizes the following types of awards:

•	stock options that give the holder the right to purchase shares of our common stock at a price not less than the fair market value at grant;

•

stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of a share of our common stock as of the grant date);

•	restricted stock, which gives the holder the rights of a holder of common stock, subject to restrictions on transferability and forfeiture on terms set by the Compensation Committee;

•

restricted or deferred stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future;

•	performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals;

•

dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying a full-value award, except that dividends

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or dividend equivalents will not be paid on performance-based awards unless and until the performance conditions have been met; and

•	unrestricted stock awards and other cash and stock-based awards in the discretion of the Compensation Committee.

Minimum Vesting Restrictions. Awards granted under the Amendment generally may not vest less than one year following the grant date, except with respect to up to 5% of the total number of shares authorized under the Amendment, substitute awards or as a result of a participant’s death or disability or upon, or in connection with, a participant’s termination of service following, a change in control.

Limitations on Individual Awards. No eligible participant who isn’t a non-employee director may be granted any award or award denominated in shares, for more than 450,000 shares in the aggregate in any calendar year.

Performance Goals. The Committee may establish performance goals for performance-based awards which may be based on any criteria selected and approved by the Committee, including, but not limited to, (i) GAAP and adjusted-GAAP financial measures (including per share measures), (ii) strategic measures, (iii) sustainability measures, (iv) individual performance measures, and (v) operational measures. The business criteria may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate. Additionally, the Committee may provide for the inclusion or exclusion of specified circumstances or events in the evaluation of performance.

Limitations on Transfer. A participant may not assign or transfer an award other than by will or the laws of descent and distribution. The Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. The 2021 Plan prohibits transfers of awards for value.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate or any special plan document or separate agreement governing an award:

•

If a participant’s service terminates by reason of death or disability, (i) all of that participant’s outstanding options and stock appreciation rights will become fully exercisable, (ii) all time-based vesting restrictions on such participant’s outstanding awards shall lapse, and (iii) the target payout opportunities attainable under all of that participant’s outstanding performance-based awards shall be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level.

•

In connection with a change in control, with respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted: if within two years after the effective date of the change in control, a participant’s employment is terminated without cause (or if the participant resigns for “good reason” as provided in any employment, severance or similar agreement), then (a) all of that participant’s outstanding service-based awards will become fully vested, and (b) all of that participant’s outstanding performance-based awards will be earned on a pro-rata basis based on actual performance through the end of the performance period.

•

In connection with a change in control, if awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control: (a) all outstanding service-based awards will become fully vested and exercisable, as applicable, and (b) all outstanding performance-based awards will become fully vested, with the level of such vested amount to be determined based on an assumed achievement of performance goals at “target” levels, and there will be a pro-rated payout to the participants based on the length of time within the performance period that has elapsed prior to the date of the change of control.

Adjustments. In the event of a transaction between the Company and our shareholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2021 Plan will be adjusted proportionately, and the Compensation Committee shall make such adjustments to the 2021 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Termination and Amendment. Our Board of Directors or the Compensation Committee may, at any time and from time to time, terminate or amend the 2021 Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval.

58	Roper Technologies, Inc. 2026 Proxy Statement

Prohibition on Repricing. Outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior consent of our shareholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of our shareholders.

Certain U.S. Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is brief and intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the amended 2021 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State, local and non-U.S. income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2021 Plan. When the optionee exercises a nonstatutory option, however, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option over the exercise price. Any gain that the optionee realizes when the optionee later sells or disposes of the shares received upon exercise of an option will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the shares received upon exercise of the option for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the shares received upon exercise of the option will be taxed as long-term capital gain or loss. If the optionee disposes of the shares received upon exercise of the option in a sale, exchange, or other disqualifying disposition before the required holding period ends, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the shares received upon exercise of the option at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a stock appreciation right under the 2021 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock received will be taxed as ordinary income to the participant.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income at the time a restricted stock award is granted, provided that the award is nontransferable or is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount the participant paid for the stock). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Unrestricted Stock. A participant will recognize income at the time an unrestricted stock award is granted equal to the fair market value of the stock on the date of grant.

Restricted or Deferred Stock Units. A participant will not recognize income at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount the participant paid for the stock or property).

Performance Awards. A participant will not recognize income at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of cash, stock or other property in settlement of a performance award, the participant will recognize ordinary income equal to the cash, stock or other property received.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by

Roper Technologies, Inc. 2026 Proxy Statement	59

law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2021 Plan.

Tax Deductibility of Compensation Provided Under the 2021 Plan. When a participant recognizes ordinary compensation income as a result of an award granted under the 2021 Plan, the Company may be permitted to claim a federal income tax deduction for such compensation, subject to various limitations that may apply under applicable law. As a result of those limitations, there can be no assurance that any compensation awarded or paid under the 2021 Plan will be deductible, in whole or in part.

For example, Section 162(m) of the Internal Revenue Code generally disallows the deduction of compensation in excess of $1 million per year payable to certain “covered employees”, and the Tax Cuts and Jobs Act of 2017 expanded the scope of Section 162(m) in several respects, including by repealing an exemption from the $1 million deduction limit for “qualified performance-based compensation” and by expanding the class of “covered employees.” As a result, all or a portion of the compensation paid to our covered employees pursuant to the 2021 Plan may be non-deductible pursuant to Section 162(m).

Further, to the extent that compensation provided under the Plan may be deemed to be contingent upon a change in control, a portion of such compensation may be non-deductible by the Company under Section 280G of the Internal Revenue Code and may be subject to a 20% excise tax imposed on the recipient of the compensation.

Section 409A. Section 409A of the Internal Revenue Code imposes certain restrictions upon the payment of nonqualified deferred compensation. We intend that awards granted under the 2021 Plan will be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code. However, the Company does not warrant the tax treatment of any award under Section 409A or otherwise.

This general discussion of U.S. federal income tax consequences is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2021 Plan. Different tax rules may apply to specific participants and transactions under the 2021 Plan, particularly in jurisdictions outside the United States.

Plan Benefits

New Plan Benefits. Future grants under the 2021 Plan, as amended, will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, the value of the awards granted under the 2021 Plan, as amended, will depend on a number of factors, including the fair market value per share of Roper common stock on future dates, the exercise decisions made by the participants and/or the extent to which any applicable performance goals necessary for vesting or payment are achieved. Consequently, it is not possible to determine the benefits that might be received by participants under the 2021 Plan, as amended, including awards under any future long-term incentive plan or discretionary awards.

Further, since any automatic awards to our non-employee directors will depend on the non-employee director’s continued service and the Board’s discretion to vary the type and terms of any awards in the future, it is not possible to determine the exact number of shares that will be subject to such awards. However, as described above in “Director Compensation”, under the Director Compensation Plan that will be in effect as of the date of the 2026 Annual Meeting, each person serving as a non-employee director on the date of an annual meeting of stockholders will receive an award of restricted stock or restricted stock units having a value of $385,000 the day following the 2026 Annual Meeting.

60	Roper Technologies, Inc. 2026 Proxy Statement

The following table summarizes the aggregate value of the awards that our current non-employee directors standing for reelection at the Annual Meeting as a group will receive if they remain a director following the 2026 Annual Meeting and highlights the fact that none of our executive officers (including our named executive officers) or employees will receive any set benefits or awards that are conditioned upon stockholder approval of the Amendment. All other future awards are discretionary and cannot be determined at this time.

2021 Plan, as amended

Name and Position	Dollar Value	Number of Shares

Neil Hunn, President and Chief Executive Officer	-	-
Jason Conley, Executive Vice President and Chief Financial Officer	-	-
John Stipancich, Executive Vice President, General Counsel and Corporate Secretary	-	-
All current executive officers as a group(1)	-	-
All non-employee directors as a group(2)	$3,080,000	-
All non-executive officer employees as a group	-	-

(1)	Consists of Messrs. Hunn, Conley and Stipancich.

(2)

The number of shares subject to each non-employee director’s award of restricted stock or restricted stock units will not be determinable until the grant date. See Director Compensation for additional information.

Existing Plan Benefits. The following table sets forth information regarding the number of shares of Roper common stock subject to equity awards granted to certain persons under the 2021 Plan from inception through March 23, 2026:

Name and Position (or group)	Stock Options	Restricted Stock	RSUs	Performance- Based RSUs

Neil Hunn, President and Chief Executive Officer	200,195	62,068	-	106,907

Jason Conley, Executive Vice President and Chief Financial Officer	62,510	14,422	-	38,812

John Stipancich, Executive Vice President, General Counsel and Corporate Secretary	58,766	13,717	-	35,920

All current executive officers as a group(1)	321,471	90,207	-	181,639	(2)

All non-employee directors as a group	-	17,383	12,580	-

All non-executive officer employees as a group	1,310,410	367,165	400,819	891,150	(3)

(1)	Consists of Messrs. Hunn, Conley and Stipancich.

(2)

Amounts represent a target amount of unearned and unvested awards of performance-based RSUs. The number that will ultimately become earned and vest, and the resulting number of shares of Roper common stock to be issued, will be determined as soon as administratively practicable after completion of the applicable performance period, and the number of shares of Roper common stock ultimately issued can range from 0% to a maximum of 200% of the target amount.

(3)

Amounts include the number of earned and vested performance-based RSUs that have been awarded under the 2021 Plan and a target amount of unearned and unvested awards of performance-based RSUs. With respect to 121,696 unearned and unvested performance-based RSUs, the number that will ultimately become earned and vest, and the resulting number of shares of Roper common stock to be issued, will be determined as soon as administratively practicable after completion of the applicable performance period, and the number of shares of Roper common stock ultimately issued can range from 0% to a maximum of 200% of the target amount.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the new shares available under the amended 2021 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amendment by our shareholders.

The Board of Directors recommends a vote “FOR” the approval of the Amendment to the Roper Technologies, Inc. 2021 Incentive Plan.

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PROPOSAL 5: APPROVAL OF THE AMENDED AND RESTATED ROPER TECHNOLOGIES, INC. EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors is also requesting that our shareholders approve at the 2026 Annual Meeting the amendment and restatement of the Roper Technologies, Inc. Employee Stock Purchase Plan (the “ESPP”) to: (i) increase the aggregate number of shares of common stock authorized to be issued and sold under the ESPP from 1,000,000 to 2,000,000; (ii) increase participants’ permissible payroll deductions from a maximum of 10% to a maximum of 15% of compensation; (iii) increase the discount applicable to purchases of common stock from 10% to 15%; (iv) reduce the number of offering periods from four three-month offering periods to two three-month offering periods; and (v) make certain other administrative and conforming changes (the “Amended ESPP”). Following the recommendation of the Compensation Committee, the Board adopted, subject to shareholder approval, the Amended ESPP on November 5, 2025, and recommends that shareholders approve the Amended ESPP. If approved, the effective date of the Amended ESPP will be July 1, 2026. If our shareholders do not approve the Amended ESPP, the ESPP will remain in effect in its current form.

As of February 27, 2026, 721,747 shares of common stock had been sold and approximately 278,253 shares remained available for issuance and sale under the ESPP. The Amended ESPP increases the number of shares of common stock available for issuance and sale by 1,000,000 shares to an aggregate of 2,000,000 shares, with 1,278,253 shares remaining available to be issued and sold.

Summary of Material Terms of the Amended ESPP

The principal features of the Amended ESPP are summarized below. However, this summary is qualified in its entirety by reference to the full text of the Amended ESPP, as attached to this proxy statement as Appendix C. Because this is a summary, it may not contain all the information that you may consider to be important. Therefore, we recommend that you read Appendix C carefully before you decide how to vote on this proposal.

Purpose

The purpose of the Amended ESPP is to help ensure that we are able to continue to provide employees interested in participating in the Amended ESPP with the opportunity to share in our future success by acquiring shares of our common stock, $0.01 par value per share. The Amended ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Shares Subject to the Amended ESPP

The Amended ESPP provides that the number of shares of common stock reserved for issuance and sale under the ESPP will be an aggregate of 2,000,000 shares, of which 721,747 shares had been issued and sold as of February 27, 2026, with 1,278,253 shares remaining available to be issued and sold. This number may increase or decrease proportionately, as appropriate, in the event of a future stock dividend, stock split, or combination of shares, recapitalization or other change in the Company’s capitalization, or other distribution with respect to holders of the Company’s common stock other than normal cash dividends. If at any time the number of shares remaining available for purchase under the Amended ESPP is not sufficient to satisfy all then outstanding purchase rights, the Company will make a pro rata allocation of the shares available in as nearly a uniform manner as practicable and as it determines to be equitable, and the balance of any payroll deduction associated with unappropriated shares will be returned to the applicable participants.

The closing price of our common stock on February 27, 2026 was $349.73.

Administration

The Amended ESPP will be administered by the Company. The Company shall be vested with full authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination or action of the Company in connection with the interpretation or administration of the Plan shall be final and binding upon all participants and any and all persons claiming under or through any participant.

62	Roper Technologies, Inc. 2026 Proxy Statement

Eligibility

Generally, all Company and designated participating subsidiary employees who are scheduled to work at least 20 hours per week and at least five months each calendar year are eligible to participate in the Amended ESPP. The basis for participation in the Amended ESPP is meeting eligibility requirements and electing to participate in the Amended ESPP for one of the offering periods.

As of February 27, 2026, approximately 13,950 employees were eligible to participate in the ESPP.

Offering Periods

The Amended ESPP provides for two, three-month offering periods during each calendar year, commencing each January 1 and July 1, unless otherwise determined by the Company. In no event will an offering period exceed twenty-seven months.

Contributions

The Amended ESPP permits participants to purchase shares of common stock through payroll deductions from eligible compensation in an amount selected by participants between one percent (1%) and fifteen percent (15%) of such participant’s compensation payable each pay period, and at any other time an element of compensation is payable. Eligible compensation includes a participant’s gross wages for the respective offering period, including without limitation, salary, bonus and commission, excluding such items as non-cash compensation and reimbursement of certain business expenses.

Exercise of Purchase Right

Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The purchase price of the shares will in no event be less than 85% of the fair market value of our common stock on the purchase date. The maximum number of shares of common stock that a participant may purchase in any offering period is the number of shares not exceeding $25,000 per calendar year of the fair market value of the shares with the price of the shares determined at the beginning of each offering period.

Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

Non-Transferability

A participant may not transfer rights granted to the participant under the Amended ESPP other than by will or the laws of descent and distribution.

Amendment; Termination

The Board of Directors may terminate the Amended ESPP at any time and for any reason. The Amended ESPP will also terminate by its own terms if at any time the number of shares of our common stock available for issuance and sale under the Amended ESPP is not sufficient to meet all purchase requirements.

Certain U.S. Federal Income Tax Consequences

The U.S. federal income tax discussion set forth below is intended to provide general information only and does not purport to be a complete analysis of all of the potential tax effects of the Amended ESPP. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from jurisdiction to jurisdiction.

The Amended ESPP is intended to qualify as an “employee stock purchase plan” meeting the requirements of Section 423 of the Code. Under these provisions, a participant will not recognize taxable income until they sell or otherwise dispose of the shares purchased under the Amended ESPP. If a participant disposes of the shares acquired under the Amended ESPP more than two years from the option grant date and more than one year from

Roper Technologies, Inc. 2026 Proxy Statement	63

the date the stock is purchased, then the participant must treat as ordinary income the amount by which the lesser of (i) the fair market value of the shares at the time of disposition, or (ii) the fair market value of the shares at the option grant date, exceeds the purchase price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds shares at the time of their death, the holding period requirements are automatically deemed to have been satisfied and they will realize ordinary income in the amount by which the lesser of (i) the fair market value of the shares at the time of death, or (ii) the fair market value of the shares at the option grant date exceeds the purchase price. The Company will not be allowed a deduction if the holding period requirements are satisfied.

If a participant disposes of shares before expiration of two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the excess of the fair market value of the shares on the purchase date over the purchase price. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

Plan Benefits to Named Executive Officers and Others

Since its inception, no current executive officer has purchased shares pursuant to the ESPP, and eligible employees have purchased 721,747 shares pursuant to the ESPP. The benefits that will be received by or allocated to persons eligible to participate in the Amended ESPP in the future cannot be determined at this time because the amount of contributions set aside to purchase shares of the Company’s common stock under the Amended ESPP (subject to the limits of the Amended ESPP) are entirely within the discretion of each participant.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the new shares available under the Amended ESPP with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended ESPP by our shareholders.

The Board of Directors recommends a vote “FOR” the approval of the Amendment and Restatement of the Roper Technologies, Inc. Employee Stock Purchase Plan.

64	Roper Technologies, Inc. 2026 Proxy Statement

PROPOSAL 6: SHAREHOLDER PROPOSAL

Mr. Robert Elliot Friedman has advised us that he intends to present the following shareholder proposal at the 2026 Annual Meeting. We will furnish the address and share ownership of the proponent promptly upon request. In accordance with federal securities laws and regulations, we have included the text of the proposal and supporting statement exactly as submitted by the proponent. We are not responsible for the content of the proposal or any inaccuracies it may contain.

RESOLVED: Shareholder requests that the Board of Directors prepare a strategic review regarding a proposed tax-free spin-off of Roper’s (ROP) Application and Network Software segments into separate publicly traded companies, and retention of ROP’s Technology Enabled Products segment as a platform for existing and additional competitively-advantaged equipment, device, and component-making businesses.

SUPPORTING STATEMENT: The shareholder’s become increasingly concerned that accelerating commercial use of generative, inference, and agentic AI could trigger business dynamics- and market demand-related disruption of many of ROP’s software enterprises (75%+ of ROP revenues). Moreover, the shareholder believes that ROP is too large to be nimble, but too small to the generate enormous amounts of investment capital needed to compete with AI innovations and ecosystems developed by the much more profitable software behemoths. In addition, most of ROP’s software businesses cater to mature end-markets, limiting the potential for outsized sustainable organic revenue and earnings growth, a concern, given the high multiples ROP’s been paying for acquisitions.

Amplifying this last issue, it seems ROP’s been overpaying for many of its mature end-market software companies. Based on the few acquisitions for which ROP discloses acquirees’ earnings before interest/taxes/depreciation/amortization expenses (EBITDA), ROP’s paid between 15-23 times estimated forward EBITDA, despite low probabilities of acquirees generating sustainable 10% organic revenue, and 20%+ earnings growth and Return on Invested Capital (ROIC) needed to justify these multiples. Moreover, as EBITDA overstates true operating earnings performance by excluding depreciation & amortization (D&A) costs—in ROP’s case, almost 30% of total operating expenses—it’s possible ROP’s paying 20-30+ times operating earnings for acquisitions, after adding back D&A expense.

Unfortunately, ROP’s shown little for its cumulative $22-billion-cost software business transformation-by-acquisition strategy. From 2018 (when current senior management took the reins) through 2024, organic revenues grew only at a six-year compound annual growth rate (CAGR) of 5.6%; operating earnings (including D&A expense) rose at an anemic 6.4%, versus a 16-year CAGR of 18% under prior CEO Brian Jellison. Free cash flow (FCF) only grew at a six-year CAGR of 8.9%, versus a 16-year CAGR of 17% under the Jellison era. Moreover, Return on Invested Capital (ROIC), also declined, from a 16-year average of 8.3% under the Jellison era, to the latest six-year average of 6.7%. ROIC is a key profitability driver, because in tandem with earnings generation, it’s one of the two engines that power retained earnings performance (a key proxy of intrinsic value performance). Consequently, given the drop in earnings growth and ROIC, it’s not surprising that retained earnings CAGRs also fell, from 21% during the Jellison era, to 18% from 2018-2024, to around 8% during the last two years.

Unfortunately, ROP’s mediocre financial performance has cascaded over to material share-price underperformance: From 2018 through 2024, ROP shares rose at a 13% CAGR, versus a 27% CAGR for the Nasdaq 100 and a 16% CAGR for the S&P 500. Year-to-date 2025 through December 24th, ROP shares fell 13%, a versus 22% and 18% expansion in the Nasdaq 100 and S&P 500, respectively.

Board of Directors Response to the Shareholder Proposal

The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal after careful consideration.

The proposal requests that the Board prepare a strategic review regarding a potential tax-free spin-off of two of the Company’s three reporting segments. The Board regularly reviews the Company’s portfolio composition, capital allocation strategy, and long-term business plan as part of its ongoing fiduciary oversight. The Board has determined that the requested review would not enhance the Board’s existing comprehensive and disciplined portfolio and capital allocation processes, and that the proposal is premised on a flawed analysis of both the Company’s financial performance and competitive positioning.

Roper Technologies, Inc. 2026 Proxy Statement	65

The Company’s Track Record of Proactive Portfolio Transformation

The Company has an established track record of aggressively and proactively reshaping its portfolio to maximize long-term shareholder value. Over the past several years, the Company has divested lower-margin, project-oriented, and cyclical industrial businesses (representing approximately 34% of its 2019 revenue base), generating approximately $6 billion in proceeds and redeployed these proceeds together with additional capital into higher-margin, higher-recurring-revenue software and technology platforms. This was not incremental portfolio trimming; it was a deliberate, multi-year transformation that fundamentally repositioned Roper as a portfolio of leading vertical market software and technology enabled product businesses. No outside review is needed to prompt the kind of action the Board has already demonstrated its willingness and capability to take.

By their nature, decisions regarding portfolio composition, acquisitions, divestitures, and potential spin-offs involve complex, interrelated considerations, including market conditions, tax implications, operational synergies, capital requirements, revenue, growth trajectories, and long-term strategic objectives. The Board, which includes proven value creators with deep experience in transformational M&A and business portfolio management, capital allocation, and technology investing, is best positioned to determine whether and when potential portfolio actions would serve the best interests of our shareholders. Mandating a review oriented toward a specific transactional outcome would constrain the Board’s ability to evaluate the full range of strategic options available in response to evolving market conditions and could produce an inferior outcome for shareholders.

The Proposal’s Financial Analysis is Fundamentally Flawed

The proposal’s characterization of the Company’s financial performance is misleading because it relies on a six-year analytical period (2018–2024) that spans both the pre- and post-transformation portfolio; blending the financial results of businesses the Company intentionally divested with the performance of the businesses it chose to retain and in which to invest. This is not an oversight; it is a fundamental analytical error that renders the proposal’s conclusions unreliable.

A credible assessment of management’s performance must use a consistent, continuing operations basis of reporting. The appropriate starting point is 2019, which fully reflects the financial impact of the Company’s divestitures. On that basis, the Company’s performance materially exceeds the figures cited in the proposal:

	2019-2025 (More Appropriate Analytical Period)(1)	2018-2024 (Analytical Period Cited in Proposal)

Organic Revenue CAGR	6.6%	5.6%

EBIT CAGR	14.7%	6.4%

Free Cash Flow CAGR	16.7%	8.9%

(1)

This financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations.”

The difference is clear and compelling: EBIT growth of nearly 15% and free cash flow growth of nearly 17% on a continuing operations basis, more than double the EBIT growth figure and almost double the free cash flow growth figure presented in the proposal. The proposal’s other financial metrics, including its characterizations of return on invested capital and retained earnings growth, similarly fail to adjust for discontinued operations (businesses that the Company has divested) and are therefore not meaningful measures of the current portfolio’s performance.

The proposal’s critique of acquisition multiples is similarly incomplete and oversimplified. It selectively references headline EBITDA multiples without accounting for the significant post-acquisition margin expansion, revenue growth, and operating leverage that the Company’s operating model is specifically designed to generate. The Company’s decentralized, high-autonomy operating structure, combined with centralized capital allocation discipline, has a demonstrated history of acquiring businesses and materially improving their cash flow profiles over time. Judging acquisition returns based on entry multiples alone, without regard to the trajectory of post-acquisition performance, is a fundamental misapplication of the framework.

The proposal also compares the Company’s share price performance to those of the Nasdaq 100 and S&P 500 without acknowledging that these indices were dominated during this period by a historically unprecedented concentration of returns in a small number of mega-cap technology companies. This comparison tells our shareholders very little about the intrinsic value trajectory of the Company’s business portfolio.

66	Roper Technologies, Inc. 2026 Proxy Statement

The Proposal Mischaracterizes the Company’s Artificial Intelligence (“AI”) Positioning

The proposal asserts that the Company’s size, business mix, and acquisition strategy expose it to heightened risk from AI. The Board believes this assertion reflects a fundamental misunderstanding of how AI creates and distributes value across the software landscape.

The proponent’s implicit argument that the Company’s businesses are vulnerable because they are too small to compete with hyperscaler AI platforms inverts the actual competitive market dynamics. The Company’s vertical market software businesses do not compete with horizontal AI platforms. The Roper vertical market software businesses occupy a fundamentally different and highly defensible competitive position: they sit at the intersection of proprietary domain data, specialized regulatory and workflow expertise, and deep customer integration in markets where switching costs are high and generic solutions are inadequate. These are precisely the characteristics that increase in strategic value in an AI-enabled environment.

AI is not a substitute for domain expertise, proprietary data, and embedded customer workflows; it is an opportunity to amplify such. The Company’s businesses hold leadership positions in specialized end markets including education, government contracting, healthcare, legal technology, insurance technology, and water infrastructure, where the data required to train effective AI models is proprietary, fragmented, and not available to horizontal competitors. In these markets, AI does not commoditize the incumbent; it expands the addressable market and widens the moat for those market participants who can enhance their product offerings with AI-enabled capabilities for their customers.

The Company has already made meaningful progress in deploying AI capabilities across the portfolio, with all of its software businesses actively developing and commercializing AI-based products and features. Many of these are purpose-built AI applications that leverage the Company’s proprietary data assets to drive measurable customer value, expand total addressable markets, and accelerate organic revenue growth. The Board and management believe the Company’s deep understanding of customer workflows, combined with its proprietary data reservoir and disciplined deployment of AI technologies, represents a durable and competitively differentiated advantage; one that is strengthened, not threatened, by the broader adoption of AI.

Conclusion

The Company has a demonstrated track record of disciplined capital allocation, strong free cash flow generation, and value-creating portfolio transformation. The Board and management regularly engage with shareholders regarding strategy, performance, and capital allocation priorities and remain committed to acting in the best interests of all our shareholders over the long term.

The proposal is premised on a flawed financial analysis, an incomplete understanding of the Company’s acquisition model, and a mischaracterization of the Company’s competitive positioning in an AI-enabled landscape. The Board has concluded that mandating the proposed review would not provide incremental value beyond the Company’s existing governance and strategic oversight processes and could constrain the Board’s flexibility to pursue the highest-value path for our shareholders.

The Board of Directors opposes this proposal and recommends a vote “AGAINST” Proposal 6.

Roper Technologies, Inc. 2026 Proxy Statement	67

ANNUAL MEETING AND VOTING INFORMATION

Our Company is soliciting the enclosed proxy for use at the 2026 Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are being mailed or otherwise made available to shareholders on or about April 7, 2026.

We are concurrently mailing or making available to shareholders a copy of our 2025 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Our Annual Report on Form 10-K and its exhibits are available at www.sec.gov. Our 2025 Annual Report and Annual Report on Form 10-K are not part of these proxy soliciting materials.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Q:	When is the 2026 Annual Meeting?

A:	Date & Time:

Tuesday, May 19, 2026 at 10:00 a.m. (Eastern) (and at any postponement or adjournments thereof)

Place:

The Westin Sarasota

100 Marina View Drive

Sarasota, Florida 34236

Q:	What is the purpose of this meeting?

A:	This is the 2026 Annual Meeting of our shareholders. At this meeting, we will be voting on the following matters:

1.	The election of nine director nominees;

2.	Approval of, on a non-binding advisory basis, the compensation of our named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026;

4.	Approval of the Amendment to the Roper Technologies, Inc. 2021 Incentive Plan;

5.	Approval of the Amended and Restated Roper Technologies, Inc. Employee Stock Purchase Plan; and

6.	Vote on a shareholder proposal regarding a strategic review of a proposed spin-off of the Application Software and Network Software segments, if properly presented.

Our Board of Directors strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early by Internet, telephone, or mailing proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting.

Q:	What happens if additional matters are presented at the 2026 Annual Meeting?

A.

We are not aware of any matters to be acted upon at the 2026 Annual Meeting other than the proposals described in this Proxy Statement. The Board of Directors has named Michael R. Peterson and John K. Stipancich as proxy holders for the 2026 Annual Meeting. If for any reason a director nominee is not available as a candidate, the proxy holders may vote your shares for another candidate who may be nominated by the Board, or the Board may reduce its size.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the person named as proxy holder in accordance with the instruction given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

FOR each director nominee;

FOR the approval of the compensation of our named executive officers;

FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026;

FOR the approval of the Amendment to the Roper Technologies, Inc. 2021 Incentive Plan;

FOR the approval of the Amended and Restated Roper Technologies, Inc. Employee Stock Purchase Plan; and

AGAINST the shareholder proposal regarding a strategic review of a proposed spin-off of the Application Software and Network Software segments.

68	Roper Technologies, Inc. 2026 Proxy Statement

Q:	Who may vote at the 2026 Annual Meeting?

A:

Only shareholders of record at the close of business on the record date will be entitled to vote at the 2026 Annual Meeting or any postponed or adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of Roper common stock since that date.

Q:	What is the record date?

A:

Our Board has established the close of business on March 23, 2026 as the record date to determine the shareholders of record entitled to receive a notice of, and to vote at, our 2026 Annual Meeting or any postponement or adjournment thereof. On the record date, there were 102,372,821 shares of our common stock, $0.01 par value, outstanding and entitled to vote. Each share of our common stock is entitled to one vote that may be voted on each matter to be acted upon at this 2026 Annual Meeting.

Q:	What is a shareholder of record?

A:

A shareholder of record or a registered shareholder is a shareholder whose ownership of Roper Technologies, Inc. common stock is reflected directly on the books and records of our transfer agent, Computershare Trust Company, N.A. If you are a shareholder of record, we are providing these materials directly to you.

If you hold your shares of common stock through a bank, broker, or other intermediary, you are considered the “beneficial owner” of those shares held in “street name,” and you are not a shareholder of record. The shareholder of record of the shares is your bank, broker, or other intermediary. If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker, or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

Q:	How can I submit my vote?

A:

There are four ways to vote: by Internet, by telephone, by mail or in person. Submitting your proxy by Internet, telephone, or mail will not affect your right to attend the 2026 Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on May 18, 2026.

•	By Internet. Have your proxy card available and log on to www.proxypush.com/ROP.

•	By Telephone. Have your proxy card available and call 866-829-5176 toll free (US only) from a telephone.

•	By Mail. Mark, date, sign, and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.

•

In Person. You may vote by ballot in person at the 2026 Annual Meeting. Bring your proxy card if you received one by mail, otherwise we will provide shareholders of record a ballot at the 2026 Annual Meeting.

If your shares are held by a bank, broker, or other intermediary, that institution will provide voting instructions with the proxy materials. Please follow the voting instructions that you receive from that institution. Additionally, if you plan to vote in person at the Annual Meeting and your shares are held by a bank, broker, or other intermediary, you must obtain proof of stock ownership as of the record date and have a valid legal proxy from the institution that holds your shares.

Q:	What is a broker non-vote?

A:

If your shares are held in street name through a bank, broker, or other intermediary, you must provide voting instructions to that institution. Under the rules of the Nasdaq Global Select Market, if you do not provide voting instructions, the institution may vote in its discretion on routine proposals, but not on non-routine proposals, or leave the shares unvoted, which is called a “broker non-vote.”

The following proposals are not considered routine proposals, so banks, brokers, and other intermediaries do not have discretionary authority to vote on these matters if they have not received voting instructions from you: (i) the election of directors; (ii) the advisory vote to approve the compensation of our named executive officers; (iii) the approval of the Amendment to the Roper Technologies, Inc. 2021 Incentive Plan; (iv) the approval of the Amended and Restated Roper Technologies, Inc. Employee Stock Purchase Plan; and (v) the shareholder proposal. The ratification of the appointment of the independent registered public accounting firm is considered a routine proposal, so if you do not provide voting instructions, the institution holding your shares may either leave the shares unvoted or vote the shares in its discretion. If your shares

Roper Technologies, Inc. 2026 Proxy Statement	69

are held through a bank, broker, or other intermediary, please follow the voting instructions that you receive from that institution. The institution will be unable to vote your shares on any of the proposals except the appointment of PricewaterhouseCoopers LLP unless you have provided voting instructions.

Q:	How are broker non-votes and abstentions treated?

A:

Broker non-votes are not treated as votes cast for purposes of the election of directors, so they will have no effect on the election of directors. Broker non-votes are not treated as entitled to vote for all other matters proposed for a vote at the meeting, so they will have no effect on those matters. Abstentions are not treated as votes cast for purposes of the election of directors, so they will have no effect on the election of directors. Abstentions are treated as present and entitled to vote so they will have the effect of a vote cast against the approval for all other matters proposed for a vote at the meeting.

Q:	What constitutes a quorum?

A:

To conduct business at our 2026 Annual Meeting, we must have a quorum of shareholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote as of the record date are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. If there is an insufficient number of shares represented for a quorum or to approve any proposal at the 2026 Annual Meeting, the meeting may be postponed or adjourned to permit the further solicitation of proxies.

Q:	How many votes are needed for each proposal?

A:

Our By-laws provide that each director will be elected by a majority of the votes cast with respect to such director (except in the case of contested elections, in which case directors are elected by a plurality). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for the election of directors. If an incumbent director fails to receive a majority of the votes cast, the director will tender his or her resignation to the Board. The Nominating and Governance Committee or

another committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after the election results are certified.

The vote on the approval of the compensation of our named executive officers is an advisory vote and non-binding on the Company. If the majority of the shares present in person or represented by proxy and entitled to vote are cast in favor of the proposal, then it will be deemed to be the approval of the shareholders. Abstentions will have the effect of a vote against the proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the ratification of the appointment of PwC as the independent registered accounting firm of the Company. Abstentions will have the effect of a vote against this proposal. This proposal is considered a routine matter on which the broker will have discretionary authority to vote on the proposal should a beneficial owner not provide voting instructions. For that reason, if you are a beneficial owner and you wish to vote “for,” “against” or “abstain” on this proposal, you will have to provide your broker with such instruction. Otherwise, your broker will vote in its discretion.

With respect to approval of the Amendment to the Roper Technologies, Inc. 2021 Incentive Plan and the Amended and Restated Roper Technologies, Inc. Employee Stock Purchase Plan, the vote choices are; for, against or abstain. The approval of each such proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of votes against the proposals. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting on the proposals.

For all other matters proposed for a vote at the meeting, including the shareholder proposal, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the matter. Abstentions will have the effect of a vote against these proposals. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

70	Roper Technologies, Inc. 2026 Proxy Statement

Q:	Is my proxy revocable?

A:

You may revoke your proxy before it is exercised by voting in person at the 2026 Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of the Corporate Secretary, Roper Technologies, Inc., 6496 University Parkway, Sarasota, Florida 34240.

If you are not the shareholder of record, you will need documentation from your record holder stating your ownership to vote personally at the 2026 Annual Meeting. See “What is a shareholder of record?” above.

Q:	What is “householding” and how does it affect me?

A.

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy Proxy Statement delivery requirements for two or more shareholders sharing an address by delivering one set of proxy materials to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers our printing and mailing costs.

Certain intermediaries use householding for our proxy materials and our 2025 Annual Report. Therefore, only one set of materials may have been delivered to your address if multiple shareholders share the same address. If you share an address with another shareholder and wish to receive a separate set of materials in the future, or if you would like to receive only one set of materials, you should contact your bank, broker, or other intermediary or us at the address and telephone number below. We will promptly send a separate copy of this Proxy Statement or the 2025 Annual Report if you call us at 941-556-2601 or direct your request in writing to the attention of the Corporate Secretary, Roper Technologies, Inc., 6496 University Parkway, Sarasota, Florida 34240.

Q:	How can I find the voting results of the 2026 Annual Meeting?

A.

The Board of Directors has designated an inspector of election who will tabulate the votes submitted by proxy and by ballot. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official voting results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

Q:	Who is paying for the expenses involved in preparing and mailing this Proxy Statement?

A:

Roper is paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our directors, executive officers and other employees may solicit proxies, without additional compensation, personally or by telephone, email or other means of communication. We have also engaged MacKenzie Partners as the proxy solicitor for the 2026 Annual Meeting for a fee of approximately $17,500 plus reasonable expenses. We will reimburse banks, brokers, and other intermediaries, such as custodians, nominees and fiduciaries, that hold our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q:	What is your website for additional information?

A:	We maintain a website at www.ropertech.com. The information on our website is not part of this Proxy Statement, and it is not incorporated into any other filings we make with the SEC.

Roper Technologies, Inc. 2026 Proxy Statement	71

INFORMATION REGARDING THE 2027 ANNUAL MEETING OF SHAREHOLDERS

If you wish to submit a matter to be considered at the 2027 Annual Meeting of Shareholders, you must comply with the procedures set forth below. Any proposal or nomination to be made to the Company should be sent to:

Roper Technologies, Inc.
6496 University Parkway
Sarasota, Florida 34240
Attention: Corporate Secretary jstipancich@ropertech.com

•

Proxy Statement Proposals. If you intend to submit a proposal to be included in the Proxy Statement for the 2027 Annual Meeting of Shareholders, we must receive your proposal no later than December 8, 2026. All proposals must comply with the SEC regulations under Rule 14a-8 for including shareholder proposals in a company’s proxy material. Rule 14a-8 and related SEC guidance provide that certain shareholder proposals may be excluded from a proxy statement. We will evaluate any shareholder proposal received and may exclude such shareholder proposal if permitted in accordance with such rule and guidance.

In August 2025, a Roper shareholder submitted a proposal to be voted upon at the Company’s 2026 Annual Meeting. While the SEC’s Division of Corporation Finance announced that for 2026 it would not respond to most requests as to whether shareholder proposals satisfy the procedural and substantive requirements imposed under SEC rules, Roper maintained its standard approach of assessing whether there is a strong basis to exclude a shareholder proposal under SEC rules. Accordingly, as permitted under Rule 14a-8(i)(3) of the Exchange Act, Roper excluded the proposal from the annual meeting agenda and this Proxy Statement because it requested two alternative actions and therefore was impermissibly vague and indefinite so as to be inherently misleading under the provisions of Rule 14a-8, prior published SEC guidance and judicial decisions. Roper’s letter to the SEC explaining the basis for the proposal’s exclusion may be accessed at https://www.sec.gov/files/corpfin/no-action/14a-8/cheveddenropertechnologies13026.pdf. In December 2025, another Roper shareholder submitted a proposal to be voted upon at the 2026 Annual Meeting. That proposal is included in this Proxy Statement as Proposal 6.

•	Director Candidate Nomination. Our By-laws set forth the procedures you must follow if you wish to nominate a director candidate in connection with the 2027 Annual Meeting of Shareholders.

Proxy Access to Include Nominees in our 2027 Proxy Statement. If you are a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years and wish to nominate a director candidate and require us to include such nominee in our Proxy Statement and form of proxy, you must submit your request so it is received by the Company between November 8, 2026 and December 8, 2026, in accordance with our By-laws. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 20% of our Board, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in our By-laws. All proxy access nominations must be accompanied by information about the nominating shareholders as well as the nominees and meet the requirements specified in our By-laws, including the information specified under “Nominees Not for Inclusion in our 2027 Proxy Statement” below.

Nominees Not for Inclusion in our 2027 Proxy Statement. If you wish to nominate a director candidate in connection with the 2027 Annual Meeting of Shareholders and are not requiring that the nominee be included in our Proxy Statement, you must submit the nomination so it is received by the Company between January 19, 2027 and February 18, 2027, in accordance with our By-laws. The notice to nominate a person for election as a Company director must include a written statement setting forth: (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to you; (iii) such other information regarding each nominee proposed by you as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of our Company if elected; (v) your name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such shareholder (and any beneficial owner on whose behalf the nomination is made); and (vii) a description of any agreement,

72	Roper Technologies, Inc. 2026 Proxy Statement

arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to Roper’s securities.

Universal Proxy Rules for Nominees. For all nominees, whether included in our Proxy Statement or otherwise, in addition to satisfying the requirements under our By-laws, if a shareholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive office no later than 60 calendar days prior to the one-year anniversary date of the 2026 Annual Meeting (for the 2027 Annual Meeting of Shareholders, no later than March 22, 2027).

If the date of the Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2027 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2027 Annual Meeting is first made.

•

Matters for Annual Meeting Agenda. If you wish to have other business (not the nomination of a director candidate) brought before the 2027 Annual Meeting of Shareholders, you must submit the proposal between January 19, 2027 and February 18, 2027, in accordance with our By-laws. If you intend to present the matter directly at the 2027 Annual Meeting of Shareholders, the notice must include: (a) the text of the proposal; (b) a brief statement of the reasons why you favor the proposal; (c) your name and address; (d) the number and class of all shares of each class of Company stock owned of record and beneficially by you (and any beneficial owner on whose behalf the proposal is made); (e) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to Roper’s securities; and (f) if applicable, any material interest of you and such beneficial owner in the matter proposed (other than as a shareholder).

With respect to matters not included in the Proxy Statement but properly presented at the 2027 Annual Meeting of Shareholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises shareholders in the Proxy Statement for the 2027 Annual Meeting of Shareholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the shareholder proposal: (a) provides us with a timely written statement that the proponent intends to deliver a Proxy Statement to at least the percentage of our voting shares required to carry the proposal; (b) includes the same statement in the proponent’s own proxy materials; and (c) provides us with a statement from a solicitor confirming that the necessary steps have been taken to deliver the Proxy Statement to at least the percentage of our voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the 2026 Annual Meeting.

By the Order of the Board of Directors

Amy Woods Brinkley

Chair of the Board of Directors

Dated: April 7, 2026

Roper Technologies, Inc. 2026 Proxy Statement	73

APPENDIX A—RECONCILIATIONS

Table 1: Adjusted EBITDA reconciliation ($M)

(from continuing operations)

	2022	2023	2024	2025

GAAP revenue	$5,372	$6,178	$7,039	$7,902

GAAP earnings before income taxes	$1,282	$1,743	$1,967	$1,936
Interest expense	192	165	259	325
Depreciation	37	35	37	40
Amortization	613	720	776	858

EBITDA	$2,124	$2,663	$3,039	$3,159

Purchase accounting adjustment to acquired deferred revenue and commission expense	(5)	-	-	-
Restructuring-related expenses associated with the Syntellis (’23) and Transact (’24) acquisitions	-	9	9	-
Transaction-related expenses for completed acquisitions	5	8	8	9
Financial impacts associated with minority investments	-	(165)	(235)	(25)
Gain on sale of non-operating assets	-	(3)	-	-
Legal settlement charge	45	-	11	-

Adjusted EBITDA	$2,170	$2,511	$2,832	$3,143

% of adjusted revenue	40.4%	40.6%	40.2%	39.8%
Table 2: Adjusted cash flow reconciliation ($M) (from continuing operations)
	2022	2023	2024	2025

Operating cash flow	$607	$2,037	$2,393	$2,540
Taxes paid in period related to divestitures	954	32	-	30

Adjusted operating cash flow	$1,560	$2,070	$2,393	$2,570
Capital expenditures	(40)	(68)	(66)	(47)
Capitalized software expenditures	(30)	(40)	(45)	(57)

Adjusted free cash flow	$1,490	$1,962	$2,282	$2,466

Roper Technologies, Inc. 2026 Proxy Statement	A-1

Table 3: 2015 and 2020 Adjusted cash flow reconciliation ($M)

(as previously reported)

	2015	2020

Operating cash flow	$929	$1,525

Taxes paid in period related to divestitures	-	192

Adjusted operating cash flow	$929	$1,717

Capital expenditures	(36)	(31)
Capitalized software expenditures	(2)	(18)

Adjusted free cash flow	$890	$1,668

Table 4: 2025 Adjusted net earnings reconciliation ($M)

	2024	2025

GAAP net earnings	$1,549	$1,536
Restructuring-related expenses associated with the Transact acquisition	7	-
Transaction-related expenses for completed acquisitions	6	7
Financial impacts associated with the minority investments	(182)	(24)
Legal settlement charge	9	-
Amortization of acquisition-related intangible assets	588	644

Adjusted net earnings	$1,978	$2,163

Table 5: 2025 Revenue reconciliation ($M)

	2024	2025	V%
GAAP revenue	$7,039	$7,902	12%
Components of revenue growth
Organic			5%
Acquisitions/divestitures			7%
Foreign exchange			-%

Revenue growth			12%

Table 6: Adjusted revenue reconciliation ($M)

(from continuing operations)

	FY 2019	FY 2020	FY 2021	FY 2022	FY 2023	FY 2024	FY 2025	6yr CAGR
GAAP revenue	$3,558	$4,022	$4,834	$5,372	$6,178	$7,039	$7,902	14%
Purchase accounting adjustment to acquired deferred revenue	11	12	1	-	-	-	-

Adjusted revenue	$3,568	$4,034	$4,835	$5,372	$6,178	$7,039	$7,902	14%

Components of revenue growth
Organic		3%	8%	9%	8%	6%	5%	7%
Acquisitions/divestitures		10%	11%	3%	7%	8%	7%
Foreign exchange		-	1%	(1%)	-	-	-

Total revenue growth		13%	20%	11%	15%	14%	12%	14%

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Table 7: Adjusted EBIT reconciliation ($M)

(from continuing operations)

	FY 2019	FY 2025	6yr CAGR
GAAP EBIT	$969	$2,235	15%
Purchase accounting adjustment to acquired deferred revenue and commission expense	10	-
Transaction-related expenses for completed acquisitions	6	9

Adjusted EBIT	$985	$2,244	15%

Table 8: Adjusted cash flow reconciliation ($M)

(from continuing operations)

	FY 2019	FY 2025	6yr CAGR
Operating cash flow	$983	$2,540	17%
Taxes paid in period related to divestitures	39	30

Adjusted operating cash flow	$1,022	$2,570	17%
Capital expenditures	(38)	(47)
Capitalized software expenditures	(10)	(57)

Adjusted free cash flow	$974	$2,466	17%

Note: Numbers may not foot due to rounding.

Roper Technologies, Inc. 2026 Proxy Statement	A-3

APPENDIX B

2026 AMENDMENT

OF

ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN

WHEREAS, Roper Technologies, Inc., a Delaware corporation (“Company”) established and sponsors the Roper Technologies, Inc. 2021 Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 15.1 of the Plan, the Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”) has the right to amend the Plan at any time;

WHEREAS, the Board and the Committee desire to amend (i) Section 5.1 of the Plan to increase the number of shares of Stock available for issuance under the Plan, and (ii) Section 5.5 to eliminate the exception to the minimum one (1) year vesting requirement for Awards to Non-Employee Directors;

NOW, THEREFORE, pursuant to the power reserved by Section 15.1 of the Plan, the Board amended the Plan as follows, subject to and effective upon approval by the Company’s shareholders at the annual meeting of shareholders on May 19, 2026 (defined terms used herein, but not otherwise defined in this 2026 Amendment, shall have the meanings ascribed to them in the Plan):

1.

The first sentence of Section 5.1 of the Plan is amended by the addition of the following at the end thereof: “plus (iv) 14,150,000 approved by Company shareholders on May 19, 2026”; and the phrase “(i), (ii) and (iii)” is changed to “(i), (ii), (iii) and (iv)” in the second sentence thereof.

2.	Section 5.5 is amended by the deletion of Section 5.5(ii) of the Plan, relating to Awards to Non-Employee Directors, and the renumbering of Section 5.5(iii) as Section 5.5(ii).

IN WITNESS WHEREOF, this 2026 Amendment, having been first duly authorized, approved and adopted by the Board, and approved by the Company’s shareholders at the May 19, 2026 annual meeting of shareholders, is hereby executed below by a duly authorized officer of the Company on the date below.

ROPER TECHNOLOGIES, INC.

By:
Name:
Title:
Date:

Roper Technologies, Inc. 2026 Proxy Statement	B-1

APPENDIX B-1

ROPER TECHNOLOGIES, INC.

2021 INCENTIVE PLAN

(Amended as of May 19, 2026)

ARTICLE 1

PURPOSE

1.1 GENERAL. The purpose of the Roper Technologies, Inc. 2021 Incentive Plan (as may be amended from time to time, the “Plan”) is to promote the success, and enhance the value, of Roper Technologies, Inc. (together with any successor, the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates. (Sections 5.1 and 5.5 are amended effective as of May 19, 2026.)

ARTICLE 2

DEFINITIONS

2.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Restricted Stock Unit, Deferred Stock Unit, Performance Award, Dividend Equivalent, Other Stock-Based Award, Cash-Based Award, Substitute Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Awards or series of Awards under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award, granted to a Participant under Article 12, that relates to, or is valued by reference to, or is payable in cash.

(f) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

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(g) “Change in Control” means and includes the occurrence of any one of the following events:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of twenty-five percent (25%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(2) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of directorship occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding any corporation or entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(4) Notwithstanding the foregoing, (i) if any payment or benefit pursuant to an Award is “nonqualified deferred compensation” under Code Section 409A to which an exception to Code Section 409A does not apply, and the payment or benefit of such Award is triggered by a Change in Control, the events described above shall not constitute a Change in Control with respect to such nonqualified deferred compensation Award unless they constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described under Code Section 409A; and (ii) for the avoidance of doubt, a Change in Control shall not be deemed to have occurred as a result of a sale or other disposition of any Subsidiary by which a Participant may be employed.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to any applicable regulations thereunder and any successor or similar provision.

(i) “Committee” means the committee of the Board described in Article 4.

(j) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable, as

B-1-2	Roper Technologies, Inc. 2026 Proxy Statement

determined by the Committee; provided, however, that for purposes of an Incentive Stock Option “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Status as a Participant shall not be considered interrupted in any of the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) unless otherwise determined by the Committee at the time of any such change, a Participant’s change in status among employee, director or consultant of the Company or an Affiliate, (iv) a Participant’s short-term disability, (v) a Participant’s furlough by the Company or an Affiliate pursuant to, and during, which the Company or an Affiliate has not terminated the employment or service of the Participant, (vi) a temporary leave or other service cessation resulting from the impact of COVID-19 or other pandemic on the Company’s business for the period of time the Participant’s position remains open for his or her return, or (vii) a Participant’s leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, if any such leave exceeds ninety (90) days, and the Participant’s reemployment upon expiration of such leave is not guaranteed by statute or contract, then on the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Status as a Participant shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(k) “Deferred Stock Unit” means a right granted to a Participant under Article 10 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(l) “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(m) “Dividend Equivalent” means a right granted to a Participant under Article 11.

(n) “Effective Date” has the meaning assigned such term in Section 3.1.

(o) “Eligible Participant” means an employee, officer, consultant or director of the Company or any Affiliate.

(p) “Exchange” means the New York Stock Exchange or any national securities exchange on which the Stock may from time to time be listed or traded.

(q) “Fair Market Value” means, on any date, (i) if the Stock is listed on an Exchange, the closing sales price on the principal such Exchange on such date or, in the absence of reported sales on such date, the closing price on the immediately preceding date on which sales were reported, (ii) if the Stock is not listed on an Exchange, the mean between the bid and offered prices of the Stock as quoted by the applicable interdealer quotation system for such date, or (iii) fair market value as determined by such other method as the Committee determines in good faith to be reasonable.

(r) “Full-Value Award” means any Award other than an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

Roper Technologies, Inc. 2026 Proxy Statement	B-1-3

(s) “GAAP” means Generally Accepted Accounting Principles applicable to public companies in the United States for financial reporting purposes.

(t) “Good Reason” has the meaning assigned such term in an employment, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in any such document, the term “Good Reason” as used herein shall not apply to a particular Award.

(u) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the Award grant shall be provided to the Participant within a reasonable time after the Grant Date.

(v) “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto, and which is designated as an Incentive Stock Option in the applicable Award Certificate.

(w) “Independent Directors” means those members of the Board who qualify at any given time as an “independent director” under the applicable rules of each Exchange on which the Stock is listed.

(x) “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(y) “Non-Exempt Deferred Compensation” has the meaning set forth in Section 16.4(b).

(z) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(aa) “Option” means a right granted to a Participant under Article 7 to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(bb) “Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(cc) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(dd) “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(ee) “Performance Award” means an Award granted pursuant to Article 9.

(ff) “Performance Goals” has the meaning set forth in Section 9.2.

(gg) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(hh) “Prior Plan” means the Roper Technologies, Inc. 2016 Incentive Plan.

(ii) “Required Delay Period” has the meaning set forth in Section 16.4(d).

(jj) “Restricted Stock” means an Award of Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(kk) “Restricted Stock Unit” means the right granted in an Award to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions that lapse at the end of a specified period or periods.

(ll) “Retirement” means a Participant’s voluntary termination of employment with the Company or an Affiliate after attaining any normal or early retirement age specified in any pension, profit sharing or deferred compensation plan, in which the Participant participates at the time of such termination of employment, sponsored by the Company, or, in the event of the inapplicability thereof with respect to the Participant in

B-1-4	Roper Technologies, Inc. 2026 Proxy Statement

question and except as otherwise determined by the Committee, after attaining age sixty-two (62) with at least eight (8) years of service with the Company or its Affiliates.

(mm) “Shares” means shares of Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 14), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

(nn) “Specified Employee” has the meaning set forth in Section 16.4(d).

(oo) “Stock” means the $0.01 par value Common Stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

(pp) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment (in cash or Stock) equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(qq) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(rr) “Substitute Award” is an Award granted pursuant to Section 13.9.

(ss) “Ten Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries, within the meaning of Section 422(b)(6) of the Code. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

(tt) “Unrestricted Stock” means an Award of Stock to a Participant under Article 10 that is free of any restrictions relating to service and/or performance.

(uu) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(vv) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1 EFFECTIVE DATE. The Plan first became effective on June 14, 2021, the date that it was approved by the shareholders of the Company (the “Effective Date”).

3.2 TERMINATION OF PLAN. The Plan shall terminate on the tenth (10th) anniversary of the Effective Date unless earlier terminated as provided herein. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

ARTICLE 4

ADMINISTRATION

4.1 COMMITTEE. The Plan shall be administered by a committee appointed by the Board (“Committee”) consisting of two or more Independent Directors or, at the discretion of the Board from time to time, the Plan may be administered by the Board. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control. Notwithstanding the foregoing, grants of Awards to

Roper Technologies, Inc. 2026 Proxy Statement	B-1-5

Non-Employee Directors under the Plan shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time that is approved and administered by a committee of the Board consisting solely of Independent Directors and is in accordance with Section 5.4(b) hereof.

4.2 ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties and shall be given the maximum deference permitted by applicable law. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3 AUTHORITY OF COMMITTEE. Except as provided herein, the Committee has the exclusive power, authority and discretion to:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e) Determine the terms and conditions of any Award granted under the Plan;

(f) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(i) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(j) Amend the Plan or any Award Certificate as provided herein;

(k) Correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan; and

(l) Consistent with the provisions of Section 16.17, adopt such modifications, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing:

(1) The Board or the Committee may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company (a “Special Committee”), the authority, within specified parameters, to (i) designate officers, employees and/or consultants of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to a Special Committee may not be made with respect to the grant of Awards to Eligible Participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who are members of the Special Committee to whom authority to grant Awards has been delegated hereunder; provided further, that any such delegation shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any Exchange on which the

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Shares are listed, quoted or traded. The acts of such Special Committee shall be treated hereunder as acts of the Board and such Special Committee shall report regularly to the Board and the Committee regarding the delegated duties and responsibilities and any Awards so granted.

(2) The Board may from time to time reserve to the Independent Directors (or any subset thereof), as a group, any or all of the authority and responsibility of the Committee under the Plan. To the extent and during such time as the Board has so reserved any authority and responsibility, the Independent Directors shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.3) shall include the Independent Directors. To the extent any action of the Independent Directors under the Plan made within such authority conflicts with actions taken by the Committee, the actions of the Independent Directors shall control.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1 NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan from the Effective Date shall be (i) 7,078,000 (ii) plus the number of Shares (not to exceed 2,181,479) remaining available for issuance under the Prior Plan but not subject to outstanding awards as of the Effective Date, plus (iii) the number of additional Shares underlying awards outstanding under the Prior Plan as of the Effective Date (not to exceed 3,631,647) that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason after the Effective Date, plus (iv) 14,150,000 approved by Company shareholders on May 19, 2026. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be the sum of the number of Shares in (i), (ii), (iii) and (iv) of the foregoing sentence. From and after the Effective Date, no further awards shall be granted under the Prior Plan.

5.2 SHARE COUNTING.

(a) Awards of Options and Stock Appreciation Rights shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 1.0 Share for each Share covered by such Awards, and Full-Value Awards shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 3.0 Shares for each Share covered by such Awards.

(b) The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of the Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(c) Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than any lesser number based on the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(d) Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a Participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

(e) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award (based on the number set forth in clause (a)) will again be available for issuance pursuant to Awards granted under the Plan.

(f) Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

(g) Substitute Awards granted pursuant to Section 13.9 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

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(h) Subject to applicable Exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3 SOURCES OF STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4 LIMITATION ON INDIVIDUAL AWARDS.

(a) Awards to Eligible Participants Other Than Non-Employee Directors. No Eligible Participant (other than Non-Employee Directors, who are subject to separate limitations in Section 5.4(b)) may be granted any Award or Awards denominated in Shares, for more than 450,000 Shares (subject to adjustment as provided in Section 14.1) in the aggregate in any calendar year.

(b) Non-Employee Director Awards. Notwithstanding any provision in the Plan to the contrary, the maximum aggregate value of Stock-Based and Cash-Based Awards granted under the Plan to any one Non-Employee Director during any calendar year, taken together with any cash fees paid by the Company to such Non-Employee Director during such calendar year for service on the Board, shall not exceed $750,000 in value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, however, that with respect to the first calendar year during which such a Non-Employee Director serves on the Board (or, in the event such Non-Employee Director does not receive any Awards during such first calendar year, the second calendar year during which such a Non-Employee Director serves on the Board), such maximum total value shall instead be $1,500,000.

5.5 MINIMUM VESTING REQUIREMENTS FOR AWARDS. Except in the case of Substitute Awards granted pursuant to Section 13.9 and subject to the following sentence, any Awards granted under the Plan to an Eligible Participant shall not vest less than one (1) year following the Grant Date. Notwithstanding the foregoing, (i) the Committee may permit and authorize acceleration of vesting of Awards in the event of the Participant’s death or Disability or upon, or in connection with Participant’s termination of service following a Change in Control; and (ii) the Committee may grant Awards without respect to the above-described minimum vesting requirements, or may permit and authorize acceleration of vesting of Awards otherwise subject to the above-described minimum vesting requirements, with respect to Awards covering five percent (5%) or fewer of the total number of Shares authorized under Section 5.1.

ARTICLE 6

ELIGIBILITY

6.1 GENERAL. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted to only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A. By accepting an Award, a Participant agrees that the Award is subject to the terms and conditions of the Plan and the Award Certificate.

ARTICLE 7

STOCK OPTIONS

7.1 GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a Substitute Award pursuant to Section 13.9) shall not be less than the Fair Market Value as of the Grant Date.

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(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(c) Exercise Term. In no event may any Option be exercisable for more than ten (10) years from the Grant Date.

(d) Method of Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (v) any other “cashless exercise” arrangement.

(e) Prohibition on Repricing and Reloads. Except as otherwise required pursuant to Section 14.1, without the prior approval of the shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for an Option, SAR or other Award with an exercise, base or purchase price that is less than the exercise price of the original Option or for a Full-Value Award, (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the then-current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option, and (iv) Options shall not contain any provision entitling a Participant to the automatic grant of additional Options in connection with the exercise of the original Option.

(f) No Obligation to Exercise Options; No Right to Notice of Expiration Date. An Award of an Option imposes no obligation upon the Participant to exercise the Option. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which an Option is no longer exercisable except in the Award Certificate.

7.2 INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code, including the following (and if all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option):

(a) in the event that a Participant is a Ten Percent Shareholder, the exercise price of an Option granted to such Participant that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

(b) in the event that the Participant is a Ten Percent Shareholder, an Option granted to such Participant that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date.

(c) any Award of an Incentive Stock Option must be made prior to the ten (10) year anniversary of the Effective Date.

(d) the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or Parent or a Subsidiary shall not exceed one hundred thousand dollars ($100,000).

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1 GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a) Base Price. The base price per Share under a Stock Appreciation Right shall be determined by the Committee, provided that the base price for any Stock Appreciation Right (other than a Stock Appreciation Right issued as a Substitute Award pursuant to Section 13.9) shall not be less than the Fair Market Value as of the Grant Date.

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(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part.

(c) Exercise Term. In no event may any Stock Appreciation Right be exercisable for more than ten (10) years from the Grant Date.

(d) Other Terms. All Stock Appreciation Rights shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.

(e) Prohibition on Repricing. Except as otherwise required pursuant to Section 14.1, without the prior approval of the shareholders of the Company: (i) the base price of a Stock Appreciation Right may not be reduced, directly or indirectly (ii) a Stock Appreciation Right may not be cancelled in exchange for an Option, SAR or other Award with an exercise, base or purchase price that is less than the base price of the original Stock Appreciation Right or for a Full-Value Award, and (iii) the Company may not repurchase a Stock Appreciation Right for value (in cash or otherwise) from a Participant if the then-current Fair Market Value of the Shares underlying the Stock Appreciation Right is lower than the base price per share of the Stock Appreciation Right.

(f) No Obligation to Exercise; No Right to Notice of Expiration Date. An Award of a Stock Appreciation Right imposes no obligation upon the Participant to exercise the Stock Appreciation Right. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which a Stock Appreciation Right is no longer exercisable except in the Award Certificate.

ARTICLE 9

PERFORMANCE AWARDS

9.1 GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including Cash-Based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as “Performance Awards.” The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

9.2 PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected and approved by the Committee (“Performance Goals”) which may include, but are not limited to, (i) GAAP and adjusted-GAAP financial measures, (ii) strategic measures, (iii) sustainability measures, (iv) individual performance measures, and (v) operational measures, and which are measures over a Committee-approved performance period. Such Performance Goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render Performance Goals to be unsuitable, the Committee may modify such Performance Goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the Performance Goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the Performance Goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial Performance Goals and performance period, or (ii) make a cash payment to the Participant in an amount determined by the Committee.

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ARTICLE 10

RESTRICTED STOCK, UNRESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS

10.1 GRANT OF RESTRICTED STOCK, UNRESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Unrestricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Unrestricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

10.2 ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided herein or in an Award Certificate or any special Plan document governing an Award, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, and the Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units or Deferred Stock Units. Unless otherwise provided in the applicable Award Certificate, Awards of Restricted Stock will be entitled to full dividend rights and any dividends paid thereon will be paid or distributed to the holder no later than the end of the calendar year in which the dividends are paid to shareholders or, if later, the fifteenth (15th) day of the third (3rd) month following the date the dividends are paid to shareholders. In no event shall dividends with respect to an Award of Restricted Stock or Restricted Stock Units that is subject to performance-based conditions be paid or distributed unless and until the performance-based conditions are met.

10.3 FORFEITURE. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

10.4 DELIVERY OF RESTRICTED STOCK AND UNRESTRICTED STOCK. Shares of Restricted Stock and Unrestricted Stock shall be delivered to the Participant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock and Unrestricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock and Unrestricted Stock.

ARTICLE 11

DIVIDEND EQUIVALENTS

11.1 GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, which shall be subject to the same vesting provisions as provided for the host Award; (ii) will be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant; or (iii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed

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no later than the fifteenth (15th) day of the third (3rd) month following the later of (A) the calendar year in which the corresponding dividends were paid to Company shareholders, or (B) the first (1st) calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture). In no event shall Dividend Equivalents with respect to a Performance Award be paid or distributed until the performance-based conditions of the Performance Award are met.

ARTICLE 12

OTHER STOCK-BASED AWARDS;CASH-BASED AWARDS

12.1 OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plans, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards which shall be subject to the terms of the Plan.

12.2 CASH-BASED AWARDS. Subject to the terms and conditions of the Plan, the Committee is authorized to grant to Participants Cash-Based Awards in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion; provided, however, that Cash-Based Awards shall only be settled in cash. Each Cash-Based Award shall be evidenced by an Award Certificate that shall specify the payment amount or payment range, the time and form of payment, and the other terms and conditions, as applicable, of such Award which may include, without limitation, Performance Goals and that the Cash-Based Award is a Performance Award, under Article 9.

ARTICLE 13

PROVISIONS APPLICABLE TO AWARDS

13.1 AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

13.2 FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

13.3 LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant by the Committee, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

13.4 BENEFICIARIES. Notwithstanding Section 13.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death by filing a beneficiary designation form, in such form as

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determined or accepted by the Committee, with the Company. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment of an Award shall be made in accordance with applicable law. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time prior to the Participant’s death provided the change or revocation is filed with the Company.

13.5 STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any Exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

13.6 ACCELERATION UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the termination of a person’s Continuous Status as a Participant by reason of death or Disability, (i) all of such Participant’s outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all of such Participant’s outstanding Performance Awards shall be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a pro rata payout to the Participant or his or her estate within thirty (30) days following the date of termination (unless a later date is required by Section 16.4 hereof) based upon the length of time within the performance period that has elapsed prior to the date of termination. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.7 EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 13.7 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a) Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all outstanding Performance Awards shall be deemed to have been fully earned as of the date of the Change in Control based upon an assumed achievement of all relevant Performance Goals at the “target” level as provided in the applicable Award Agreement and, subject to Section 16.4, there shall be a pro rata payout to Participants within thirty (30) days following the date of the Change in Control (unless a later date is required by Section 16.4 hereof) based upon the length of time within the performance period that has elapsed prior to the date of the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b) Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two (2) years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or (subject to the following sentence) the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout opportunities attainable under all of such Participant’s outstanding Performance Awards shall be earned based on actual performance through the end of the performance period, and there shall be a pro rata payout to the Participant or his or her estate within thirty (30) days after the amount earned has been determined (unless a later date is required by Section 16.4 hereof) based upon the length of time within the performance period that has elapsed prior to the date of termination. With regard to each Award, a Participant shall not be considered to have resigned for Good

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Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.8 EFFECT OF ACCELERATION. If an Award is accelerated under Section 13.6 or 13.7, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.9 SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation (“Substitute Awards”). The Committee may direct that the Substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

13.10 FORFEITURE, CLAWBACK, RECOUPMENT EVENTS. Awards under the Plan shall be subject to any compensation forfeiture, clawback or recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for Cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

ARTICLE 14

CHANGES IN CAPITAL STRUCTURE

14.1 MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Sections 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

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14.2 DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and, if applicable, exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised (provided that Participants shall be provided with advance written notice of any such exercise period), (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction (or the per-shares transaction price), over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

14.3 GENERAL. Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 15

AMENDMENT, MODIFICATION AND TERMINATION

15.1 AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that any amendment or modification to the Plan shall be subject to shareholder approval if such amendment or modification would (i) increase the number of Shares available under the Plan, (ii) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, or (iii) be an amendment to permit a direct or indirect repricing prohibited pursuant to Section 7.1 or 8.1; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (x) to comply with the listing or other requirements of an Exchange, or (y) to satisfy any other tax, securities or other applicable laws, policies or regulations. Notwithstanding any other provision of the Plan or any Award Certificate to the contrary, the Committee may, in its sole discretion and without the consent of any Participant, amend the Plan or any Award Certificate, to take effect retroactively or otherwise, as the Committee deems necessary or advisable in order (aa) to correct errors occurring in connection with the grant or documentation of an Award (including, without limitation, the rescission of an Award erroneously granted) or (bb) for the Company, the Plan, an Award or an Award Certificate to satisfy or conform to any applicable present or future law, regulation or rule or to meet the requirements of any accounting standard.

15.2 AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b) The original term of an Option or SAR may not be extended without the prior approval of the shareholders of the Company;

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(c) All Options and SARs shall be subject to the prohibitions on repricing set forth in Sections 7.1 and 8.1; and

(d) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

15.3 COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 16

GENERAL PROVISIONS

16.1 NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

16.2 NO SHAREHOLDER RIGHTS. No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

16.3 WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an applicable Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan or an Award. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee, at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax purposes (or such greater amount up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify the Award for equity classification), all in accordance with such procedures as the Committee establishes.

16.4 SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a) General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers, nor the Committee, (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b) Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be

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payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason the occurrence of a Change in Control or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable, and/or such different form of payment will not be effected, to the Participant by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-Code Section 409A-conforming event.

(c) Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d) Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six- (6-) month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first (1st) day of the seventh (7th) month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”) and (ii) , the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six- (6-) month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or the Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(e) Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f) Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such sixty- (60-) day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (d) above, (i) if such sixty- (60-) day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such sixty- (60-) day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second (2nd) such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first (1st) such calendar year included within such sixty- (60-) day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

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(g) Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).

16.5 NO RIGHT TO CONTINUED SERVICE. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

16.6 UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

16.7 RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

16.8 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

16.9 TITLES AND HEADINGS. The titles and headings of the Plan’s articles and sections are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.10 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.11 FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

16.12 GOVERNMENT AND OTHER REGULATIONS.

(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or

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applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

16.13 GOVERNING LAW; CHOICE OF FORUM. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws. The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery, over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any Award Certificate between the Company and Participant, any aspect of the Participant’s Award Certificate. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated in this Section 16.13 has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 16.13.

16.14 NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

16.15 SEVERABILITY. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

16.16 INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.17 FOREIGN JURISDICTIONS. Awards granted to Participants who are foreign nationals or who are employed by the Company or an Affiliate outside of the United States may have such terms and conditions different from those specified in the Plan and such additional terms and conditions as the Committee, in its sole discretion, determines to be necessary, appropriate or advisable to fairly accommodate for differences in local law, tax policy or custom or to facilitate administration of the Plan. The Committee may approve such sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or advisable, without thereby affecting the terms of the Plan as in effect for any other purpose. Any such special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s shareholders.

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APPENDIX C

ROPER TECHNOLOGIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective July 1, 2026)

Effective July 1, 2026, this document amends and restates in its entirety the Roper Technologies, Inc. Employee Stock Purchase Plan previously adopted by the shareholders of the Company on March 17, 2000, and subsequently amended by the Board of Directors of the Company.

1. Purpose. The purpose of the Roper Technologies, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide employees of the subsidiaries of Roper Technologies, Inc. (formerly known as Roper Industries, Inc.) (the “Company”) with an opportunity to participate in the benefit of stock ownership and to acquire an interest in the Company through the purchase of common stock, $.01 par value per share, of the Company (the “Common Stock”). The Company intends the Plan to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

2. Definitions.

(a) “Compensation” means the base pay (including overtime), commissions and bonus amounts paid in cash to an Employee by a Plan Sponsor with respect to an Offering Period (defined below). Notwithstanding the foregoing, the Company, in its sole discretion, may determine to exclude bonuses and commissions from Compensation for any given Offering Period, provided that any such determination shall apply consistently to all Employees who are granted purchase rights for such Offering Period.

(b) “Employee” shall mean any person, including an officer, who is customarily employed for more than twenty (20) hours per week and for more than five (5) months during any calendar year, and who is having payroll taxes withheld from his/her Compensation on a regular basis, by a Plan Sponsor.

(c) “Plan Sponsor” means the Company and any Subsidiary which adopts the Plan with the approval of the Company or which is otherwise designated by the Company as a Plan Sponsor.

(d) “Plan Administrator” has the meaning set forth in Paragraph 12.

(e) “Subsidiary” means an entity which may be treated as a “subsidiary corporation” within the meaning of Code Section 424(f).

3. Eligibility.

(a) Any Employee who has been employed by a Plan Sponsor before the Beginning Date (defined below) of an Offering Period (defined below) shall be eligible to participate in the Plan for that Offering Period.

(b) No Employee shall be granted purchase rights if, immediately after the grant, that Employee would own shares or hold outstanding rights to purchase shares, or both, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiaries, taking into account the rules of Section 424(d) of the Code with regard to the attribution of stock ownership as stock owned by the Employee.

(c) An Employee shall cease to be an active participant in the Plan upon the earliest to occur of:

(i)	the date of a withdrawal under Paragraph 10(a) or (b) below; or

(ii)	the date of a termination of employment from all Plan Sponsors.

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4. Offering Period. “Offering Period” shall mean every other calendar quarter beginning with the calendar quarter commencing January 1 of each calendar year and every other calendar quarter thereafter until the Plan is otherwise amended or terminated. The Plan Administrator may change the duration of future Offering Periods (subject to a maximum Offering Period duration of twenty-seven (27) months) and/or the start and end dates of future Offering Periods. Each Offering Period will begin on the first day of that Offering Period (the “Beginning Date”) and end on the last day of that Offering Period (the “Exercise Date”).

5. Participation. The Company will make available to each eligible Employee (which may be accomplished through notice of a registration website) an authorization notice as prescribed by the Plan Administrator (the “Authorization”) which must be completed to effect his or her right to commence participation in the Plan. An eligible Employee may become a participant for an Offering Period by completing the Authorization and delivering same to the Company (which may be accomplished through a registration website made available by or on behalf of the Plan Sponsor) at least one (1) day (or such earlier date specified by the Plan Administrator and communicated to participants in advance of an applicable Offering Period) prior to the appropriate Beginning Date. All Employees granted purchase rights under the Plan shall have the same rights and privileges, except that the amount of Common Stock which may be purchased under such rights may vary in a uniform manner according to Compensation.

A participant will be deemed to have elected to participate in each subsequent Offering Period following his or her initial election to participate in the Plan, unless (i) a written withdrawal notice is delivered to the Plan Administrator (which may be accomplished through electing such on a website made available by or on behalf of the Plan Sponsor) at least one (1) week (or such earlier date specified by the Plan Administrator and communicated to participants in advance of an applicable Offering Period) prior to the Beginning Date of an immediately succeeding Offering Period for which the participant desires to withdraw from participation and (ii) provides other information in accordance with the procedures designated by the Plan Administrator.

A participant who has elected not to participate in an Offering Period may resume participation in the same manner and pursuant to the same rules as any eligible Employee making an initial election to participate in the Plan.

6. Method of Payment. A participant may contribute to the Plan through payroll deductions, as follows:

(a) A participant shall elect on the Authorization to have deductions made as payroll deductions from the participant’s Compensation for the Offering Period at a rate expressed as a percentage of Compensation in whole number increments which is at least one percent (1%), but not in excess of fifteen percent (15%), of the participant’s Compensation.

(b) All payroll deductions made for a participant shall be credited to the participant’s account under the Plan. All payroll deductions made from participants’ Compensation shall, except to the extent prohibited by applicable law, be commingled with the general assets of the Company and no separate fund shall be established. Participants’ accounts are solely for bookkeeping purposes and the Company shall not be obligated to pay interest on any payroll deductions credited to participants’ accounts.

(c) A participant may not alter the rate of payroll deductions during the Offering Period; however, an existing participant may change the rate of payroll deductions effective for the immediately succeeding Offering Period by filing a revised Authorization within the same deadline as applies to new participants for that Offering Period.

(d) Dividends paid on shares of Common Stock for the benefit of a participant shall be credited to the participant’s brokerage account.

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7. Granting of Purchase Rights.

(a) As of the first day of each Offering Period, a participant shall be granted purchase rights for a number of shares of Common Stock or fraction thereof, subject to the adjustments provided for in Paragraph 11(a) below, determined according to the following procedure:

Step 1 - Determine the amount of the participant’s payroll deduction during the Offering Period;

Step 2 - Determine the amount which represents the Purchase Price (as defined below); and

Step 3 - Divide the amount determined in Step 1 by the amount determined in Step 2.

(b) For each Offering Period, the purchase price of shares of Common Stock to be purchased as provided in Paragraph 8 with a participant’s payroll deductions (the “Purchase Price”) shall be the lower of (i) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Beginning Date, and (ii) eight-five percent (85%) of the price of the fair market value of a share of Common stock on the Exercise Date.

(c) Notwithstanding the foregoing, as required by Code Section 423(b)(8), no participant shall be granted purchase rights which permit that participant to purchase shares under all employee purchase plans of the Company and its Subsidiaries at a rate which exceeds twenty-five thousand dollars ($25,000) of the fair market value of the shares of Common Stock (determined as of the Beginning Date of each Offering Period, where applicable pursuant to Paragraph 7(d)) for each calendar year in which such rights are outstanding at any time.

(d) For purposes of this Paragraph 7, the fair market value of a share of Common Stock on the Beginning Date and the Exercise Date shall be determined as follows: (i) if the Common Stock is traded on a national securities exchange, the closing sale price on the principal such national securities exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported; (ii) if the Common Stock is not traded on any such exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Common Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, fair market value will be determined by such other method as the Plan Administrator determines in good faith to be reasonable and in compliance with Code Section 409A.

8. Exercise of Purchase Rights. Unless a timely withdrawal has been effected pursuant to Paragraph 10 below, a participant’s rights for the purchase of shares of Common Stock during an Offering Period will be automatically exercised on the Exercise Date (or the immediately preceding date, where applicable pursuant to Paragraph 7(d)) for that Offering Period for the purchase of the maximum number of full and fractional shares which the payroll deductions credited to the participant’s account on that Exercise Date can purchase at the Purchase Price. The applicable Plan Sponsor may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance contributions which may be required under applicable law, including the withholding of such taxes from other compensation payable to the participant. Each participant, however, shall be responsible for the payment of all individual tax and social insurance contribution liabilities under the Plan.

9. Delivery. As soon as administratively feasible after the end of each Exercise Date, the Company shall deliver the shares of Common Stock purchased upon the exercise of the purchase rights to the participant’s brokerage account. If required by the Plan Administrator, a participant shall not be allowed to sell, assign, pledge or otherwise transfer any shares of Common Stock purchased by him or her under the Plan until the expiration of (i) the period commencing on the applicable Beginning Date and ending two (2) years later, and (ii) one (1) year after the applicable Exercise Date (the “Applicable Restriction Period”), except as contemplated by Paragraph 13 upon the death of a participant. Once any Applicable Restriction Period has expired, a participant may elect at any time thereafter to sell, assign, pledge or otherwise transfer any shares of Common Stock purchased by him or her under the Plan. Each participant shall give the Company prompt written notice of any disposition or transfer of the shares of Common Stock acquired under the plan.

A participant may not direct the Plan Administrator to sell any shares of Common Stock credited to his or her account, regardless of whether such shares are otherwise immediately deliverable to him or her. The cost of any disposition of shares of Common Stock acquired through participation in the Plan shall be the sole responsibility of the participant.

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10. Withdrawal.

(a) A participant will be deemed to have elected to participate in each subsequent Offering Period following his or her initial election to participate in the Plan, unless (i) a written withdrawal notice is delivered to the Plan Administrator (which may be done in writing or through a website to whom participant is directed by the Plan Administrator) at least one (1) week (or such other earlier date specified by the Plan Administrator and communicated to participants in advance of an applicable Offering Period) prior to the Beginning Date of an immediately succeeding Offering Period for which the participant desires to withdraw from the Plan, and (ii) the participant provides any other information in accordance with the procedures designated by the Plan Administrator.

(b) A participant whose employment terminates for any reason (including, but not limited to, retirement or death) during an Offering Period and prior to the Exercise Date of such Offering Period will be deemed to have withdrawn from the Plan effective immediately upon the date of such termination of employment.

(c) Upon the withdrawal of a participant from the Plan under the terms of this Paragraph 10 during an Offering Period, the participant’s unexercised purchase rights under this Plan shall immediately terminate, and no further shares of Common Stock will be purchased under the Plan for the Offering Period in which timely notice of withdrawal is provided (or in which the participant’s employment terminates, as applicable) or for any succeeding Offering Period, except as provided pursuant to Paragraph 10(e).

(d) In the event a participant withdraws or is deemed to have withdrawn from the Plan under this Paragraph 10, all payroll deductions credited to the participant’s account will be paid to the participant as soon as administratively feasible, unless, if applicable, such an inactive participant becomes an active participant again prior to the distribution of his or her cash account. Any shares of Common Stock purchased on behalf of such a participant (rounded down to the nearest whole share), plus a cash amount equal to the fair market value of any fractional share, will be delivered to the participant’s brokerage account at the end of the expiration of the Applicable Restriction Period, unless, if applicable, such an inactive participant becomes an active participant again prior to the distribution of such shares. In the event of the participant’s death, all payroll deductions, dividends, shares of Common Stock and fractional share payments shall be paid to the Participant’s beneficiary, estate or other party as provided in Paragraph 13 below.

(e) A participant who has elected to withdraw from the Plan may resume participation in the same manner and pursuant to the same rules as any eligible Employee making an initial election to participate in the Plan.

11. Stock.

(a) The maximum aggregate number of shares of Common Stock to be sold to participants under the Plan shall be two million (2,000,000) shares, subject to further adjustment upon changes in capitalization of the Company as provided in Paragraph 15 below. The shares of Common Stock to be sold to participants under the Plan, may, at the election of the Company, include treasury shares, shares originally issued for such purpose, or shares purchased in the open market. If the total number of shares of Common Stock then available under the Plan for which purchase rights are to be exercised in accordance with Paragraph 8 exceeds the number of such shares then available under the Plan, the Company shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. If purchase rights expire or terminate for any reason without being exercised in full, the unpurchased shares subject to the rights shall again be available for the purposes of the Plan.

(b) A participant will have no interest in shares of Common Stock covered by his or her purchase rights until such rights have been exercised.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant, or, if the participant so directs, by written notice to the Plan Administrator prior to the Exercise Date, in the names of the participant and one (1) other person designated by the participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

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12. Administration. The Plan shall be administered by the Company (the “Plan Administrator”). The Plan Administrator shall be vested with full authority to make, administer and interpret the Plan and such rules and regulations as it deems necessary to administer the Plan, and any determination or action of the Plan Administrator in connection with the interpretation or administration of the Plan shall be final and binding upon all participants and any and all persons claiming under or through any participant.

13. Designation of Beneficiary.

(a) A participant may file with the Plan Administrator a written designation of a beneficiary who is to receive any cash to his or her credit under the Plan in the event of the participant’s death before an Exercise Date, or any shares of Common Stock and cash to his or her credit under the Plan in the event of the participant’s death on or after an Exercise Date but prior to the delivery of such shares and cash. A beneficiary may be changed by the participant at any time by notice in writing to the Plan Administrator.

(b) Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the time of the participant’s death of a beneficiary designated by the participant in accordance with the immediately preceding Subparagraph, the Company shall deliver such shares of Common Stock or cash, or both, to the beneficiary. In the event a participant dies and is not survived by a then living or in existence beneficiary designated by him in accordance with the immediately preceding Subparagraph, the Company shall deliver such shares or cash, or both, to the personal representative of the estate of the deceased participant. If to the knowledge of the Company no personal representative has been appointed within ninety (90) days following the date of the participant’s death, the Company, in its discretion, may deliver such shares or cash, or both, to the surviving spouse of the deceased participant, or to any one or more dependents or relatives of the deceased participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) No designated beneficiary shall, prior to the death of the participant by whom the beneficiary has been designated, acquire any interest in the shares of Common Stock or cash credited to the participant under the Plan.

14. Transferability. Neither payroll deductions nor any rights with regard to the exercise of purchase rights or rights to receive any shares or cash under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Any attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 10 above.

15. Adjustments Upon Changes in Capitalization. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, reclassification, stock split, combination of shares or dividend payable in shares of Common Stock, an appropriate adjustment shall automatically be made to the number and kind of shares available for the granting of purchase rights, or as to which outstanding purchase rights shall be exercisable, and to the Purchase Price.

Subject to any required action by the shareholders, if the Company shall be a party to any reorganization involving merger or consolidation with respect to which the Company will not be the surviving entity or acquisition of substantially all of the stock or assets of the Company, the Plan Administrator in its discretion (a) may declare the Plan’s termination in the same manner as if the Board of Directors of the Company had terminated the Plan pursuant to Paragraph 16 below, or (b) may declare that any purchase rights granted hereunder shall pertain to and apply with appropriate adjustment as determined by the Plan Administrator to the securities of the resulting or acquiring corporation to which a holder of the number of shares of Common Stock subject to such rights would have been entitled in such transaction.

Any issuance by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Purchase Price of shares of Common Stock subject to any purchase rights except as specifically provided otherwise in this Paragraph 15. The grant of purchase rights pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or

Roper Technologies, Inc. 2026 Proxy Statement	C-5

changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

16. Amendment or Termination.

(a) The Board of Directors of the Company may at any time terminate or amend the Plan. The cash balances dividends and shares of Common Stock (rounded down to the nearest whole share), plus a cash amount equal to the fair market value of any fractional share, credited to participants’ accounts as of the date of any Plan termination shall be delivered to those participants as soon as administratively feasible following the effective date of the Plan’s termination.

(b) Prior approval of the shareholders shall be required with respect to any amendment that would require the sale of more shares than are authorized under Paragraph 11 of the Plan.

(c) Where prior approval of the shareholders of the Company shall be required with respect to a proposed Plan amendment under applicable federal, state or local law, the Company shall obtain such approval prior to the effective date of any such amendment.

17. Notices. All notices or other communications by a participant to the Plan Administrator under or in connection with the Plan shall be deemed to have been duly given when received by the Secretary of the Company or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18. No Contract. This Plan shall not be deemed to constitute a contract between the Company or any Subsidiary and any eligible Employee or to be a consideration or an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee at any time regardless of the effect which such discharge shall have upon him or her or as a participant of the Plan.

19. Waiver. No liability whatever shall attach to or be incurred by any past present or future shareholders, officers or directors, as such, of the Company or any Subsidiary, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied, and any and all liabilities of, and any and all rights and claims against, the Company or any Subsidiary, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every eligible Employee as a part of the consideration for any benefits by the Company under this Plan.

20. Securities Law Restrictions. Shares of Common Stock shall not be issued under the Plan unless (a) the exercise of the related purchase right and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, and any rules and regulations promulgated pursuant to such laws and with the requirements of any stock exchange upon which the shares may then be listed; and (b) the express approval of counsel for the Company with respect to such compliance is first obtained. The Company reserves the right to place an appropriate legend on any certificate representing shares of Common Stock issuable under the Plan with any such legend reflecting restrictions on the transfer of the shares as may be necessary to assure the availability of applicable exemptions under federal and state securities laws.

21. Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all eligible Employees who participate in the Plan shall have the same rights and privileges.

22. Withholding. To the extent required by applicable federal, state or local law, a participant is required to make arrangements satisfactory to the Company for the payment of any withholding or other tax obligations that arise in connection with the Plan.

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23. Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

24. Approval of Shareholders and Board of Directors. The Plan, as amended and restated effective July 1, 2026, was approved by the shareholders of the Company on May 19, 2026, which was within twelve (12) months after the adoption of the Plan by the Board of Directors of the Company on November 5, 2025.

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IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed effective as of the 1st day of July, 2026, but on the actual date below.

ROPER TECHNOLOGIES, INC.

By:	John K. Stipancich
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date:

C-8	Roper Technologies, Inc. 2026 Proxy Statement

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved styleIPC The undersigned hereby appoints Michael R. Peterson and John K. Stipancich (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Roper Technologies, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote (1) for the election of any person to the Board of Directors if any nominee named in the proxy statement becomes unable to serve or for good cause will not serve and (2) upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. If you hold shares in any Employee Stock Purchase Plan or 401(k) savings plan of the Company (the “Plans”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 11:59 PM, Eastern Time on May 14, 2026, or if no choice is specified, will be voted by an independent fiduciary. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this proxy card. This proxy is being solicited on behalf of the Board of Directors PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Roper Technologies, Inc. Annual Meeting of Shareholders For Shareholders of record as of March 23, 2026 Tuesday, May 19, 2026 10:00 AM, Eastern Time The Westin Sarasota, 100 Marina View Drive, Sarasota, Florida 34236 P.O. BOX 8016, CARY, NC 27512-9903 Internet: www.proxypush.com/ROP • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote Phone: 1-866-829-5176 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 10:00 AM, Eastern Time, May 19, 2026. Have your ballot ready and please use one of the methods below for easy voting: Your vote matters! Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Roper technologies

Roper Technologies, Inc. Annual Meeting of Shareholders Please make your marks like this: PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of nine director nominees for a one-year term FOR AGAINST ABSTAIN 1.01 Shellye L. Archambeau #P2# #P2# #P2# FOR 1.02 Amy Woods Brinkley #P3# #P3# #P3# FOR 1.03 Irene M. Esteves #P4# #P4# #P4# FOR 1.04 L. Neil Hunn #P5# #P5# #P5# FOR 1.05 Robert D. Johnson #P6# #P6# #P6# FOR 1.06 Thomas P. Joyce, Jr. #P7# #P7# #P7# FOR 1.07 John F. Murphy #P8# #P8# #P8# FOR 1.08 Laura G. Thatcher #P9# #P9# #P9# FOR 1.09 Richard F. Wallman #P10# #P10# #P10# FOR FOR AGAINST ABSTAIN 2. Advisory vote to approve the compensation of our named executive officers. #P11# #P11# #P11# FOR 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026. #P12# #P12# #P12# FOR 4. Approval of an Amendment to the Roper Technologies, Inc. 2021 Incentive Plan. #P13# #P13# #P13# FOR 5. Approval of the Amended and Restated Roper Technologies, Inc. Employee Stock Purchase Plan. #P14# #P14# #P14# FOR 6. Shareholder proposal regarding a strategic review of a proposed spin-off of the Application Software and Network Software segments. #P15# #P15# #P15# AGAINST Proposal_Page - VIFL Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3, 4 AND 5 AGAINST ON PROPOSAL 6 roper technologies